Filed Pursuant to Rule 424(b)(3)
Registration No. 333-270449

PROSPECTUS
May 1, 2023
TIAA Real Estate Account
A tax-deferred variable annuity option offered by Teachers Insurance and Annuity Association of America (“TIAA”)
This prospectus tells you about the TIAA Real Estate Account, an investment option offered through individual and group variable annuity contracts issued by TIAA. Please read it carefully before investing and keep it for future reference. The TIAA Real Estate Account, which we refer to sometimes as “the Real Estate Account” or “the Account” in this prospectus, invests primarily in real estate and real estate–related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account’s assets.
The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account’s performance depends mainly on the value of the Account’s real estate and other real estate–related investments, the income generated by those investments and the Account’s expenses. The Account’s returns could go down if, for example, real estate values or rental and occupancy rates, or the value of real estate–related securities, decrease due to general economic conditions and/or a weak market for real estate generally. Property operating costs, costs associated with leverage on the Account’s properties, and government regulations, such as zoning or environmental laws, could also affect a property’s profitability. TIAA does not guarantee the investment performance of the Account, and you will bear the entire investment risk. For a detailed discussion of the specific risks of investing in the Account, see “Risk factors.”
We take deductions daily from the Account’s net assets for the Account’s operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current estimated annual expense deductions from the Account’s net assets over the next 12 months total 0.87%.
The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of non-profit and governmental institutions. TIAA currently offers the Real Estate Account under the following annuity contracts:
▪RAs and GRAs (Retirement Annuities and Group Retirement Annuities)
▪SRAs (Supplemental Retirement Annuities)
▪GSRAs (Group Supplemental Retirement Annuities)
▪Retirement Choice and Retirement Choice Plus Annuities
▪GAs (Group Annuities) and Institutionally Owned GSRAs
▪Traditional and Roth IRAs (Individual Retirement Annuities) including SEP IRAs (Simplified Employee Pension Plans)
▪Keoghs
▪ATRAs (After-Tax Retirement Annuities)
▪Real Estate Account Accumulation Contract

Note that certain of these contracts may not currently be available in your state. TIAA may also offer the Real Estate Account as an investment option under additional contracts, both at the individual and plan sponsor level, in the future.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the information in this prospectus. Any representation to the contrary is a criminal offense.
An investment in the Real Estate Account is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Table of contents

Prospectus summary	3	Restrictions on premiums and transfers to the Account	104
Summary Risk Factors	14	Market timing/excessive trading policy	106
Risk factors	17	When you are ready to receive annuity income	108
About the Account’s investments — In general	58	Calculating the number of annuity units payable	113
Direct investments in real estate	58	Illustrations of annuity payments	114
Liquid, fixed-income investments	61	Death benefits	116
Foreign real estate and other foreign investments	62	Taxes	119
General investment and operating policies	62	Minimum distribution requirements	121
Other real estate–related policies — Borrowing	64	General matters	128
Establishing and managing the Account — The role of TIAA	69	Voting rights	128
Liquidity guarantee	70	Distribution	130
Role of the independent fiduciary under the PTE	71	State regulation	130
Conflicts of interest	73	Legal matters	130
Summary of the Account’s properties	77	Experts	130
Valuing the Account’s assets	82	Additional information	131
Valuation Adjustments	87	Information from TIAA	132
Expense deductions	89	TIAA plan pricing	132
Certain relationships with TIAA	92	Employer plan fees	133
Legal proceedings	92	Financial statements	134
The contracts	93	Index to financial statements	134
How to transfer and withdraw your money	99	Appendix A — Management of TIAA	149
Systematic withdrawals and transfers	104	Appendix B — Special terms	152

Please see Appendix B for definitions of certain terms used in this prospectus.
The Real Estate Account securities offered by this prospectus are only being offered in those jurisdictions where it is legal to do so. No person may make any representation to you or give you any information about the offering that is not in the prospectus. If anyone provides you with information about the offering that is not in the prospectus, you should not rely on it.

Prospectus summary
TIAA Real Estate Account
You should read this summary together with the more detailed information regarding the Account, including the Account’s financial statements and related notes, appearing elsewhere in this prospectus. More information about the Account may be obtained by writing us at 730 Third Avenue, New York, NY 10017-3206, calling us at 877-518-9161 or visiting our website at www.tiaa.org.
About the TIAA Real Estate Account
The TIAA Real Estate Account (the “Account”) was established, under the laws of New York, in February 1995 as a separate account of Teachers Insurance and Annuity Association of America (“TIAA”) and interests in the Account were first offered to eligible individual investors in the Account (collectively, the “contract owners”) on October 2, 1995. The Account offers individual and group accumulating annuity contracts (with contributions made on a pre-tax or an after-tax basis), as well as individual lifetime and term-certain variable payout annuity contracts (including the payment of death benefits to beneficiaries). Investors are entitled to transfer funds to or from the Account under certain circumstances. Funds invested in the Account for each category of contract are expressed in terms of units, and unit values will fluctuate depending on the Account’s performance.
Investment objective
The Account seeks to generate favorable total returns primarily through the rental income and appreciation of a diversified portfolio of directly held, private real estate investments and real estate–related investments while offering investors guaranteed, daily liquidity.
Investment strategy
Real Estate–Related Investments. The Account intends to have between 75% and 85% of its net assets invested directly in real estate or real estate–related investments with the goal of producing favorable long-term returns primarily through rental income and appreciation. These investments may consist of:
•Direct ownership interests in domestic and foreign real estate;
•Direct ownership of real estate through interests in joint ventures;
•Indirect interests in real estate through real estate–related securities; such as
•private real estate limited partnerships and limited liability companies (collectively, “real estate funds”);
•real estate operating businesses;

TIAA Real Estate Account ■ Prospectus	3

•investments in equity or debt securities of domestic and foreign companies whose operations involve real estate (i.e., that primarily own, develop or manage real estate) which may not be real estate investment trusts (“REITs”);
•Domestic or foreign loans, including conventional commercial mortgage loans, participating mortgage loans, secured domestic and foreign mezzanine loans, subordinated loans and collateralized mortgage obligations, including commercial mortgage-backed securities (“CMBS”), collateralized mortgage obligations (“CMOs”), and other similar investments; and
•public and/or privately placed, domestic and foreign, registered and unregistered equity investments in REITs which investments may consist of registered or unregistered common or preferred stock interests.
The Account’s principal strategy is to purchase direct ownership interests in income-producing real estate, including the four primary sectors of industrial, multi-family, office, and retail, as well as alternative real estate sectors (defined as real estate outside of the four primary sectors noted above, including single family real estate). The Account targets holding between 65% and 85% of the Account’s net assets in such direct ownership interests.
In addition, the Account is authorized to hold up to 25% of its net assets in liquid real estate–related securities, including publicly traded REITs and CMBS. Management intends that the Account will not hold generally more than 10% of net assets in such securities on a long-term basis. As of December 31, 2022, the Account did not hold any publicly traded REITs or CMBS.
In making commercial real estate investments within the Account, TIAA seeks to make investments that are suitable from a financial perspective, taking into account the potential financial impacts associated with industry recognized environmental, social and governance (“ESG”) criteria to the extent that such criteria are reasonably expected to impact the financial performance of the investment and not to achieve a desired outcome or as an investment qualification or screen. Ultimately, the Account will make an investment decision that incorporates ESG criteria only to the extent that the criteria are reasonably expected to enhance our understanding of the investment’s ability to achieve desired returns for the Account.
TIAA believes awareness, and, as appropriate, implementation of standards that improve ESG criteria in commercial real estate holdings is beneficial to total long-term returns for the Account. Such criteria are described in more detail below under the sections entitled “About the Account’s investments — In general” and “Risk factors — Risks related to real estate investing.”
Liquid, Fixed-Income Investments. The Account will invest the remaining portion of its net assets (targeted to be between 15% and 25% of its net assets) in the following types of liquid, fixed-income investments;
•U.S. Treasury or U.S. Government agency securities;

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•Intermediate-term or long-term government related instruments, such as bond or other fixed-income securities issued by U.S. Government agencies, U.S. States or municipalities or U.S. Government-sponsored entities as well as foreign governments and their agencies (including those in emerging markets) and supranational or multinational organizations (e.g., European Union);
•Intermediate-term or long-term non-government related instruments, such as corporate debt securities, domestic or foreign mezzanine or other debt, and structured securities (e.g., unsecured debt obligations with a return linked to the performance of an underlying asset). Such structured securities may include asset-backed securities (“ABS”) issued by domestic or foreign entities, mortgage backed securities (“MBS”), residential mortgage backed securities (“RMBS”), debt securities of foreign governments, and collateralized debt (“CDO”), collateralized bond (“CBO”) and collateralized loan (“CLO”) obligations, but only if such non-government related instruments are investment-grade securities;
•Money market instruments and other cash equivalents. These will usually be high-quality, short-term debt instruments, including U.S. Government or government agency securities, commercial paper, certificates of deposit, bankers’ acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities; and
•To a limited extent, privately issued (or non-publicly traded) debt securities, including SEC Rule 144A securities, issued by domestic and foreign companies that do not primarily own or manage real estate, but only if such domestic and foreign privately issued debt securities are investment-grade securities.
However, the Account’s liquid, fixed-income investments may comprise less than 15% of its net assets especially during and following periods of significant net contract owner outflows. In addition, the Account, on a temporary basis, may hold in excess of 25% of its net assets in liquid, fixed-income investments, particularly during times of significant inflows into the Account and/or a lack of attractive real estate–related investments available in the market.
Liquid Securities Generally. Primarily due to management’s need to manage fluctuations in cash flows, in particular during and following periods of significant contract owner net transfer activity into or out of the Account, the Account may, on a temporary basis (i) exceed the upper end of its targeted holdings (currently 35% of the Account’s net assets) in liquid securities of all types including both publicly traded non-real estate–related liquid investments and liquid real estate–related securities, such as REITs and structured securities (including ABS, RMBS, CMBS and MBS), or (ii) be below the low end of its targeted holdings in such liquid securities (currently 15% of the Account’s net assets).
The portion of the Account’s net assets invested in liquid investments of all types may exceed the upper end of its target, for example, if (i) the Account receives a large inflow of money in a short period of time, in particular due to

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significant contract owner transfer activity into the Account, (ii) the Account receives significant proceeds from sales or financings of direct real estate assets,(iii) there is a lack of attractive direct real estate investments available on the market, and/or (iv) the Account anticipates more near-term cash needs, including to acquire or improve direct real estate investments, pay expenses or repay indebtedness.
Foreign Investments. The Account may also make foreign real estate, foreign real estate–related investments and foreign liquid, fixed-income investments as well as domestic and foreign limited partnerships and joint ventures that hold foreign real estate directly. Under the Account’s investment guidelines, investments in direct foreign real estate and real estate loans, together with foreign real estate–related securities and foreign liquid, fixed-income investments, may not comprise more than 25% of the Account’s net assets. However, management does not intend such foreign investments, in the aggregate, to exceed 10% of the Account’s net assets. As of December 31, 2022, the Account held $29.4 million, or 0.1%, of the Account’s net assets in foreign real estate investments.
In managing any domestic or foreign mezzanine debt or other domestic or foreign loans or securities, the Account may enter into certain derivatives transactions (including forward currency contracts and swaps, futures contracts, put and call options and other hedging transactions) in order to hedge against the risks of exchange rate uncertainties, interest rate uncertainties and foreign currency or market fluctuations impacting the Account’s domestic or foreign investments. The Account does not intend to speculate in such transactions.
Investments Summary. At December 31, 2022, the Account’s net assets totaled $29.7 billion. As of that date, the Account’s investments in real estate properties, real estate joint ventures, real estate funds, a real estate operating business and loans receivable, net of the fair value of loans payable on real estate, notes payable of the Account related to the Note Purchase Agreement (as defined below), the Account’s outstanding balance on its term loan related to the Syndicated Credit Agreement (as defined below), and the Account’s outstanding balance on other unsecured debt represented 92.9% of the Account’s net assets. The remaining 7.1% of net assets is primarily comprised of short-term marketable securities such as corporate bonds, U.S. Treasury securities and U.S. government agency notes.
At December 31, 2022, the Account held a total of 197 real estate investments (including its interests in 47 real estate–related joint ventures), representing 84.5% of the Account’s total investments, measured on a gross asset value basis (“total investments”). As of that date, the Account also held investments in loans receivable including those with related parties (representing 4.5% of total investments), U.S. government agency notes (representing 2.8% of total investments), real estate funds (representing 2.7% of total investments), U.S. Treasury Securities (representing 1.8% of total investments), corporate bonds (representing 1.6% of total investments), foreign government agency notes

6	TIAA Real Estate Account ■ Prospectus

(representing 0.1% of total investments) and real estate operating businesses (representing 2.0% of total investments). See the Account’s audited consolidated financial statements incorporated by reference from the Account’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 9, 2023 (the “2022 Form 10-K”), and incorporated herein by reference, for more information as to the Account’s investments as of December 31, 2022.
Borrowing. The Account is authorized to borrow money and assume or obtain a mortgage on a property (e.g., make leveraged real estate investments) in accordance with the Account’s current investment guidelines. Under such guidelines, management intends to maintain the Account’s loan to value ratio at or below 30% with a targeted loan to value ratio of 20% or less. Forms of borrowing may include:
•placing new debt on properties;
•refinancing outstanding debt;
•assuming debt on the Account’s properties;
•extending the maturity date of outstanding debt;
•an unsecured line of credit, credit facility or bank term loan; or
•the issuance of debt securities.
The Account’s “loan to value ratio” at any time is based on the ratio of the outstanding principal amount of the Account’s debt to the Account’s total gross asset value and excludes leverage, if any, employed by REITs and underlying partnerships or investment funds in which the Account invests. This ratio will be measured at the time of any debt incurrence and will be assessed after giving effect thereto. From time to time, the Account may increase its loan to value ratio above the targeted ratio of 20% or less in order to satisfy short-term and long-term portfolio management needs such as addressing debt maturities and ongoing working capital requirements. If the value of the Account’s portfolio investments decrease, then the Account’s loan to value ratio may increase above the loan to value ratio which Account management intends to achieve or has targeted.
As of December 31, 2022, the Account’s loan to value ratio was 17.2%.
In times of high net inflow activity, in particular during times of high net contract owner transfer inflows, management may determine to apply a portion of such cash flows to make prepayments of indebtedness prior to scheduled maturity, which would have the effect of reducing the Account’s loan-to-value ratio. Such prepayments may require the Account to pay fees or “yield maintenance” amounts to lenders.
The Account may borrow up to 70% of the then-current value of a particular property, although construction loans may be for 100% of the costs incurred in developing the property. Except for construction loans, any mortgage loans on a property will be non-recourse to the Account. For this purpose, non-recourse means that if there is a default on a loan in respect to a specific property, the lender will have recourse to (i.e., be able to foreclose on) only the property encumbered (or the joint venture owning the property), or to other specific Account

TIAA Real Estate Account ■ Prospectus	7

properties that may have been pledged as security for the defaulted loan, but not to any other assets of the Account.
Currently, TIAA, on behalf of the Account, maintains a senior revolving unsecured line of credit pursuant to an existing credit agreement dated September 16, 2022 with a syndicate of third-party bank lenders, including JPMorgan Chase Bank, N.A., as administrative agent (the “Syndicated Credit Agreement”).
In addition, TIAA, on behalf of the Account, entered into a note purchase agreement (the “Note Purchase Agreement”) on June 10, 2022 in with certain institutional purchasers party thereto (collectively, the “Note Holders”). Under the terms of the Note Purchase Agreement, the Account issued $500,000,000 in aggregate principal amount of debt securities to the Note Holders in the form of (a) $300,000,000 in aggregate principal amount of 3.24% series A senior notes due June 10, 2029 (the “Series A Notes”) and (b) $200,000,000 in aggregate principal amount of 3.35% series B senior notes due June 10, 2032 (the “Series B Notes”) (collectively, the “Notes”). The Notes are unsecured obligations of the Account and were offered and sold by the Account to the Note Holders pursuant to an applicable exemption under the federal securities laws.
The Account may use the proceeds of borrowings under the Syndicated Credit Agreement, the Note Purchase Agreement, or future similar lending and debt arrangements for funding general organizational purposes of the Account in the ordinary course of business, including financing certain real estate portfolio investments. The Account may enter into additional unsecured lines of credit, credit facilities, term bank loans underwritten by one or more third-party lenders, and note purchase agreements or similar contractual arrangements related to the issuance of debt securities. Please see the section below entitled “General investment and operating policies — Other real estate–related policies — Borrowing.”
Summary of expense deductions
Expense deductions are made each valuation day from the net assets of the Account for various services to manage the Account’s investments, administer the Account and the contracts, distribute the contracts, and to cover certain risks borne by TIAA. Investment management and administration services are provided to the Account “at cost” by TIAA. Similarly, distribution services are provided to the Account “at cost” by TIAA-CREF Individual & Institutional Services, LLC (“Services”), a registered broker-dealer and wholly owned subsidiary of TIAA. In addition, TIAA charges the Account a fee to bear certain mortality and expense risks, and risks associated with providing the liquidity guarantee. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.
The estimated annual expense deduction rate that appears in the following expense table reflects an estimate of the amount we currently expect to deduct to approximate the costs that the Account will incur from May 1, 2023 through

8	TIAA Real Estate Account ■ Prospectus

April 30, 2024. Actual expenses may be higher or lower. The expenses identified in the following table do not include any fees which may be imposed by your employer under a plan maintained by your employer. Please see the section of this prospectus below entitled “Information from TIAA — Employer plan fees.”

Type of Expense Deduction	Estimated Percent of Net Assets Annually	Services Performed

Investment Management[1]	0.295%	For investment advisory, investment management, portfolio accounting, custodial and similar services, including independent fiduciary and appraisal fees
Administration	0.250%	For administration and operations of the Account and the contracts, including administrative services such as receiving and allocating premiums and calculating and making annuity payments
Distribution	0.045%	For services and expenses associated with distributing the annuity contracts
Mortality and Expense Risk	0.000%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	0.280%	For TIAA’s liquidity guarantee
Total Annual Expense Deduction[2,3,4]	0.870%	Total
1This expense charge includes all at cost compensation paid to NRE and certain affiliates of Nuveen, LLC (TIAA’s wholly owned asset management subsidiary) in connection with their provision of investment advisory and other services to Account Subsidiaries (as defined below). Such at cost compensation is typically expected to range in the future from $750,000 to $2,000,000 on an annual basis. Please see the section below entitled “About the Account’s investments — in general — real estate operating businesses.”
2TIAA guarantees that the total annual expense deduction will not exceed an annual rate of 2.50% of average net assets.
3Property-level expenses, including property management fees, transfer taxes, and interest expense on mortgage loans payable, are not reflected in the table above; instead these expenses are charged directly to the Account’s properties.
4Excludes interest expense and other costs for Account-level debt such as credit facilities, bank term loans, and debt securities offerings.
Please see “Expense deductions” and “Selected financial data” for additional information.
TIAA currently does not impose a fee on transfers from the Account, but reserves the right to impose a fee on transfers from the Account in the future.
Example. The following table shows you an example of the expenses you would incur on a hypothetical investment of $10,000 in the TIAA Real Estate Account over several periods. The table assumes a 5% annual return on assets and a total annual expense deduction equal to 0.870%. These figures do not represent actual expenses or investment performance, which may differ.

1 Year	3 Year	5 Year	10 Year
$89	$278	$483	$1,077
Valuing the Account’s assets
The assets of the Account are valued at the close of each valuation day and the Account calculates and publishes a unit value, which is available on TIAA’s website (www.tiaa.org), for each valuation day. The values of the Account’s

TIAA Real Estate Account ■ Prospectus	9

properties are adjusted daily to account for capital expenditures and appraisals as they occur.
With respect to the Account’s real property investments, following the initial purchase of a property or the making of a mortgage loan on a property by the Account (at which time the Account normally receives an independent appraisal on such property), each of the Account’s real properties are appraised, and mortgage loans are valued, at least once every calendar quarter. Each of the Account’s real estate properties is appraised each quarter by an independent external state-certified (or its foreign equivalent) appraiser (which we refer to in this prospectus as an “independent appraiser”) who is a member of a professional appraisal organization. In addition, TIAA’s internal appraisal staff performs a review of each of these quarterly appraisals, in conjunction with the Account’s independent fiduciary, and TIAA’s internal appraisal staff or the independent fiduciary may request an additional appraisal or valuation outside of this quarterly cycle. Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final determination on the matter (such decision may include ordering a subsequent independent appraisal).
In general, the Account obtains appraisals of its real estate properties spread out throughout the quarter, which is intended to result in appraisal adjustments, and thus adjustments to the valuations of its holdings (to the extent adjustments are made), that happen regularly throughout each quarter and not on one specific day in each period. In addition, an estimated daily equivalent of net operating income is taken into consideration and is adjusted for actual transactional activity. The remaining assets in the Account are primarily marketable securities that are priced on a daily basis and are included in the Account’s daily unit value.
As of December 31, 2022, the Account’s net assets totaled approximately $29.7 billion. Please see the section below entitled “Valuing the Account’s assets” for more information on how each different type of asset class of the Account’s investments is valued.
Past performance
The bar chart and performance table below illustrate how investment performance during the accumulation period has varied. The chart shows the Account’s total return (which includes all expenses) during the accumulation period over each of the last ten calendar years. It also shows the Account’s returns during the accumulation period for the one-, three-, five- and ten-year periods through December 31, 2022. These returns represent the total return during each such year and reflect both the Account’s investment income and capital appreciation from the Account’s total investments during each such year. How the Account has performed in the past is not necessarily an indication of how it will perform in the future. Please see “Risk factors” below.

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The following represents the Account’s best and worst quarterly returns for the past ten years:

Best quarter: 5.96%, for the quarter ended December 31, 2021.
Worst quarter: -3.49%, for the quarter ended December 31, 2022.
AVERAGE ANNUAL TOTAL RETURNS (AS OF DECEMBER 31, 2022)

	1 Year	3 Year	5 Year	10 Year
TIAA Real Estate Account	8.19%	8.14%	6.93%	7.41%
About TIAA and TIAA’s role with the Account
TIAA was founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and offers traditional annuities. In addition to the Account, TIAA also offers other variable annuities (through certain other insurance separate accounts) that invest in equity investments directly as well as in mutual funds that invest in equities and fixed-income investments.
TIAA is the companion organization of CREF, the first company in the United States to issue a variable annuity. CREF is a non-profit membership corporation established in New York State in 1952. Together, TIAA and CREF form the principal retirement system for the nation’s education and research communities and form one of the largest pension systems, based on assets under management, in the United States. As of December 31, 2022, TIAA’s total statutory admitted assets were approximately $349 billion; the combined assets under management for TIAA, CREF and other entities within the TIAA organization (including TIAA-sponsored mutual funds) totaled approximately $1.2 trillion. CREF does not stand behind TIAA’s guarantees and TIAA does not guarantee CREF products.

TIAA Real Estate Account ■ Prospectus	11

The Account does not have officers, directors or employees. TIAA officers, under the direction and control of TIAA’s Board of Trustees (the “Board”) and its Investment Committee, manage the investment of the Account’s assets, following investment management procedures TIAA has adopted for the Account. In addition, TIAA performs administration functions for the Account (which include receiving and allocating premiums, calculating and making annuity payments and providing recordkeeping and other services). Distribution services for the Account (which include, without limitation, distribution of the annuity contracts, advising existing annuity contract owners in connection with their accumulations and helping employers implement and manage retirement plans) are performed by Services. TIAA and Services provide investment management, administration and distribution services, as applicable, to the Account on an “at cost” basis.
With over 65 years in the real estate business and interests in properties located across the U.S. and internationally, TIAA is one of the nation’s largest and most experienced institutional investors in mortgages and commercial real property. As of December 31, 2022, the TIAA General Account had a mortgage and real property portfolio (including interests in TIAA subsidiaries that hold real estate, real estate funds and joint ventures but excluding mortgage-backed securities and REIT securities) valued at approximately $50.7 billion.
Liquidity Guarantee. In the event that the Account’s level of liquidity is not sufficient to guarantee that Account contract owners may redeem their accumulation units (at their accumulation unit value as of the date of such redemption request received in “good order”), the TIAA General Account will purchase accumulation units issued by the Account (sometimes called “liquidity units”) in accordance with its liquidity guarantee. The cost of this guarantee is embedded in the overall expense charge of the Account. This liquidity guarantee is not a guarantee of either investment performance or the value of units in the Account. Please see the sections entitled “Establishing and managing the Account — The role of TIAA — Liquidity guarantee” and “— Role of the independent fiduciary under the PTE.”
The contracts
TIAA offers the Account as a variable option for the annuity contracts listed on the inside cover page of this prospectus, although some employer plans may not offer the Account as an option for certain contracts. Each payment to the Account buys a number of accumulation units. Similarly, any transfer or withdrawal from the Account results in the redemption of a number of accumulation units. The price you pay for an accumulation unit, and the price you receive for an accumulation unit when you redeem accumulation units, is the accumulation unit value (“AUV”) calculated for the business day on which we receive your purchase, redemption or transfer request in “good order” (unless you ask for a later date for a redemption or transfer).
The Right to Cancel Your Contract. Generally, you may cancel any RA, SRA, GSRA, IRA, ATRA or Keogh contract in accordance with the contract’s Right to

12	TIAA Real Estate Account ■ Prospectus

Examine provision (unless we have begun making annuity payments from it) and subject to the time period regulated by the state in which the contract is issued. Although the contract terms and state law provisions differ, you will generally have between 10 and 60 days to exercise this cancellation right.
Transfers and Withdrawals. Subject to the terms of the contracts and your employer’s plan, you can move your money to and from the Account in the following ways, among others:
•from the Account to the following accounts as available under your employer plan or IRA: a CREF investment account, a TIAA Access variable account, TIAA’s Traditional Annuity or a fund (including TIAA affiliated funds) or other options available under your plan;
•to the Account from a CREF investment account, a TIAA Access variable account, TIAA’s Traditional Annuity (transfers from TIAA’s Traditional Annuity under RA, GRA or Retirement Choice contracts are subject to restrictions), a TIAA affiliated fund or other options as available under your plan or IRA or from other companies/plans;
•by withdrawing cash; and/or
•by setting up a program of automatic withdrawals or transfers.
Importantly, transfers out of the Account to a TIAA or CREF account or into another investment option can be executed on any business day but are limited to once per calendar quarter, although some plans may allow systematic transfers that result in more than one transfer per calendar quarter. TIAA reserves the right to stop accepting transfers into the Account at any time. Other limited exceptions may apply. Also, transfers to CREF accounts or to certain other options may be restricted by your employer’s plan, current tax law or by the terms of your contract.
In addition, with most contracts, individual contract owners are limited from making internal funding vehicle transfers into their Account accumulation if, after giving effect to such transfer, the total value of such contract owner’s Account accumulation (under all contracts issued to such contract owner) would exceed $150,000. Categories of transactions that TIAA deems “internal funding vehicle transfers” for purposes of this limitation are described in detail in the section below entitled “Restrictions on premiums and transfers to the Account.” All jurisdictions in which the Account is offered have approved this limitation, but the effective date of the limitation as applies to an individual contract owner will be reflected on his or her applicable contract or endorsement form. This restriction may vary for certain IRA contracts issued in the state of Florida. Please refer to your TIAA contract for specific details related to this limitation. Please see the section entitled “How to transfer and withdraw your money.”
By limiting these transfers to the Account, as anticipated, the amount of funds going into and out of the Account has become more predictable, which we believe will continue to enhance our ability to invest and manage the Account’s portfolio with a long-term perspective. Please see the section entitled “Management’s discussion and analysis of the Account’s financial condition and results of

TIAA Real Estate Account ■ Prospectus	13

operations — Liquidity and capital resources” incorporated by reference from the Account’s 2022 Form 10-K for a discussion of liquidity and capital resources.
The Annuity Period. You can receive an income stream from all or part of the Account through a variety of income options. Ordinarily, your annuity payments begin on the date you designate as your annuity starting date, subject to the terms of your employer’s plan. Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date and annuity payments can change after the initial payment based on the Account’s investment experience, the income option you choose and the income change method you choose. Important tax considerations may also apply. Please see the section below entitled “When you are ready to receive annuity income.”
Death Benefits. Subject to the terms of your employer’s plan, TIAA may pay death benefits if you or your annuity partner (referred to as the “second annuitant” in some contracts) dies; however, TIAA does not pay a death benefit after the death of an annuity partner if the primary annuitant is still alive. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries any time before you die, and, unless you instruct otherwise, your annuity partner (also referred to as the “second annuitant” in some annuity contracts) can do the same after your death. Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse and federal and state law may impose additional restrictions. If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the present value, based on interest at the effective annual rate of 4%, of the unit annuity payments due for the remainder of the period. Death benefits may be paid out during the accumulation period (currently under one of five available methods) or during the annuity period. Ordinarily, death benefits are subject to federal estate tax. Generally, if taken as a lump sum, death benefits would be taxed like complete withdrawals. If taken as annuity benefits, death benefits would be taxed like annuity payments. See the section below entitled “Death benefits.”
Summary risk factors
Investing in the Account involves a high degree of risk. Some, but not all, of the risks and uncertainties that we face are risks related to:
•Acquiring, owning and selling real property and real estate investments, including risks related to general economic and real estate market conditions, the risk that the Account’s properties become too concentrated (whether by geography, sector or by tenant mix) and the risk that the sales price of a property might differ from its estimated or appraised value;
•Property valuations, including the fact that the Account’s appraisals are generally obtained on a quarterly basis and there may be periods in

14	TIAA Real Estate Account ■ Prospectus

between appraisals of a property during which the value attributed to the property for purposes of the Account’s daily accumulation unit value may be more or less than the actual realizable value of the property;
•Financing the Account’s properties, including the risk of default on loans secured by the Account’s properties (which could lead to foreclosure);
•Contract owner transactions, in particular that (i) significant net contract owner transfers out of the Account may impair our ability to pursue or consummate new investment opportunities, (ii) significant net contract owner transfers into the Account may result, on a temporary basis, in our cash holdings and/or holdings in liquid non-real estate–related investments exceeding our long-term targeted holding levels and (iii) high levels of cash and liquid non-real estate–related investments in the Account during times of appreciating real estate values can impair the Account’s overall return;
•Joint ventures and real estate funds, including the risk that the Account may have limited rights with respect to the joint venture or that a co-venturer or fund manager may have financial difficulties;
•Governmental regulatory matters such as zoning laws, rent control laws, and property and other taxes;
•Potential liability for damage to the environment or injury to individuals caused by hazardous substances used or found on its properties, as well as risks associated with federal and state environmental laws may impose restrictions on the manner in which a property may be used;
•Certain catastrophic losses that may be uninsurable, as well as risks related to climate-related changes and hazards, which could adversely impact the Account’s investment returns;
•ESG criteria used to assess economic risk or financial opportunity projections in the evaluation of commercial real estate investments may not materialize in the way we have anticipated, resulting in the Account subsequently underperforming relative to other investment vehicles that did not utilize such ESG criteria in selecting and managing portfolio properties;
•Countries with emerging market, foreign commercial real properties, foreign real estate loans, foreign debt investments and foreign securities investments that may experience unique risks such as changes in currency exchange rates, imposition of market controls or currency exchange controls, seizure, expropriation or nationalization of assets, political, social or diplomatic events or unrest, regulatory and taxation risks and risks associated with enforcing judgments in foreign countries that could cause the Account to lose money;
•Investments in REITs, including changes in the value of the underlying properties or by the quality of any credit extended, as well as exposure to market risk due to changing conditions in the financial markets;

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•Investments in mortgage-backed securities, which are subject to the same risks inherent in real estate investing, making mortgage loans and investing in debt securities. For example, the underlying mortgage loans may experience defaults, are subject to prepayment risks and are sensitive to economic conditions impacting the credit markets generally;
•Risks associated with the Account’s investments in mortgage loans, including (i) borrower default that results in the Account being unable to recover its original investment, (ii) liens that may have priority over the Account’s security interest, (iii) a deterioration in the financial condition of tenants, and (iv) changes in interest rates for the Account’s variable-rate mortgage loans and other debt instruments;
•Risks associated with the Account’s investments in, and leasing of, single-family real estate include risks relating to the condition of the properties, the credit quality and employment stability of the tenants, and compliance with applicable local laws regarding the acquisition and leasing of single family real estate (which may include manufactured housing);
•Investment securities issued by U.S. Government agencies and U.S. Government-sponsored entities, including the risk that the issuer may not have their securities backed by the full faith and credit of the U.S. Government, which could adversely affect the pricing and value of such securities;
•Risks associated with investments in liquid, fixed-income investments and real estate–related liquid assets (which could include, from time to time, registered or unregistered REIT securities, and CMBS), and non-real estate–related liquid assets;
•Conflicts of interests associated with TIAA serving as investment manager of the Account and provider of the liquidity guarantee while also serving as an investment manager to other real estate accounts or funds;
•Lending securities, which has the Account bear the market risk with respect to the investment of collateral or a portion of the income generated by interest paid by the securities lending agent on the cash collateral balance;
•The Account’s requirement to sell property in the event that TIAA owns too large of a percentage of the Account’s accumulation units, which sales could occur at a time or price that is not optimal for the Account’s returns; and
•The tax rules applicable to the contracts vary and your rights under a contract may be subject to the terms of your employer’s retirement plan itself, regardless of the terms of the contract. We cannot provide detailed information on all tax aspects of owning the contracts. Tax rules may change without notice, and we cannot predict whether, when, or how tax rules could change or what, if any, tax legislation will actually be proposed or enacted.

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This summary does not address all of the risks that we face. Additional discussion of the risks summarized above, and other risks that we face, can be found in the “Risk Factors” section directly below.

Risk factors
The value of your investment in the Account will fluctuate based on the value of the Account’s assets, the income the assets generate and the Account’s expenses. Contract owners can lose money by investing in the Account. The past performance of the Account is not indicative of future results. There is risk associated with an investor attempting to “time” an investment in the Account’s units, or effecting a redemption of an investor’s units. The Account’s assets and income can be affected by many factors, and you should consider the specific risks presented below before investing in the Account. In particular, for a discussion of how forward-looking statements contained in this prospectus and incorporated by reference from the Account’s 2022 Form 10-K are subject to uncertainties that are difficult to predict, which may be beyond management’s control and which could cause actual results to differ materially from historical experience or management’s present expectations, please refer to the subsection below in the Account’s 2022 Form 10-K entitled “Forward-looking statements.”
Forward-looking statements
Some statements in this prospectus (including statements incorporated by reference from the Account’s 2022 Form 10-K) which are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about management’s expectations, beliefs, intentions or strategies for the future, include the assumptions and beliefs underlying these forward-looking statements, and are based on current expectations, estimates and projections about the real estate industry, domestic and global economic conditions, including conditions in the credit and capital markets, the sectors, and markets in which the Account invests and operates, and the transactions described in this prospectus. While management believes the assumptions underlying any of its forward-looking statements and information to be reasonable, such information may be subject to uncertainties and may involve certain risks which may be difficult to predict and are beyond management’s control. These risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statement. These risks and uncertainties include, but are not limited to, the following:
Risks associated with real estate investing
General Risks of Acquiring and Owning Real Property: As referenced elsewhere in this prospectus, the substantial majority of the Account’s net assets consist of direct ownership interests in real estate. As such, the Account is particularly

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subject to the risks inherent in acquiring and owning real property, including in particular the following:
•Adverse Global and Domestic Economic Conditions. The economic conditions in the markets where the Account’s properties are located may be adversely impacted by factors which include:
•adverse domestic or global economic conditions, particularly in the event of a deep recession which results in significant employment losses across many sectors of the economy and reduced levels of consumer spending;
•a weak market for real estate generally and/or in specific locations where the Account may own property, including, among other reasons, as a result of an epidemic, pandemic or other health-related issue, or changing economic or market environments with high inflation or rapid increases in interest rates, in one or more markets where the Account owns property;
•business closings, industry or sector slowdowns, employment losses and related factors;
•the availability of financing (both for the Account and potential purchasers of the Account’s properties);
•an oversupply of, or a reduced demand for, certain types of real estate properties;
•natural disasters (including hurricanes, tornadoes, earthquakes, and tsunamis), rising sea levels due to global climate warming or otherwise, flooding and other significant and severe weather-related events;
•health emergencies, such as pandemics and epidemics;
•changing economic or market environments with high inflation or rapid increases in interest rates;
•cyber attacks;
•terrorist attacks and/or other man-made events; and
•decline in population or shifting demographics.
The incidence of some or all of these factors could reduce occupancy, rental rates and the fair value of the Account’s real properties or interests in investment vehicles (such as real estate funds) which directly hold real properties.
•Concentration Risk. The Account may experience periods in which its investments are geographically concentrated, either regionally or in certain markets with similar demographics. Further, while the Account seeks diversification across the four primary sectors of industrial, multi-family, office, and retail, as well as across alternative real estate sectors, the Account may experience periods where it has concentration in one property type, increasing the potential exposure if there were to be an oversupply of, or a reduced demand for, certain types of real estate properties in the markets in which the Account operates. Also, the Account may experience periods in which its tenant base is concentrated within a particular primary industry sector (e.g., retail mall shopping centers, industrial properties or office space) or an alternative real estate sector. If any or all of these events

18	TIAA Real Estate Account ■ Prospectus

occur, the Account’s income and performance may be adversely impacted disproportionately by deteriorating economic conditions in those areas or industry sectors in which the Account’s investments are concentrated. Also, the Account could experience a more rapid negative change in the value of its real estate investments than would be the case if its real estate investments were more diversified.
•Leasing Risk. A number of factors could cause the Account’s rental income, a key source of the Account’s revenue and investment return, to decline, which would adversely impact the Account’s results and investment returns. These factors include the following:
•A property may be unable to attract new tenants or retain existing tenants. This situation could be exacerbated if a concentration of lease expirations occurred during any one time period or multiple tenants exercise early termination at the same time.
•The financial condition of our tenants may be adversely impacted, particularly in a prolonged economic downturn. The Account could lose revenue if tenants do not pay rent when contractually obligated, request some form of rent relief and/or default under a lease at one of the Account’s properties. Such a default could occur if a tenant declared bankruptcy, suffered from a lack of liquidity, failed to continue to operate its business or for other reasons. In the event of any such default, we may experience a delay in, or an inability to effect, the enforcement of our rights against that tenant, particularly if that tenant filed for bankruptcy protection. Further, any disputes with tenants could involve costly and time consuming litigation.
•In the event a tenant vacates its space in one of the Account’s properties, whether as a result of a default, the expiration of the lease term, rejection of the lease in bankruptcy or otherwise, given current market conditions, we may not be able to re-lease the vacant space either (i) for as much as the rent payable under the previous lease or (ii) at all. Also, we may not be able to re-lease such space without incurring substantial expenditures for tenant improvements and other lease-up related costs, while still being obligated for any mortgage payments, real estate taxes and other expenditures related to the property. In some instances, the Account’s properties may be specifically suited to and/or outfitted for the particular needs of a certain tenant based on the type of business the tenant operates. The Account may have difficulty obtaining a new tenant for any vacant space in its properties, particularly if the current structure of the developed property (e.g., floor plan or otherwise) limits the types of businesses that can use the space without major renovation, which may require the Account to incur substantial expense in re-planning the space. Also, upon expiration of a lease, the space preferences of the Account’s major tenants may no longer align with the space they previously rented, which could cause those tenants to not renew their lease, or may require

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the Account to expend significant sums to reconfigure the space to their needs.
•The Account owns and operates retail properties, which, in addition to the risks listed above, are subject to specific risks, including the insolvency and/or closing of an anchor tenant for certain properties. Many times, anchor tenants will be “big box” stores and other large retailers that have been particularly adversely impacted by a global recession, competition from online retailers and reduced consumer spending generally. Factors that can impact the level of consumer spending include increases in fuel and energy costs, residential and commercial real estate and mortgage conditions, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors. Changes in consumer spending patterns may increasingly favor online retailers over physical retail locations. These changes in consumer spending patterns may reduce net operating income and appraised values of retail properties held by the Account, adversely impacting such properties’ financial condition and the performance returns of the Account. Under certain circumstances, co-tenancy clauses in tenants’ leases may allow certain tenants in a retail property to terminate their leases or reduce or withhold rental payments when overall occupancy at the property falls below certain minimum levels. The insolvency and/or closing of an anchor tenant may also cause such tenants to terminate their leases, or to fail to renew their leases at expiration.
•The Account also owns and operates office properties, which, in addition to the risks listed above, are subject to specific risks, including the risk of long term demand for traditional office space declining significantly in the future as employers shift from traditional in-office working models to work-from-home and hybrid working arrangements as a result of the ongoing COVID-19 pandemic or other factors.
•From time to time, the Account may own and lease single family real estate (which may include manufactured housing). In addition to the risks listed above, single-family real estate investments may subject the Account to a variety of additional risks, including risks relating to the condition of the properties, the credit quality and employment stability of the tenants, and compliance with applicable local laws regarding the acquisition and leasing of single family real estate. Until recently, the single-family rental business consisted primarily of private and individual investors in local markets and was managed individually or by small, local property managers. This part of our real estate–related investment strategy involves purchasing, renovating, maintaining and managing residential properties and leasing them to suitable tenants. Large, well-capitalized institutional investors such as the Account have only recently entered this business and, as a result, there are very few peer companies with an established long-term track record to assist us in predicting

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whether our single family investment strategy can be implemented and sustained successfully over time. Furthermore, the single family real estate (which may include manufactured housing) that we may acquire can vary materially in terms of time to possession, renovation, quality and type of construction, location and hazards. Our success depends on our ability to acquire single family properties that can be quickly possessed renovated, repaired, upgraded and rented with minimal expense and maintained in rentable condition. Our ability to identify and acquire such properties is fundamental to this part of our real related investment strategy. In addition, the recent market and regulatory environments relating to single-family residential properties have been changing rapidly, making future trends difficult to forecast. For example, an increasing number of homeowners now wait for an eviction notice or eviction proceedings to commence before vacating foreclosed premises, which can significantly increase the time period between the acquisition and leasing of a single family property. Such changes affect the accuracy of our assumptions on the investment return for single family properties and, in turn, may adversely affect the Account’s performance.
•The ongoing COVID-19 pandemic has had, and another pandemic in the future could have, repercussions across regional and global economies and financial markets. Most countries, including the United States, reacted to the pandemic by restricting many business and travel activities, mandating the partial or complete closures of certain businesses and schools and taking other actions to mitigate the spread of the virus, most of which had a disruptive effect on economic activity, including the use of and demand for office space. Many private businesses, including some of our customers, continue to permit some or all of their employees to work from home some or all of the time even after the pandemic has subsided. Potential changes in customer behavior, such as the continued social acceptance, desirability and perceived economic benefits of work-from-home arrangements prompted initially by the pandemic, could materially and negatively impact the future demand for office space over the long-term, which could have an adverse effect on business.
•Competition. The Account may face competition for real estate investments from multiple sources, including individuals, corporations, insurance companies or other insurance company separate accounts, as well as real estate funds, commercial developers, pension plans, other institutional and foreign investors and other entities engaged in real estate investment activities. Some of these competitors may have similar financial and other resources as the Account, and/or they may have investment strategies and policies (including the ability to incur significantly more leverage than the Account) that allow them to compete more aggressively for real estate investment opportunities, which could result in the Account paying higher prices for investments, experiencing delays in acquiring investments or

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failing to consummate such purchases. Any resulting delays in the acquisition of investments, or the failure to consummate acquisitions the Account deems desirable, may increase the Account’s costs or otherwise adversely affect the Account’s investment results. In addition, the Account’s properties may be located close to properties that are owned by other real estate investors and that compete with the Account for tenants. These competing properties may be better located, more suitable for tenants than our properties, or have owners who may compete more aggressively for tenants, resulting in a competitive advantage for these other properties. The Account may also face similar competition from other properties that may be developed in the future. This competition may limit the Account’s ability to lease space, increase its costs of securing tenants, and limit the Account’s ability to maximize our rents and/or require the Account to make capital improvements it otherwise would not, in order to make its properties more attractive to prospective tenants.
•Operating Costs. A property’s cash flow could decrease if operating costs, such as property taxes, utilities, litigation expenses associated with a property, maintenance and insurance costs that are not reimbursed by tenants, increase in relation to gross rental income, or if the property needs unanticipated repairs and renovations. In addition, the Account’s expenses of owning and operating a property are not necessarily reduced when the Account’s income from a property is reduced.
•Condemnation. A governmental agency may condemn and convert for a public use (i.e., through eminent domain) all or a portion of a property owned by the Account. While the Account would receive compensation in connection with any such condemnation, such compensation may not be in an amount that TIAA, as the manager of the Account, believes represents the equivalent value for the condemned property. Further, a partial condemnation could impair the ability of the Account to maximize the value of the property during its operation, including making it more difficult to find new tenants or retain existing tenants. Finally, a property which has been subject to a partial condemnation may be more difficult to sell at a price the Account believes is appropriate.
•Terrorism and Acts of War and Violence. Terrorist attacks may harm our property investments. The Account can provide no assurance that there will not be further terrorist attacks against the United States or U.S. businesses or elsewhere in the world. These attacks or armed conflicts may directly or indirectly impact the value of the property the Account owns or that secure our loans. Losses resulting from these types of events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States, worldwide financial markets, and the global economy. Such events could also result in economic uncertainty in the United States or abroad. Adverse economic conditions

22	TIAA Real Estate Account ■ Prospectus

resulting from terrorist activities could reduce demand for space in the Account’s properties and thereby reduce the value of the Account’s properties and therefore your investment return.
•Risk of Limited Warranty. Purchasing a property “as is” or with limited warranties, which limit the Account’s recourse if due diligence fails to identify all material risks, can negatively impact the Account by reducing the value of such properties and increasing the Account’s cost to hold or sell properties.
•Risk of ESG-Related Factors. Third party property management services employed by TIAA may not sufficiently assess and/or appropriately manage ESG-related criteria when acquiring and/or operating commercial real property held in the Account’s portfolio, and any resulting ESG-related financial performance issues with the commercial property may have the potential in certain circumstances to negatively impact the value of the property and resulting investment returns for the Account.
General Risks of Selling Real Estate Investments: Among the risks of selling real estate investments are:
•The sale price of an Account property might differ, perhaps significantly, from its estimated or appraised value, leading to losses or reduced profits to the Account.
•The Account might not be able to sell a property at a particular time for a price which management believes represents its fair or full value. This illiquidity may result from the cyclical nature of real estate, general economic conditions impacting the location of the property, disruption in the credit markets or the availability of financing on favorable terms or at all, and the supply of and demand for available tenant space, among other reasons. This might make it difficult to raise cash quickly which could impair the Account’s liquidity position (particularly during any period of sustained significant net contract owner outflows) and also could lead to Account losses. Further, the liquidity guarantee does not serve as a working capital facility or credit line to enhance the Account’s liquidity levels generally, as its purpose is tied to contract owners having the ability to redeem their accumulation units upon demand (thus alleviating the Account’s need to dispose of properties solely to increase liquidity levels in what management deems a suboptimal sales environment).
•The Account may need to provide financing to a purchaser if no cash buyers are available, or if buyers are unable to receive financing on terms enabling them to consummate the purchase. Such seller financing introduces a risk that the counterparty may not perform its obligations to repay the amounts borrowed from the Account to complete the purchase.
•For any particular property, the Account may be required to make expenditures for improvements to, or to correct defects in, the property before the Account is able to market and/or sell the property.

TIAA Real Estate Account ■ Prospectus	23

•Interests in real estate funds tend to be, in particular, illiquid and the Account may be unable to dispose of such investments at opportune times.
•Sales of the Account’s properties are subject to other risks including, but not limited to, negative changes in the climate for real estate, risks related to local, regional, national and global economic conditions, overbuilding and increased competition, property taxes and operating expenses, uninsured losses at properties due to terrorism, natural disasters or acts of violence, and costs resulting from the cleanup of environmental problems.
•When the Account sells property, it is often required to provide some amount of indemnity for loss to the buyer. While the Account takes steps to try to mitigate the impact of the indemnities, such indemnities could negatively impact the sale price or result in claims by the buyer for indemnity in the future, which could increase the Account’s expenses and thereby reduce the return on investment.
Valuation and Appraisal Risks: Investments in the Account’s assets are stated at fair value, which is defined as the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. Because fair value excludes transactions costs that will be incurred to sell an investment, the Account’s unit value won’t necessarily reflect the net realizable value of its investments. Determination of fair value, particularly for real estate assets, involves significant judgment. Valuation of the Account’s real estate properties (which comprise a substantial majority of the Account’s net assets) are based on real estate appraisals, which are estimates of property values based on a professional’s opinion and may not be accurate predictors of the amount the Account would actually receive if it sold a property. Appraisals can be subjective in certain respects and rely on a variety of assumptions and conditions at that property or in the market in which the property is located, which may change materially after the appraisal is conducted. Among other things, market prices for comparable real estate may be volatile, in particular if there has been a lack of recent transaction activity in such market.
Any future disruptions in the macro-economy, real estate markets and the credit markets, such as those that occurred from 2008–2011, were caused by the COVID-19 pandemic, or occur as a result of changing economic or market environments with high inflation or rapid increases in interest rates, could lead to a significant decline in real estate transaction activity in most markets and sectors in which the Account is invested. The resulting lack of observable transaction data may make it more difficult for a property appraisal to determine the fair value of the Account’s investment in one or more real estate assets. In addition, a portion of the data used by appraisers is based on historical information at the time the appraisal is conducted, and subsequent changes to such data, after an appraiser has used such data in connection with the appraisal, may not be adequately captured in the appraised value. Also, to the extent that the Account uses a relatively small number of independent appraisers

24	TIAA Real Estate Account ■ Prospectus

to value a significant portion of its properties, valuations may be subject to any institutional biases of such appraisers and their valuation procedures.
Further, as the Account generally obtains appraisals on a quarterly basis, there may be circumstances in the period between appraisals or interim valuation adjustments in which the true realizable value of a property is not reflected in the Account’s daily net asset value calculation or in the Account’s periodic consolidated financial statements. This disparity may be more apparent when the commercial and/or residential real estate markets experience an overall and possibly dramatic decline (or increase) in property values in a relatively short period of time between appraisals.
If the appraised values of the Account’s properties as a whole are too high, those contract owners who purchased accumulation units prior to (i) a downward valuation adjustment of a property or multiple properties or (ii) a property or properties being sold for a lower price than the appraised value will be credited with less of an interest than if the value had previously been adjusted downward. Also, those contract owners who redeem during any such period will have received more than their pro rata share of the value of the Account’s assets, to the detriment of other non-redeeming contract owners. In particular, appraised property values may prove to be too high (as a whole) in a rapidly declining commercial real estate market. Further, implicit in the Account’s definition of fair value is a principal assumption that there will be a reasonable time to market a given property and that the property will be exchanged between a willing buyer and willing seller in a non-distressed scenario. However, an appraised value may not reflect the actual realizable value that would be obtained in a rush sale where time was of the essence. Also, appraised values may lag actual realizable values to the extent there is significant and rapid economic deterioration in a particular geographic market or a particular sector within a geographic market.
If the appraised values of the Account’s properties as a whole are too low, those contract owners who redeem prior to (i) an upward valuation adjustment of a property or multiple properties or (ii) a property or properties being sold for a higher price than the appraised value will have received less than their pro rata share of the value of the Account’s assets, and those contract owners who purchase units during any such period will be credited with more than their pro rata share of the value of the Account’s assets.
Finally, the Account recognizes items of income (such as net operating income from real estate investments, distributions from real estate funds or joint ventures, or dividends from REIT stocks) and expense in many cases on an intermittent basis, where the Account cannot predict with certainty the magnitude or the timing of such items. As such, even as the Account estimates items of net operating income on a daily basis, the AUV for the Account may fluctuate, perhaps significantly, from day to day, as a result of adjusting these estimates for the actual realized item of income or expense.
Risks of Borrowing: The Account acquires some of its properties subject to existing financing and from time to time borrows new funds at the time of

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purchase. The Account may borrow pursuant to mortgages placed on individual properties, under the Account’s Syndicated Credit Agreement, under another unsecured line of credit, credit facility or term bank loan into which the Account enters in the future, or under the terms of debt securities issued by the Account. Also, the Account may from time to time place new leverage on, increase the leverage already placed on, or refinance maturing debt on, existing properties the Account owns. Under the Account’s current investment guidelines, the Account intends to maintain its loan to value ratio at or below 30% (measured at the time of incurrence and after giving effect thereto) with a targeted loan to value ratio of 20% or less. From time to time, the Account may increase its loan to value ratio above the targeted ratio of 20% or less in order to satisfy short-term and long-term portfolio management needs such as addressing debt maturities and ongoing working capital requirements. If the values of the Account’s portfolio investments decrease, the loan to value ratio of the Account may increase above the loan to value ratio which Account management intends to achieve or has targeted. As of December 31, 2022, the Account’s loan to value ratio was approximately 17.2%. Also, the Account may borrow up to 70% of the then-current value of a particular property. Non-construction mortgage loans on a property will be non-recourse to the Account, except for standard non-recourse carve outs. Among the risks of borrowing money, including borrowing under the Syndicated Credit Agreement, any additional future line of credit, credit facility or term bank loan, the Note Purchase Agreement and any additional issuance of debt securities by the Account in the future, or under another line of credit or credit facility, or otherwise investing in a property subject to a mortgage, are the following:
•General Economic Conditions. General economic conditions, dislocations in the capital or credit markets generally or the market conditions then in effect in the real estate finance industry, may hinder the Account’s ability to obtain financing or refinancing for its property investments on favorable terms or at all, regardless of the quality of the Account’s property for which financing or refinancing is sought. Such unfavorable terms might include high interest rates, increased fees and costs and restrictive covenants applicable to the Account’s operation of the property. Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives, rising interest rates or failures of significant financial institutions could adversely affect our access to financing necessary to make profitable real estate investments. Our failure to obtain financing or refinancing on favorable terms due to the current state of the credit markets or otherwise could have an adverse impact on the returns of the Account. Also, the Account’s ability to continue to secure financing may be impaired if negative marketplace effects, such as those which followed from the worldwide economic slowdown following the 2008–2011 financial crisis or the subsequent sovereign debt and banking difficulties experienced in parts of the Eurozone, were to occur. Such marketplace effects could result in tighter lending standards instituted by banks and financial

26	TIAA Real Estate Account ■ Prospectus

institutions, the reduced availability of credit facilities and project finance facilities from banks and the fall of consumer and/or business confidence.
•Default Risk. The property or group of encumbered properties may not generate sufficient cash flow to support the debt service on the mortgage loan. The property may also fail to meet certain financial or operating covenants contained in the loan documents and/or the property may have negative equity (i.e., the loan balance exceeds the value of the property) or inadequate equity. In addition, income from properties or investments or any other source of income for the Account may not generate sufficient cash flow to support the debt service on a line of credit or credit facility or debt securities issued by the Account. In any of these circumstances, we (or a joint venture in which we invest) may default on the loan, including due to the failure to make required debt service payments when due. If a loan is in default, the Account or the venture may determine that it is not economically desirable and/or in the best interests of the Account to continue to make payments on the loan (including accessing other sources of funds to support debt service on the loan), and/or the Account or venture may not be able to otherwise remedy such default on commercially reasonable terms or at all. In either case, the lender then could accelerate the outstanding amount due on the loan and/or foreclose on the underlying property, in which case the Account could lose the value of its investment in the foreclosed property. Further, any such default or acceleration could trigger a default under loan agreements in respect of other Account properties pledged as security for the defaulted loan or other loans. Finally, any such default could subject the Account to the costs of litigation, increase the Account’s borrowing costs, or result in less favorable terms with respect to financing future properties, entering into future lines of credit or credit facilities, obtaining future bank term loans, or issuing debt securities.
•Balloon Maturities. If the Account obtains a mortgage loan that involves a balloon payment, there is a risk that the Account will not be able to make the lump sum principal payment due under the loan at the end of the loan term, or otherwise obtain adequate refinancing on terms commercially acceptable to the Account or at all. The Account then may be forced to sell the property or other properties under unfavorable market conditions, restructure the loan on terms not advantageous to the Account, or default on its mortgage, resulting in the lender exercising its remedies, which may include repossession of the property, and the Account could lose the value of its investment in that property.
•Variable Interest Rate Risk. If the Account obtains variable-rate loans, the Account’s returns may be volatile when interest rates are volatile. Generally, changes in interest rates will have a smaller effect on the market value of variable-rate loans than on the market value of comparable fixed-rate obligations. Further, the Account is exposed to interest rate risk with respect to variable-rate indebtedness based on current property-level mortgage

TIAA Real Estate Account ■ Prospectus	27

financings, and may become exposed to such interest rate risk in any future borrowings under the Syndicated Credit Agreement, one or more future bank term loans or any issuance of debt securities. Any increase in interest rates under such debt financing arrangements would directly result in higher interest expense costs to the Account. Any interest rate hedging activities the Account engages in to mitigate this risk may not fully protect the Account from the impact of interest rate volatility. As of December 31, 2022, the outstanding principal balance of our variable rate indebtedness, including mortgage loans payable and term loans, was $811.3 million.
•Variable Rate Demand Obligation (“VRDO”) Risk. To the extent the Account obtains financing pursuant to a VRDO subject to periodic remarketing or similar mechanisms, the Account or the joint ventures in which it invests could face higher borrowing costs if the remarketing results in a higher prevailing interest rate. In addition, the terms of such VRDOs may allow the remarketing agent to cause the Account or venture to repay the loan on demand in the event insufficient market demand for such loans is present.
•Valuation Risk. The market valuation of loans payable could have an adverse impact on the Account’s performance. Valuations of loans payable are generally based on the amount at which the liability could be transferred in a current transaction, exclusive of transaction costs, and such valuations are subject to a number of assumptions and factors with respect to the loan and the underlying property, a change in any of which could cause the value of a mortgage loan to fluctuate. In addition, the Account may not be able to transact at a price deemed to be attractive, if at all, which may inhibit the Account from pursuing its investment strategies or negatively impact the values of portfolio holdings. Further, an increase in interest rates or other adverse conditions (e.g., inflation/deflation, increased selling of fixed-income investments across other pooled investment vehicles or accounts, changes in investor perception or changes in government intervention in the markets) may lead to increased transaction activity by contract owners and increased portfolio turnover, which could reduce liquidity for certain Account investments, adversely affect values of portfolio holdings and increase the Account’s costs.
•Underlying Leverage Risk by Certain Portfolio Investments. Certain of the Account’s portfolio investments, including investments in certain REITs, joint ventures and real estate funds and other investment vehicles, often utilize leverage in connection with their investment activity. Such leverage is generally not included in the Account’s loan to value calculation. In addition, higher amounts of leverage by such portfolio investments could cause the investments to lose money and negatively impact the Account’s performance.
•Ability to Incur Additional Indebtedness. The Account and Account Subsidiaries may also incur additional indebtedness in the future. Although the Account’s Syndicated Credit Agreement, Note Purchase Agreement, and

28	TIAA Real Estate Account ■ Prospectus

other financing agreements contain certain financial covenants, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial, including, under current investment guidelines, potentially up to 30% of the Account’s loan-to-value ratio. In addition, to the extent new borrowing is added to the Account and the Account Subsidiaries’ current debt levels, the substantial risks of borrowings described above would increase.
A general disruption in the credit markets, such as the disruption experienced in 2008 and 2009, caused by the COVID-19 pandemic in 2020, or caused by changing economic or market environments with high inflation or rapid increases in interest rates, may aggravate some or all of these risks.
Investment and Cash Management Risks Associated with Contract Owner Transactions: The amount the Account has available to invest in new properties and other real estate–related assets will depend, in large part, on the level of net contract owner transfers into or out of the Account as well as contract owner premiums into the Account. As noted elsewhere in this prospectus, the Account intends to hold between 15% and 25% of its net assets in liquid, fixed-income investments. These liquid assets are intended to be used to satisfy contract owner redemption requests and meet the Account’s expense needs (including, from time to time, obligations on debt). Significant contract owner transaction activity into or out of the Account’s units is generally not predictable, and wide fluctuations can occur as a result of macroeconomic, geopolitical or market conditions (including market disruptions, volatility or downturns), the performance of equities or fixed income securities or general investor sentiment, regardless of the historical performance of the Account or of the performance of the real estate asset class generally. In the event that the Account were to experience significant net contract owner transfers out of the Account, such transfers can eventually cause the Account’s liquid, fixed-income investments to comprise less than 10% of the Account’s assets (on a net and total basis), as occurred over the course of 2022. As of December 31, 2022, the Account’s liquid, fixed-income investments comprised 7.1% of its net assets. Such situations could trigger the need to execute the TIAA liquidity guarantee. Please see the section below entitled “Establishing and managing the Account — The role of TIAA — Liquidity guarantee.” If a significant amount of net contract owner transfers out of the Account were to recur, particularly in high volumes, the Account may not have enough available liquid assets to pursue, or consummate, new investment opportunities presented to us that are otherwise attractive to the Account. This, in turn, could harm the Account’s returns. Even though the Account has over time experienced both net inflows (purchases) and net outflows (redemptions) of contract owner investments on an annual basis, there is no guarantee that net outflow or redemption activity will not increase, perhaps in a significant and rapid manner, particularly in response to market cycles in the domestic and foreign securities and commercial real estate markets and other factors.

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Alternatively, periods of significant net transfer activity into the Account can result in the Account holding a higher percentage of its net assets in liquid, fixed-income investments than the Account’s manager would target to hold under the Account’s long-term strategy. At times, the portion of the Account’s net assets invested in these types of liquid instruments may exceed 25%, particularly if the Account receives a large inflow of money in a short period of time, coupled with a lack of attractive real estate–related investments on the market. Also, large inflows from contract owner transactions often occur in times of appreciating real estate values and pricing, which can render it challenging to execute on some transactions at ideal prices.
In an appreciating real estate market generally, a large percentage of assets held in liquid, fixed-income investments and not in real estate and real estate–related investments may impair the Account’s overall returns. This scenario may be exacerbated in a low interest rate environment for U.S. Treasury and Agency securities and other liquid, fixed-income investments. In addition, to manage cash flow, the Account may temporarily hold a higher percentage of its net assets in liquid real estate–related securities, such as REIT and CMBS securities, than its long-term targeted holdings in such securities, particularly during and immediately following times of significant net transfer activity into the Account. Such holdings could increase the volatility of the Account’s returns.
Joint Venture Investment Risks: Investing in joint ventures or other forms of joint property ownership may involve special risks, many of which are exacerbated when the consent of parties other than the Account is required to take action.
•The co-venturer may have interests or goals inconsistent with those of the Account, including during times when a co-venturer may be experiencing financial difficulty. For example:
•a co-venturer may desire a higher current income return on a particular investment than does the Account (which may be motivated by a longer-term investment horizon or exit strategy), or vice versa, which could cause difficulty in managing a particular asset;
•a co-venturer may desire to maximize or minimize leverage in the venture, which may be at odds with the Account’s strategy;
•a co-venturer may be more or less likely than the Account to agree to modify the terms of significant agreements (including loan agreements) binding the venture, or may significantly delay in reaching a determination whether to do so, each of which may frustrate the business objectives of the Account and/or lead to a default under a loan secured by a property owned by the venture; or
•for reasons related to its own business strategy, a co-venturer may have different concentration standards as to its investments (geographically, by sector, or by tenant), which might frustrate the execution of the business plan for the joint venture.
•The co-venturer may be unable to fulfill its obligations (such as to fund its pro rata share of committed capital, expenditures or guarantee obligations of

30	TIAA Real Estate Account ■ Prospectus

the venture) during the term of such agreement or may become insolvent or bankrupt, any of which could expose the Account to greater liabilities than expected and frustrate the investment objective of the venture.
•If a co-venturer does not follow the Account’s instructions or adhere to the Account’s policies, the jointly owned properties, and consequently the Account, might be exposed to greater liabilities than expected.
•The Account may have limited rights with respect to the underlying property pursuant to the terms of the joint venture, including the right to operate, manage or dispose of a property, and a co-venturer could have approval rights over the marketing or the ultimate sale of the underlying property.
•The terms of the Account’s ventures often provide for complicated agreements which can impede our ability to direct the sale of the property owned by the venture at times the Account views most favorable. One such agreement is a “buy-sell” right, which may force us to make a decision (either to buy our co-venturer’s interest or sell our interest to our co-venturer) at inopportune times.
•A co-venturer can make it harder for the Account to transfer its equity interest in the venture to a third party, which could adversely impact the valuation of the Account’s interest in the venture.
•To the extent the Account serves as the general partner or managing member in a venture, it may owe certain contractual or other duties to the co-venturer, including fiduciary duties, which may present perceived or actual conflicts of interest in the management of the underlying assets. Such an arrangement could also subject the Account to liability to third parties in the performance of its duties as a general partner or managing member.
•The venture may incur higher than normal levels of investment leverage, including levels that exceed the Account’s typical loan-to-value ratio.
•A partner that administratively operates a particular co-venture may not sufficiently assess and/or appropriately manage ESG-related criteria when acquiring and/or operating commercial real property, and any resulting ESG-related financial performance issues with the commercial property may have the potential in certain circumstances to negatively impact the value of, and subsequent investment returns on, the property.
Risks of Developing or Redeveloping Real Estate or Buying Recently Constructed Properties: If the Account chooses to develop or redevelop a property or buys a recently constructed property, it may face the following risks:
•There may be delays or unexpected increases in the cost of property development, redevelopment and construction due to strikes, bad weather, material shortages, increases in material and labor costs or other events.
•There are risks associated with potential underperformance or non-performance by, and/or solvency of, a contractor we select or other third- party vendors involved in developing or redeveloping the property.
•If the Account were viewed as developing or redeveloping underperforming properties, suffering losses on our investments, or defaulting on any loans

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on our properties, our reputation could be damaged. Damage to our reputation could make it more difficult to successfully develop or acquire properties in the future and to continue to grow and expand our relationships with our lenders, venture partners and tenants.
•Because external factors may have changed from when the project was originally conceived (e.g., slower growth in the local economy, periods of high inflation or rising interest rates, overbuilding in the area or changes in the regulatory and permitting environment), the property may not attract tenants on the schedule we originally planned and/or may not operate at the income and expense levels first projected.
Real Estate Regulatory Risks: Government regulation at the federal, state and local levels, including, without limitation, zoning laws, rent control or rent stabilization laws, laws regulating housing on the Account’s multi-family and single family properties, the Americans with Disabilities Act, property taxes and fiscal, accounting, environmental or other government policies, could operate or change in a way that adversely affects the Account and its properties. For example, these regulations could raise the cost of acquiring, owning, improving or maintaining properties, present barriers to otherwise desirable investment opportunities or make it harder to sell, rent, finance, or refinance properties either on economically desirable terms, or at all, due to the increased costs associated with regulatory compliance.
In addition, some state and local municipal jurisdictions, such as New York City, Boston, MA, and Washington DC and the States of Washington and Colorado, have enacted legislation which compels building owners to meet standards for energy efficiency or carbon emission limits which may result in unplanned capital expenditures or require amendments to leases or other financial agreements with tenants (which represent a significant portion of building energy consumption) to improve building efficiency. If standards are not met, the Account could be subject to fines and/or other regulatory penalties that may impact the value of non-compliant buildings held in the Account’s portfolio. Additional state and local jurisdictions (including foreign jurisdictions where the Account could own commercial property) that have committed to achieve carbon reduction, clean energy standards and other climate-related criteria may implement similar legislation impacting commercial real estate that could increase costs and negatively impact the performance of such properties in the Account’s portfolio where it may not be financially feasible to meet such standards. Buildings that do not meet these standards could be discounted at the time of sale based on the cost required to meet regulatory requirements.
Environmental Risks: How well a company manages its impact on the natural environment can support long-term sustainable growth, or present unmitigated costs and risks. The Account may be liable for damage to the environment or injury to individuals caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of

32	TIAA Real Estate Account ■ Prospectus

removing or cleaning up hazardous substances found on a property, even if it did not know of and was not responsible for the hazardous substances. If any hazardous substances are present or the Account does not properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. Further, environmental laws may impose restrictions on the manner in which a property may be used, the tenants which may be allowed, or the manner in which businesses may be operated, which may require the Account to expend funds in order to comply with these laws. These laws may also cause the most ideal use of the property to differ from that originally contemplated and as a result could impair the Account’s returns. The cost of any required cleanup relating to a single real estate investment (including remediating contaminated property) and the Account’s potential liability for environmental damage, including paying personal injury claims and performing under indemnification obligations to third parties, could exceed the value of the Account’s investment in a property, the property’s value, or in an extreme case, a significant portion of the Account’s assets. Finally, while the Account may from time to time acquire third-party insurance related to environmental risks, such insurance coverage may be inadequate to cover the full cost of any loss and would cause the Account to be reliant on the financial health of our third-party insurer at the time any such claim is submitted.
Uninsurable Loss Risks: Certain catastrophic losses (e.g., from earthquakes, wars, terrorist acts, nuclear accidents, hurricanes, tornadoes, earthquakes, tsunamis, high winds, wildfires, inland or coastal floods, rising sea levels or environmental or industrial hazards or accidents) may be uninsurable or so expensive to insure against that it is economically disadvantageous to buy insurance for them. Further, the terms and conditions of the insurance coverage the Account has on its properties, in conjunction with the type of loss actually suffered at a property, may subject the property, or the Account as a whole, to a cap on insurance proceeds that is less than the loss or losses suffered. If a disaster that we have not insured against occurs, if the insurance contains a high deductible, and/or if the aggregate insurance proceeds for a particular type of casualty are capped, the Account could lose some of its original investment and any future profits from the property. Also, the Account may not have sufficient access to internal or external sources of funding to repair or reconstruct a damaged property to the extent insurance proceeds do not cover the full loss. In addition, some leases may permit a tenant to terminate its obligations in certain situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant’s space is vacant, and any such vacancy might impact the value of that property. Finally, as with respect to all third-party insurance, the Account is reliant on the continued financial health of such insurers and their ability to pay on valid claims. If the financial health of an insurer were to deteriorate quickly, the

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Account may not be able to find adequate coverage from another carrier on favorable terms, which could adversely impact the Account’s investment returns.
Physical Climate Change Related Financial Risks: Many of the Account’s commercial properties are located within geographical regions in the United States and likely foreign jurisdictions in the future that currently are, and in the future will continue to be, affected by increasingly severe and adverse weather conditions across the globe. Such conditions include, among others, earthquakes, hurricanes, tsunamis, tornadoes, high winds, wildfires, changes in rainfall patterns, extreme heat, inland or coastal flooding, and rising sea levels. Impacts from climate change may include significant risks to global financial assets and economic growth. As regions experience changes to the climate and extreme weather events become more frequent and intense, commercial real estate assets within the Account that are located in such regions could be adversely impacted by direct damage to buildings and other improvements thereon and result in loss of revenue, the incurrence of unplanned capital and other expenses not covered by insurance, and increase operating expenses for such properties, including utility, insurance and maintenance costs. Climate related changes and resulting hazards may stress local populations (including as a result of malnutrition, mortality, and population migration), real estate financing and operational systems, and local infrastructure to the point where such changes and hazards negatively impact local market attractiveness of such properties as investments, rental market growth, and ultimately decrease demand for and value of commercial real estate in such regions. Any resulting losses from such climate changes and hazards could adversely impact the Account’s investment returns; however, should climate change assumptions be incorrect it may result in the Account forgoing investments that may have ultimately been beneficial to the Account.
Climate Change Transition Risks: Climate change poses long-term risks to investments that should be assessed and mitigated. Risks fall into two primary categories, as outlined with the Task Force on Climate Related Financial Disclosures (“TCFD”):
•Physical Risk (as described above);
•Low Carbon Transition Related Risks: Transitioning to a low-carbon economy may entail extensive policy, legal, regulatory, technology and market changes as public and private organizations and institutions attempt to mitigate and adapt to climate change. Depending on the nature, speed and focus of these changes, transition risks may pose varying levels of financial and reputational risk to organizations and, by definition, also to their investors and portfolio assets (such as those held by the Account). While transition risk is relevant across sectors, it is likely to be especially severe for carbon-intensive industries. The Account will attempt to develop a specific pathway to achieve net zero carbon across its portfolio properties (“Net Zero Carbon”) in order to mitigate financial risk associated with the transition to a low-carbon economy as part of what TIAA believes is its fiduciary

34	TIAA Real Estate Account ■ Prospectus

responsibility to enhance the financial performance for the Account’s real estate investments and mitigate risk in the Account’s portfolio. Given the long-term nature of commercial real estate investments, TIAA will target to protect and enhance the value of the Account’s commercial real estate investments by achieving Net Zero Carbon prior to the time period where a commercial real estate investment may become obsolete or illiquid if it cannot reasonably reduce emissions to meet required standards. TIAA will continue to ensure that all portfolio investment decisions for the Account with regard to Net Zero Carbon are based on expected financial performance, taking into account potential risks to asset value or liquidity, and opportunities to improve performance through improvements to commercial real estate properties held by the Account that reduce energy use and carbon emissions and thus decrease long-term costs for the Account.
ESG Criteria Risks: Management of the Account looks to utilize industry recognized ESG criteria in its commercial real estate underwriting given TIAA’s view that the application of such criteria, as part of the underwriting process, is beneficial in achieving positive long-term returns for the Account. In its evaluation of commercial real estate opportunities, the Account will take ESG considerations into account as part of the financial assessment of a commercial real estate portfolio asset, and not to achieve a desired outcome or as an investment qualification or screen. Ultimately, the Account will make an investment decision that incorporates ESG criteria only to the extent that the criteria are reasonably expected to enhance our understanding of the investment’s ability to achieve desired returns for the Account. However, the Account’s utilization of ESG criteria in its commercial real estate evaluation may, if economic risk or financial opportunity projections do not materialize in the way we have anticipated, result in the Account underperforming other investment vehicles that do not utilize such ESG criteria in selecting and managing portfolio properties.
Foreign Real Property Investment Risks: Investment in foreign commercial real properties, foreign real estate loans, and foreign debt investments may present the following special risks:
•The value of foreign investments or rental income can increase or decrease due to changes or fluctuations in foreign currency exchange rates, imposition of currency exchange control or market control regulations, possible expropriation or confiscatory taxation, political, social, diplomatic and economic developments and foreign regulations. The Account translates into U.S. dollars purchases and sales of securities, income receipts and expense payments made in foreign currencies at the exchange rates prevailing on the respective dates of the transactions. The effect of any changes in currency exchange rates on foreign debt investments and loans payable is included in the Account’s net realized and unrealized gains and losses. As such, fluctuations in currency exchange rates, even if hedged, may impair or reduce the Account’s returns and result in poorer overall

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performance of the Account than if it had not acquired such foreign investments or entered into any foreign currency hedging transactions.
•In managing any domestic or foreign commercial real property investments, the Account may, but is not required to, use or enter into forward currency contracts and foreign currency swaps, and may buy or sell put and call options and futures contracts on foreign currencies as well as other types of derivatives transactions (including interest rate swaps and options, futures contracts or swaps) in order to hedge against the risks of currency or exchange rate uncertainties, interest rate uncertainties and foreign currency or market fluctuations impacting the Account’s domestic or foreign real estate investments. Changes in exchange rates and exchange control regulations or interest rates may increase or reduce the value of domestic or foreign real estate investments. Currency hedging, interest rate hedging and similar transactions involve special risks and may limit potential gains due to increases in a currency’s value or changes in interest rates. Unanticipated changes in interest rates, domestic or foreign securities prices or currency exchange rates may result in poorer overall performance of the Account than if it had not entered into any such currency-related or interest rate-related hedging transactions for such real property investments. In addition, the Account could incur additional costs of paying hedge unwind fees, if it has to terminate cross-currency or interest rate swaps, futures contracts or options prematurely due to early repayment of domestic or foreign mortgage loans related to such properties. The Account does not intend to speculate in foreign currency exchange transactions, forward currency contracts, interest rate options, futures contracts or swaps or other types of hedging transactions related to its portfolio of domestic or foreign real property investments.
•Non-U.S. jurisdictions may impose withholding taxes on the Account as a result of its investment activity in that jurisdiction. TIAA may be eligible for a foreign tax credit in respect of such tax paid by the Account and such credit (if available to TIAA) would be reimbursed to the Account. However, there may be circumstances where TIAA is unable to receive some or all of the benefit of a foreign tax credit and the Account would thus not receive reimbursement, which could harm the value of the Account’s units.
•Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.
•The regulatory environment in non-U.S. jurisdictions may disfavor owners and operators of real estate investment properties, resulting in less predictable and/or economically harmful outcomes if the Account were to face a significant dispute with a tenant or with a regulator itself.
•The Account may be subject to increased risk of regulatory scrutiny pursuant to U.S. federal statutes, such as the Foreign Corrupt Practices Act, which, among other things, requires robust compliance and oversight programs to help prevent violations. The costs associated with maintaining such

36	TIAA Real Estate Account ■ Prospectus

programs, in addition to costs associated with a potential regulatory inquiry, could impair the Account’s returns and divert management’s attention from other Account activities.
•It may be more difficult for the Account to obtain and collect a judgment on foreign investments than on domestic investments, and the costs to the Account that are associated with contesting claims relating to foreign investments may exceed those costs associated with a similar claim on domestic investments.
Risks of investing in real estate investment trust (REIT) securities
The Account may invest in registered and unregistered REIT securities for diversification, liquidity management and other purposes. The Account’s investment in REITs may also increase, as a percentage of net assets, during periods in which the Account is experiencing large net inflow activity, in particular due to net contract owner transfers into the Account. As of December 31, 2022, the Account did not hold any REIT securities. Investments in REIT securities are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying properties owned by the entity, while mortgage REITs may be affected by the quality of any credit extended. Moreover, changes in consumer behavior that affect the use of commercial spaces could negatively impact the value of properties underlying certain REITs. In addition to these risks, because REIT investments are securities and generally publicly traded, they may be exposed to market risk and potentially significant price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates, regardless of the value of the underlying real estate such REIT may own.
In general, during periods of high interest rates, REITs may lose some of their appeal for investors who may be able to obtain higher yields from other income-producing investments, such as long-term bonds. Rising interest rates generally increase the cost of financing for real estate projects, which could cause the value of an equity REIT to decline. During periods of declining interest rates, mortgagors may elect to prepay mortgages held by mortgage REITs, which could lower or diminish the yield on the REIT. Also, sales of REIT securities by the Account for liquidity management purposes may occur at times when values of such securities have declined and it is otherwise an inopportune time to sell the security. Volatility in REITs can cause significant fluctuations in the Account’s AUV on a daily basis, as they are correlated to equity markets which have experienced significant day to day fluctuations over the past few years. Finally, certain REITs may be self-liquidating in that a specific term of existence is provided for in their trust document. In acquiring the securities of REITs, the Account runs the risk that it will sell them at an inopportune time.
REITs do not pay federal income taxes if they distribute most of their earnings to their shareholders and meet other tax requirements. Many of the requirements to qualify as a REIT, however, are highly technical and complex. Failure to qualify

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as a REIT results in tax consequences, as well as disqualification from operating as a REIT for a period of time. Consequently, if the Account invests in securities of a REIT that later fails to qualify as a REIT, this may adversely affect the performance of our investment.
Risks of investing in mortgage-backed securities
The Account from time to time has invested in mortgage-backed securities and may in the future invest in such securities. Mortgage-backed securities, such as CMBS and RMBS, are subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in debt securities. The underlying mortgage loans may experience defaults with greater frequency than projected when such mortgages were underwritten, which would impact the values of these securities, and could hamper our ability to sell such securities. In particular, these types of investments may be subject to prepayment risk or extension risk (i.e., the risk that borrowers will repay the loans earlier or later than anticipated). If the underlying mortgage assets experience faster than anticipated prepayments of principal, the Account could fail to recoup some or all of its initial investment in these securities, since the original price paid by the Account was based in part on assumptions regarding the receipt of interest payments. If the underlying mortgage assets are repaid later than anticipated, the Account could lose the opportunity to reinvest the anticipated cash flows at a time when interest rates might be rising. The rate of prepayments depends on a variety of geographic, social and other functions, including prevailing market interest rates and general economic factors. Further, it is possible that issuers of U.S. Government Securities will not have the funds to meet their payment obligations in the future, and the U.S. Government may change its support of, and policies regarding, the Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and the Federal Home Loan Mortgage Corp. (“FHLMC” or “Freddie Mac”). Both Fannie Mae and Freddie Mac have been operating under conservatorship with the Federal Housing Finance Administration (“FHFA”) since September 2008. The entities are dependent upon the continued support of the U.S. Department of the Treasury and FHFA in order to continue their business operations. These factors, among others, could affect the future status and role of Fannie Mae and Freddie Mac and the value of their securities and the securities which they guarantee. Even if the Account acquired such securities, such changes may have a negative effect on the pricing of such securities. Other policy changes impacting Fannie Mae and Freddie Mac and/or U.S. Government programs related to mortgages that may be implemented in the future could create market uncertainty and affect the actual or perceived credit quality of issued securities, adversely affecting mortgage-backed securities through an increased risk of loss.
Importantly, the fair market value of these securities is also highly sensitive to changes in interest rates, liquidity of the secondary market and economic conditions impacting financial institutions and the credit markets generally. Note that the potential for appreciation, which could otherwise be expected to result

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from a decline in interest rates, may be limited by any increased prepayments. Further, volatility and disruption in the mortgage market and credit markets generally, including periods of high inflation or rapid increases in interest rates, may cause there to be a very limited or even no secondary market for these securities and they therefore may be harder to sell than other securities.
Risks of investing in mortgage loans and related investments
The Account’s investment strategy includes, to a limited extent, investments in mortgage loans (i.e., the Account serving as lender).
•General Risks of Mortgage Loans. The Account will be subject to the risks inherent in making mortgage loans, including:
•The borrower may default on the loan, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non-recourse, the Account must rely solely on the value of a property for its security. In addition, there is a risk of delay in exercising any contractual remedies due to actions of the borrower, including, without limitation, bankruptcy or insolvency of the borrower.
•The larger the mortgage loan compared to the value of the property securing it, the greater the loan’s risk. Upon default, the Account may not be able to sell the property for its estimated or appraised value. Also, certain liens on the property, such as mechanic’s or tax liens, may have priority over the Account’s security interest.
•A deterioration in the financial condition of tenants, which could be caused by general or local economic conditions or other factors beyond the control of the Account, or the bankruptcy or insolvency of a major tenant, may adversely affect the income of a property, which could increase the likelihood that the borrower will default under its obligations.
•The borrower may be unable to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.
•If interest rates are volatile during the loan period, the Account’s variable-rate mortgage loans could have volatile yields. Further, to the extent the Account makes mortgage loans with fixed interest rates, it may receive lower yields than those which are then available in the market if interest rates rise generally.
•Interest Rate Risk. The risk that the value or yield of fixed-income investments may decline if interest rates change. In general, when prevailing interest rates decline, the market values of outstanding fixed-income investments (particularly those paying a fixed rate of interest) tend to increase while yields on similar newly issued fixed-income investments tend to decrease, which could adversely affect the Account’s income. Conversely, when prevailing interest rates increase, the market values of outstanding fixed-income investments (particularly those paying a fixed

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rate of interest) tend to decline while yields on similar newly issued fixed-income investments tend to increase. If a fixed-income investment pays a floating or variable rate of interest, changes in prevailing interest rates may increase or decrease the investment’s yield. Fixed-income investments with longer durations tend to be more sensitive to interest rate changes than shorter-term investments. Interest rate risk is generally heightened during periods when prevailing interest rates are low or negative. During periods of very low or negative interest rates, a fixed-income investment may not be able to maintain positive returns. As of the date of this prospectus, interest rates in the United States and in certain foreign markets have recently started to rise rapidly from historic low levels. In general, changing interest rates could have unpredictable effects on the markets and may expose fixed-income and related markets to heightened volatility. A wide variety of factors can cause interest rates to rise (e.g., central bank monetary policies, inflation rates, or general economic conditions). Additional interest rate-related risks include the following:
•London Interbank Offered Rate (“LIBOR”) Risks. LIBOR is an average interest rate, determined by the ICE Benchmark Administration, that banks charge one another for the use of short-term money. Certain financial contracts in which the Account may invest are subject to rates that are tied to a specific reference interest rate, such as LIBOR. On March 5, 2021, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that all LIBOR settings will either cease to be provided by any administrator, or no longer be representative immediately after December 31, 2021, for all four LIBOR settings (British Pound (“GBP”), Euro, Swiss Franc and Japanese Yen), as well as one-week and two-month U.S. dollar LIBOR settings, and immediately after June 30, 2023 for the remaining U.S. dollar LIBOR settings, including three-month U.S. dollar LIBOR. On December 16, 2022, the Board of Governors of the U.S. Federal Reserve System adopted the Secured Overnight Financing Rate (“SOFR”), which will replace U.S. dollar LIBOR in certain financial contracts after June 30, 2023. SOFR measures the cost of overnight borrowings through repurchase agreement transactions collateralized with U.S. Treasury securities. Other replacement rates could be adopted by market participants and foreign central banks in the future for different types of financial contracts. Although the transition process away from LIBOR has become increasingly well-defined in advance of the discontinuation date on June 30, 2023, there remains uncertainty regarding the future utilization of SOFR and the nature of any other replacement rates for different types of financial contracts. Any potential effects of the transition away from LIBOR to SOFR (or to other replacement rates) for certain financial contracts held by the Account, or on certain

40	TIAA Real Estate Account ■ Prospectus

instruments in which the Account invests, can be difficult to ascertain. Such effects may vary depending on factors that include, but are not limited to: (i) existing fallback or termination provisions in certain financial contracts, and (ii) whether, how, and when industry participants develop and adopt new reference rates and fallbacks for both legacy and new products and instruments. In addition, interest rate provisions included in such contracts may need to be renegotiated in contemplation of the transition away from LIBOR to SOFR.
The transition may also result in a reduction in the value of certain instruments held by the Account or a reduction in the effectiveness of related Account transactions such as currency or other hedges. In addition, an instrument’s transition to a replacement rate could result in variations in the reported yields of such instrument held by the Account. The usefulness of LIBOR as a benchmark could deteriorate during the transition period prior to June 30, 2023, and, at this time, it is not possible to predict the effect of the establishment of SOFR or any other replacement rates for different types of financial contracts. Any such effects of the transition away from LIBOR to SOFR, as well as other unforeseen effects, could result in losses to the Account.
•Negative Interest Rate Risk. Certain European countries and Japan have in the past pursued negative interest rate policies. A negative interest rate policy is an unconventional central bank monetary policy tool where nominal target interest rates are set with a negative value (i.e., below zero percent) intended to help create self-sustaining growth in the local economy. If a bank charges negative interest, instead of receiving interest on deposits, a depositor must pay the bank fees to keep money with the bank. In such a scenario, certain debt instruments may trade at negative yields, which means the purchaser of the instrument may receive at maturity less than the total amount invested.
Such market conditions may increase the Account’s exposure to the risks associated with rising interest rates.
A number of factors may contribute to debt instruments trading at a negative yield. While negative yields can be expected to reduce demand for fixed-income investments trading at a negative interest rate, investors may be willing to continue to purchase such investments for a number of reasons including, but not limited to, price insensitivity, arbitrage opportunities across fixed-income markets, rules-based investment strategies, capital preservation, reduced volatility, or decreased investment opportunities. If negative interest rates become prevalent in the market, it is expected that investors would seek to reallocate assets to other income-producing assets such as investment-grade and high-yield debt instruments, or equity investments that pay a dividend. This increased demand for higher yielding assets may cause

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the price of such instruments to rise while triggering a corresponding decrease in yield and the value of debt instruments over time. In addition, a move to higher yielding investments may cause investors, including the Account, to seek fixed-income investments with longer duration and/or potentially reduced credit quality in order to seek the desired level of yield. These considerations may limit the Account’s ability to locate fixed-income instruments containing the desired risk/return profile. Changing interest rates, including, but not limited to, rates that in the future fall below zero, could have unpredictable effects on the markets and may expose fixed-income and related markets to heightened volatility and potential illiquidity, increasing the potential for losses for the Account.
•Extension Risk. The risk that during periods of rising interest rates, borrowers pay off their mortgage loans later than expected, preventing the Account from reinvesting principal proceeds at higher interest rates, resulting in less income than potentially available. These risks are normally present in mortgage-backed securities and other ABS. For example, homeowners have the option to prepay their mortgages. Therefore, the duration of a security backed by home mortgages can lengthen depending on homeowner prepayment activity. A decline in the prepayment rate and the resulting increase in duration of fixed-income securities held by the Account can result in losses to the Account.
•Prepayment Risk. The Account’s mortgage loan investments will usually be subject to the risk that the borrower repays a loan early. Also, the Account may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate, resulting in a decline in income. These risks are normally present in mortgage-backed securities and other ABS. For example, homeowners have the option to prepay their mortgages. Therefore, the duration of a security backed by home mortgages can shorten depending on homeowner prepayment activity. A rise in the prepayment rate and the resulting decline in duration of fixed-income securities held by the Account can result in losses to investors in the Account.
•Interest Limitations. The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law changes during the loan term. If this happens, the Account could incur penalties or may be unable to enforce payment of the loan.
•Risks of Investing in Domestic and Foreign Debt or Loans. The Account may invest from time to time in domestic and foreign mezzanine and other debts or loans to entities which own real estate assets. Generally these loans will be secured by a pledge of the equity securities of the entity, but not by a first lien security interest in the property itself. As such, the Account’s recovery in the event of an adverse circumstance at the property (such as a default under a mortgage loan on the property) will be subordinated to the recovery available to the first lien mortgage lender(s) to the property. The

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Account’s remedy may solely consist of foreclosing on the equity interest in the entity owning the property, and that equity interest will be junior in right of recovery to a loan secured by the property owned by the entity. Also, as a subordinated lender, the Account may have limited rights to exercise control over the process by which the mortgage loan is restructured or the property is liquidated following a default. Any of these circumstances may result in the Account being unable to recover some or all of its original investment.
•Risks of Hedging Strategies for Domestic and Foreign Loans and Securities. In managing any domestic or foreign mezzanine debt or other domestic or foreign loans, securities or real estate, the Account may use or enter into forward currency contracts and foreign currency swaps, and may buy or sell put and call options and futures contracts on foreign currencies as well as other types of derivatives transactions (including interest rate swaps and options, futures contracts or swaps) in order to hedge against the risks of exchange rate uncertainties, interest rate uncertainties and foreign currency or market fluctuations impacting the Account’s domestic or foreign loans, securities and real estate investments. Changes in exchange rates and exchange control regulations or interest rates may increase or reduce the value of domestic or foreign mezzanine debt or other types of loans, securities and real estate. Currency hedging, interest rate hedging and similar transactions involve special risks and may limit potential gains due to increases in a currency’s value or changes in interest rates. Unanticipated changes in interest rates, domestic or foreign securities prices or currency exchange rates may result in poorer overall performance of the Account than if it had not entered into any such currency-related or interest rate-related hedging transactions for such loans and securities. In addition, the Account could incur additional costs of paying hedge unwind fees, if it has to terminate cross-currency or interest rate swaps, futures contracts or options prematurely due to early repayment of domestic or foreign mezzanine or other debt or securities. The Account does not intend to speculate in foreign currency exchange transactions, forward currency contracts, interest rate options, futures contracts or swaps or other types of hedging transactions relating to its portfolio of domestic and foreign loans and securities.
•Risks of Participations. To the extent the Account invested in a participating mortgage, the following additional risks would apply:
•The participation feature, in tying the Account’s returns to the performance of the underlying asset, might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.
•In very limited circumstances, a court may characterize the Account’s participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest or become liable for the borrower’s debts.

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Risks of U.S. Government and Government agency securities and corporate obligations
•The Account invests in securities issued by U.S. Government agencies and U.S. Government-sponsored entities. Some of these issuers may not have their securities backed by the full faith and credit of the U.S. Government, which could adversely affect the pricing and value of such securities. U.S. Government securities that are supported by the full faith and credit of the United States present limited credit risk compared to other types of debt securities but are not free of risk. Other U.S. Government securities are supported by the right of the agency or instrumentality to borrow an amount limited to a specific line of credit from the U.S. Treasury or by the discretionary authority of the U.S. Government to purchase financial obligations of the agency or instrumentality, which are thus subject to a greater amount of credit risk than those supported by the full faith and credit of the United States. Still other U.S. Government securities are only supported by the credit of the issuing agency or instrumentality which are subject to greater credit risk as compared to other U.S. Government securities. The maximum potential liability of the issuers of some U.S. Government securities may exceed then current resources, including any legal right to support from the U.S. Treasury. Because the U.S. Government is not obligated by law to support an agency or instrumentality that it sponsors, or such agency’s or instrumentality’s securities, the Account only invests in U.S. Government securities when TIAA determines that the credit risk associated with the obligation is suitable for the Account.
It is possible that issuers of U.S. Government securities will not have the funds to meet their payment obligations in the future. The FHLMC (or “Freddie Mac”) and the FNMA (or “Fannie Mae”) have been operating under conservatorship, with the FHFA acting as their conservator, since September 2008. The FHFA and U.S. Presidential administration have made public statements regarding plans to consider ending the conservatorships. In the event that FHLMC or FNMA are taken out of conservatorships, it is unclear how their respective capital structure would be constructed and what impact, if any, there would be on FHLMC’s or FNMA’s creditworthiness and guarantees of certain mortgage-backed securities. The entities are dependent upon the continued support of the U.S. Department of the Treasury and FHFA in order to continue their business operations. These factors, among others, could affect the future status and role of FHLMC and FNMA and the value of their securities and the securities which they guarantee.
Uncertainty regarding the status of negotiations in the U.S. Congress to increase the statutory debt ceiling may increase the risk that the U.S. Government may default on payments on certain U.S. Government securities, including those held by the Account.

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•In addition, the Account may invest in corporate obligations (such as commercial paper and other types of corporate debt obligations) and while the Account seeks out such holdings in short-term or intermediate-term, higher-quality liquid instruments, the ability of the Account to sell these securities may be uncertain, particularly when there are general dislocations in the finance or credit markets. Any such volatility could have a negative impact on the value of these securities. Further, transaction activity may fluctuate significantly from time to time, which could impair the Account’s ability to dispose of a security at a favorable time, regardless of the credit quality of the underlying issuer. Also, inherent with investing in any corporate obligation is the risk that the credit quality of the issuer will deteriorate, which could cause the obligations to be downgraded and hamper the value or the liquidity of these securities. Finally, any further downgrades or threatened downgrades of the credit rating for U.S. Government obligations generally could impact the pricing and liquidity of agency securities or corporate obligations in a manner which could impact the value of the Account’s units. On one occasion, the long-term credit rating of the United States has been downgraded by at least one leading rating agency as a result of disagreements within the U.S. Government over raising the debt ceiling to repay outstanding obligations. Similar situations in the future could result in periods of high inflation, rising interest rates, changes in the prices of U.S. Treasury securities, and increase the costs of various kinds of debt, which may adversely affect the Account.
Risks of liquid, fixed-income investments
The Account’s investments in liquid, fixed-income investments, whether real estate–related securities (such as REITs, CMBS or some loans receivable) or non-real estate–related securities (such as ABS, MBS, RMBS, CLOs, CMOs, CDOs, cash equivalents, municipal bond securities, other domestic and foreign government and corporate securities and structured securities), and whether debt or equity, are subject to the following general risks:
•Issuer Risk (often called Financial Risk) — The risk that an issuer’s earnings or revenue prospects and overall financial position will deteriorate (or be perceived to deteriorate by market participants, rating agencies, pricing services or otherwise), causing a decline in the value of the issuer’s financial instruments over short or extended periods of time. In times of market turmoil, perceptions of an issuer’s credit risk can quickly change and even large, well-established issuers may deteriorate rapidly with little or no warning.
•Credit Risk — The risk that the issuer of the fixed-income investments may not be able or willing to meet interest or principal payments when the payments become due, or, in the case of structured securities, the risk that the underlying collateral for the security may be insufficient to support such interest or principal payments, thereby causing a loss to the Account on the

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investment. Credit risk is heightened in times of market turmoil when perceptions of an issuer’s credit risk can quickly change and even large, well-established issuers and/or governments or, in the case of structured securities, higher quality underlying collateral for the security, may deteriorate rapidly with little or no warning.
•Credit Spread Risk — The risk that credit spreads (i.e., the difference in yield between securities that is due to differences in each security’s respective credit quality) may increase when market participants believe that bonds generally have a greater risk of default. Increasing credit spreads may reduce the market values of the Account’s securities. Credit spreads often increase more for lower-rated and unrated securities than for investment-grade securities. In addition, when credit spreads increase, reductions in market value will generally be greater for longer-maturity securities.
•Market Volatility, Liquidity and Valuation Risk — The risk that volatile or dramatic reductions in trading activity, or the cessation of trading at any time, whether due to general market turmoil, limited dealer capacity, problems experienced by a single company or a market sector, or other factors, such as natural disasters, public emergencies (pandemics and epidemics), or periods of high inflation or rapid increases in interest rates, in securities markets make it difficult for the Account to properly value its investments. In such situations, the Account may not be able to purchase or sell a securities investment at an attractive price, if at all. This risk is particularly acute to the extent the Account holds equity securities, which have experienced significant short-term price volatility in recent years.
•Interest Rate Risk — The risk that increases or volatility in interest rates can cause the prices of certain fixed-income investments to decline. This risk is heightened to the extent the Account invests in fixed-income investments and during periods when prevailing interest rates are low. Periods of very low or negative interest rates may challenge the Account’s ability to maintain positive returns. As of the date of this prospectus, interest rates in the United States and in certain foreign markets have risen rapidly recently from historic low levels in anticipation of tightening monetary policy by central banks, which may increase the Account’s exposure to risks associated with rising interest rates. In general, changing interest rates could have unpredictable effects on the markets and may expose fixed-income and related markets to heightened volatility. A wide variety of factors can cause interest rates to rise (e.g., central bank monetary policies, inflation rates, or general economic conditions).
•Downgrade Risk — The risk that securities are subsequently downgraded should TIAA and/or rating agencies believe the issuer’s business outlook or creditworthiness has deteriorated. If this occurs, the values of these investments may decline, or it may affect the issuer’s ability to raise additional capital for operational or financial purposes and increase the

46	TIAA Real Estate Account ■ Prospectus

chance of default, as a downgrade may be seen in the financial markets as a signal of an issuer’s deteriorating financial position.
•Income Volatility Risk — Income volatility refers to the degree and speed with which changes in prevailing market interest rates diminish the level of current income from the Account’s portfolio of fixed-income securities. The risk of income volatility is that the level of current income from a portfolio of fixed-income securities may decline in certain interest rate environments.
•Call Risk — The risk that an issuer will redeem a fixed-income investment prior to maturity. This often happens when prevailing interest rates are lower than the rate specified for the fixed-income investment. If a fixed-income investment is called early, the Account may not be able to benefit fully from the increase in value that other fixed-income investments experience when interest rates decline. Additionally, the Account would likely have to reinvest the payoff proceeds at current yields, which are likely to be lower than the fixed-income investment in which the Account originally invested, resulting in a decline in income.
•Prepayment Risk — The risk that, during periods of falling interest rates, borrowers may pay off their loans sooner than expected, forcing the Account to reinvest the unanticipated proceeds at lower interest rates, resulting in a decline in income. These risks are normally present in mortgage-backed securities and other asset-backed securities. For example, borrowers have the option to prepay their mortgages. Therefore, the duration of a security backed by home mortgages can shorten depending on borrower prepayment activity. A rise in the prepayment rate and the resulting decline in duration of fixed-income securities held by the Account can result in losses to the Account.
•Extension Risk — The risk that, during periods of rising interest rates, borrowers may pay off their mortgage loans later than expected, preventing a Fund from reinvesting principal proceeds at higher interest rates, resulting in less income than potentially available. These risks are normally present in mortgage-backed securities and other asset-backed securities. For example, homeowners have the option to prepay their mortgages. Therefore, the duration of a security backed by home mortgages can lengthen depending on homeowner prepayment activity. A decline in the prepayment rate and the resulting increase in duration of fixed-income securities held by the Account can result in losses to the Account.
•U.S. Government Securities Risk — Securities issued by the U.S. Government or one of its agencies or instrumentalities may receive varying levels of support from the U.S. Government, which could affect the Account’s ability to recover should they default. Therefore, securities issued by U.S. Government agencies or instrumentalities that are not backed by the full faith and credit of the U.S. Government may involve increased risk of loss of principal and interest. In addition, the value of U.S. Government securities may be affected by changes in the credit rating of the U.S.

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Government. To the extent the Account invests significantly in securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, any market movements, regulatory changes or changes in political or economic conditions that affect the securities of the U.S. Government or its agencies or instrumentalities in which the Account invests may have a significant impact on the Account’s performance. Events that would adversely affect the market prices of securities issued or guaranteed by one U.S. Government agency or instrumentality may adversely affect the market prices of securities issued or guaranteed by other agencies or instrumentalities.
•State and Municipal Investment Risk — Events affecting states and municipalities may adversely affect the Account’s investments and its performance. These events may include severe financial difficulties and continued budget deficits, economic or political policy changes, tax base erosion, state constitutional limits on tax increases, and changes in the credit ratings assigned to state and municipal issuers of debt instruments that the Account may hold.
•Foreign Securities Investment Risk — Foreign investments, which may include securities of foreign issuers, securities or contracts traded or acquired in non-U.S. markets or on non-U.S. exchanges, or securities or contracts payable or denominated in non-U.S. currencies, can involve special risks that arise from one or more of the following events or circumstances: (1) changes in currency exchange rates; (2) possible imposition of market controls or currency exchange controls; (3) possible imposition of withholding taxes on dividends and interest; (4) possible seizure, expropriation or nationalization of assets; (5) more limited financial information or difficulties interpreting it because of foreign regulations and accounting standards; (6) lower liquidity and higher volatility in some foreign markets; (7) the impact of political, social or diplomatic events; (8) economic sanctions or other measures by the United States or other governments; (9) the difficulty of evaluating some foreign economic trends; and (10) the possibility that a foreign government could restrict an issuer from paying principal and interest to investors outside the country. Brokerage commissions and custodial and transaction costs are often higher for foreign investments, and it may be difficult for the Account to use foreign laws and courts to enforce financial or legal obligations. Foreign investments may also be subject to risk of loss because of more or less foreign government regulation, less public information, and less stringent investor protections and disclosure standards.
•Emerging Markets Risk — The risk of foreign investment often increases in countries with emerging markets. For example, these countries may have more unstable governments than developed countries, and their economies may be based on only a few industries. Emerging markets countries may also have less stringent regulation of accounting, auditing, financial

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reporting, and recordkeeping requirements, which could affect the Account’s ability to evaluate potential investments. Because their financial markets may be very small, share prices of financial instruments in emerging market countries may be volatile and difficult to determine. Financial instruments of issuers in these countries may have lower overall liquidity than those of issuers in more developed countries. In addition, foreign investors such as the Account are subject to a variety of special restrictions in many emerging market countries. The risks outlined above are often more pronounced in “frontier markets” in which the Account may invest. Moreover, legal remedies for investors in emerging markets (including derivative litigation) may be more limited, and U.S. authorities may have less ability to bring actions against bad actors in emerging markets countries. Frontier markets are those emerging markets that are considered to be among the smallest, least mature and least liquid. These factors may make investing in frontier market countries significantly riskier than investing in other countries.
•Fixed-Income Foreign Investment Risk — Foreign fixed-income securities investments, including securities or contracts payable or denominated in non-U.S. currencies, can involve special risks that arise from one or more of the following events or circumstances: (1) changes in currency exchange rates; (2) possible imposition of market controls or currency exchange controls; (3) possible imposition of withholding taxes on dividends and interest; (4) possible seizure, expropriation or nationalization of assets; (5) more limited financial information about the foreign debt issuer or difficulties interpreting it because of foreign regulations and accounting standards; (6) lower liquidity and higher volatility in some foreign markets; (7) the impact of political, social or diplomatic events; (8) economic sanctions or other measures by the United States or other governments; (9) the difficulty of evaluating some foreign economic trends; and (10) the possibility that a foreign government could restrict an issuer from paying principal and interest on its debt obligations to investors outside the country. It may also be difficult to use foreign laws and courts to force a foreign issuer to make principal and interest payments on its debt obligations. In addition, the cost of servicing external debt will also generally be adversely affected by rising international interest rates because many external debt obligations bear interest at rates which are adjusted based upon international interest rates. The risks described above often increase in countries with emerging markets. For example, the ability of a foreign sovereign issuer, especially in an emerging market country, to make timely and ultimate payments on its debt obligations may be strongly influenced by the issuer’s balance of payments, including export performance, its access to international credit and investments, fluctuations of interest rates and the extent of its foreign reserves. If a deterioration occurs in the foreign country’s balance of payments, it could impose temporary restrictions on foreign capital remittances. In addition, there is a risk of restructuring

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certain foreign debt obligations that could reduce and reschedule interest and principal payments.
•Sovereign Debt Risk — The risk that the issuer of non-U.S. sovereign debt or the governmental authorities that control the repayment of such debt may be unable or unwilling to repay principal or interest when due. This may result from political or social factors, the general economic environment of a country, levels of foreign debt or foreign currency exchange rates, among other possible reasons. To the extent the issuer or controlling governmental authority is unable or unwilling to repay principal or interest when due, the Account may have limited recourse to compel payment in the event of default and could result in losses to the Account.
•Supranational Debt Risk — The risk that the issuer of multinational or supranational foreign debt (e.g., the European Union or the International Monetary Fund (IMF)) that controls the repayment of such debt may be unable or unwilling to repay principal or interest when due. This may result from, among other possible reasons, political or social factors (e.g., the sudden or gradual disintegration of the multinational or supranational organization), the general economic environment of the countries or foreign markets that comprise the organization, levels of foreign debt or foreign currency exchange rates. To the extent the issuer or controlling multinational or supranational authority is unable or unwilling to repay principal or interest when due, the Account may have limited recourse to compel payment in the event of default and could result in losses to the Account.
•Active Management Risk — The risk that the Account’s strategy, investment selection or trading execution for securities, including REIT stocks, may cause the Account to underperform relative to a stated benchmark index or funds or accounts with similar investment objectives.
•Currency Risk — The risk of a decline in the value of a foreign currency versus the U.S. dollar, which reduces the dollar value of securities denominated in that foreign currency. The overall impact on the Account’s holdings can be significant and long lasting depending on the currencies represented in the portfolio, how each currency appreciates or depreciates in relation to the U.S. dollar, and whether currency positions are hedged. Foreign currency exchange rates may fluctuate significantly over short periods of time, particularly with respect to emerging markets currencies. Currency exchange rates can also be affected unpredictably by intervention by U.S. or foreign governments or central banks, or by currency controls or political developments.
•Derivatives Risk — The risks associated with investing in derivatives may be different and greater than the risks associated with directly investing in the underlying securities and other instruments. Derivatives such as swaps are subject to risks such as liquidity risk, interest rate risk, market risk, and credit risk. These derivatives involve the risk of mispricing or improper valuation and the risk that the prices of certain options, futures, swaps

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(including credit default swaps), forwards and other types of derivative instruments may not correlate perfectly with the prices or performance of the underlying security, currency, rate, index or other asset. Certain derivatives present counterparty risk, or the risk of default by the other party to the contract, and some derivatives are, or may suddenly become, illiquid. Some of these risks exist for futures, options and swaps which may trade on established markets. Unanticipated changes in interest rates, securities prices or currency exchange rates may result in poorer overall performance of the Account than if it had not entered into derivatives transactions. The potential for loss as a result of investing in derivatives, and the speed at which such losses can be realized, may be greater than investing directly in the underlying security or other instrument. Derivative investments can create leverage by magnifying investment losses or gains, and the Account could lose more than the amount invested.
•Currency Management Strategies Risk — Currency management strategies, including forward currency contracts, may substantially change the Account’s exposure to currency exchange rates and could result in losses to the Account if currencies do not perform as TIAA expects. In addition, currency management strategies, to the extent that such strategies reduce the Account’s exposure to currency risks, may also reduce the Account’s ability to benefit from favorable changes in currency exchange rates. There is no assurance that TIAA’s use of currency management strategies will benefit the Account or that they will be, or can be, used at appropriate times. Furthermore, there may not be a perfect correlation between the amount of exposure to a particular currency and the amount of securities in the portfolio denominated in that currency. Currency markets are generally less regulated than securities markets. Derivatives transactions, especially forward currency contracts and currency-related futures contracts and swap agreements, may involve significant amounts of currency management strategies risk.
•Counterparty and Third-Party Risk — Transactions involving a counterparty to a derivative or other instrument, or a third party responsible for servicing the instrument, are subject to the credit risk of the counterparty or third party, and to the counterparty’s or third party’s ability to perform in accordance with the terms of the transaction. If a counterparty defaults, the Account may have contractual remedies but the Account may be unable to enforce them due to the application of bankruptcy, insolvency and other laws affecting the rights of creditors. Counterparty risk is still present even if a counterparties’ obligations are secured by collateral because, for example, the Account’s interest in collateral may not be perfected or additional collateral may not be promptly posted as required. The Account is also subject to counterparty risk to the extent it executes a significant portion of its securities or derivatives transactions through a single broker, dealer, or futures commission merchant.

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•Rule 144A Securities Risk. The risk that SEC Rule 144A securities may be less liquid, and have less disclosure and investor protections, than publicly traded securities. Such securities may involve a high degree of business and financial risk and may result in losses to the Account.
•Deposit/Money Market Risk — The risk that, to the extent the Account’s cash held in bank deposit accounts exceeds federally insured limits as to that bank, the Account could experience losses if banks fail. In addition, there is some risk that investments held in money market accounts or funds can suffer losses. Further, to the extent that a significant portion of the Account’s net assets at any particular time consist of cash, cash equivalents and non-real estate–related liquid securities, the Account’s returns may suffer as compared to the return that could have been generated by more profitable real estate–related investments. Such a potential negative impact on returns may be exacerbated in times of low prevailing interest rates payable on many classes of liquid securities.
•Risks Related to Liquid Securities — In addition to the risks noted above, the U.S. capital markets may experience extreme volatility and disruption for a variety of reasons, including a global pandemic, such as the ongoing COVID-19 pandemic and similar public health events or concerns. Disruptions in the capital markets, and periods of high inflation or rapid increases in interest rates, can increase the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. Such disruptions may adversely affect the Account’s business, financial position and results of operations.
•Structured Securities Risk — The risk that the value of a structured security or its underlying collateral can rise or fall in inverse proportion to the movement of interest rates. In addition, structured securities are often subject to limited liquidity, market volatility, the credit risk of the issuer or the underlying collateral for the security, changes in credit spreads charged by the market for taking the issuer’s or underlying collateral’s credit risk, early termination events (which can lower the payout at maturity), contractual provisions that may impose maximum gains, participation rights or similar features that limit investment return on the security, and hidden fees and costs embedded in the price of the security, all of which can adversely impact the value of, and result in the loss of principal or interest on, the security at maturity.
Risk of illiquid Investments
The risk that illiquid investments may be difficult to sell for the value at which they are carried, if at all, or at any price within the desired time frame. Illiquid investments are those that are not reasonably expected to be sold or disposed of in current market conditions in seven calendar days or less without the sale or disposition significantly changing the market value of the investment. The Account’s investments in illiquid investments may reduce the returns of the

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Account because it may be unable to sell the illiquid investment at an advantageous time or price, which could prevent the Account from taking advantage of other investment opportunities. Illiquid investments may trade less frequently, in lower quantities and/or at a discount as compared to more liquid investments, which may cause the Account to receive distressed prices and incur higher transaction costs when selling such investments. Securities that are liquid at the time of purchase may subsequently become illiquid due to events such as adverse developments for an issuer, industry-specific developments, market events, rising interest rates, changing economic conditions or investor perceptions and geopolitical risk. Dislocations in certain parts of markets have resulted, and may continue to result, in reduced liquidity for certain investments. It is uncertain when financial markets will improve and economic conditions will stabilize. Liquidity of financial markets may also be affected by government intervention and political, social, health, economic or market developments. During periods of market stress, the Account’s assets could potentially experience significant levels of illiquidity.
Global economic risks
National and regional economies and financial markets have become increasingly interconnected, which increases the possibilities that conditions in one country, region or market might adversely impact issuers in a different country, region or market. Changes in legal, political, regulatory, tax and economic conditions may cause fluctuations in markets and securities and commercial real property prices around the world, which could negatively impact the value of the Account’s investments. For example, the United Kingdom’s referendum decision to leave the European Union resulted in the depreciation in value of the British pound, short-term declines in the stock markets and ongoing economic and political uncertainty concerning the consequences of the exit. Similar major economic or political disruptions, particularly in large economies like China, may have global negative economic and market repercussions. Additionally, events such as war (e.g., the escalating conflict in Ukraine), terrorism, natural and environmental disasters, the spread of infectious illnesses, pandemics or other public health emergencies, or changing economic or market environments with high inflation or rapid increases in interest rates, may adversely affect the global economy and the securities, local commercial real estate markets and issuers in which the Account invests.
Historical examples of such events include the outbreak of the COVID-19 pandemic in early 2020, resulting in government-imposed shutdowns across the globe. These events have reduced and could continue to reduce consumer demand and economic output, result in market closures, travel restrictions or quarantines, and generally have a significant impact on the economy, including the commercial real estate sector. Governmental and quasi-governmental authorities and regulators throughout the world have responded to the ongoing impact of the COVID-19 pandemic with a variety of significant fiscal and monetary

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policy changes, including, but not limited to, direct capital infusions into companies and new monetary programs. An unexpected or quick reversal of these policies, or the ineffectiveness of these policies, could increase volatility in securities and commercial real estate markets, which could adversely affect the Account’s investments.
Conflicts of interest within TIAA
General: TIAA and its affiliates (including Nuveen Alternatives Advisors, LLC (“NAA”), and Teachers Advisors, LLC (“TAL”), its wholly owned subsidiaries and registered investment advisers, and Nuveen Management AIFM Limited (dba Nuveen Real Estate) (“NRE”)), its wholly owned subsidiary) have interests in other real estate programs and accounts and also engage in other business activities. As such, they will have conflicts of interest in allocating their time between the Account’s business and these other activities. Also, the Account may be buying properties at the same time as TIAA affiliates that may have similar investment objectives to those of the Account. There is also a risk that TIAA will choose a property that provides lower returns to the Account than a property purchased by TIAA and its affiliates. Further, the Account will likely acquire properties in geographic areas where TIAA and its affiliates own or manage properties, including in foreign markets. In addition, the Account may desire to sell a property at the same time another TIAA affiliate is selling a property in an overlapping market. Conflicts could also arise because some properties owned or managed by TIAA and its affiliates may compete with the Account’s properties for tenants. Among other things, if one of the TIAA entities attracts a tenant that the Account is competing for, the Account could suffer a loss of revenue due to delays in locating another suitable tenant. TIAA has adopted allocation policies and procedures applicable to the purchasing conflicts scenario, but the resolution of such conflicts may be economically disadvantageous to the Account. As a result of TIAA’s and its affiliates’ obligations to TIAA itself and to other current and potential investment vehicles sponsored by TIAA affiliates with similar objectives to those of the Account, there is no assurance that the Account will be able to take advantage of every attractive investment opportunity that otherwise is in accordance with the Account’s investment objectives.
Liquidity Guarantee: In addition, as discussed elsewhere in this prospectus, the TIAA General Account provides a liquidity guarantee to the Account. While an independent fiduciary is responsible under PTE 96-76 (as defined below) for establishing a “trigger point” (a percentage of TIAA’s ownership of liquidity units beyond which TIAA’s ownership may be reduced at the fiduciary’s direction), there is no express cap on the amount TIAA may be obligated to fund under this guarantee. Further, the Account’s independent fiduciary oversees any redemption of TIAA liquidity units. TIAA’s ownership of liquidity units (including the potential for changes in its levels of ownership in the future) from time to time could result in the perception that TIAA is taking into account its own economic interests while serving as investment manager for the Account. In particular, the value of TIAA’s

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liquidity units fluctuates in the same manner as the value of accumulation units held by all contract owners. Any perception of a conflict of interest could cause contract owners to transfer accumulations out of the Account to another investment option, which could have an adverse impact on the Account’s ability to act most optimally upon its investment strategy. For a discussion of the relevant allocation policies and procedures TIAA has established, as well as a summary of other conflicts of interest which may arise as a result of TIAA’s management of the Account, see the section entitled “Establishing and managing the Account — The role of TIAA — Conflicts of interest.”
Risks of securities lending
As described more fully in “Securities Lending” below, in lending its securities, the Account bears the market risk with respect to the investment of collateral and the risk the borrower or securities lending agent (the “Agent”) may default on its contractual obligations to the Account. Each Agent bears the risk that the borrower may default on its obligation to return the loaned securities as the Agent is contractually obligated to indemnify the Account if at the time of a default by a borrower some or all of the loaned securities have not been returned. Substitute payments for dividends received by the Account for securities loaned out by the Account will not be considered as qualified dividend income or as eligible for the corporate dividend received deduction.
Required property sales under the PTE
As described more fully in “Establishing and managing the Account – role of the independent fiduciary under the PTE” below, if TIAA were to own too large a percentage of the Account’s accumulation units through funding the liquidity guarantee (as determined by the Account’s independent fiduciary), the independent fiduciary could, pursuant to its obligations under PTE 96-76 (as defined below), require the Account to sell commercial real properties or other portfolio assets in the Account to reduce TIAA’s ownership interest. Any such required sales could occur at times and at prices that depress the sale proceeds to the Account and result in losses to the Account.
No opportunity for prior review of transactions
Investors do not have the opportunity to evaluate the economic or financial merit of the purchase, sale or financing of a property or other investment before the Account completes the transaction, so investors will need to rely solely on TIAA’s judgment and ability to select investments consistent with the Account’s investment objective and policies. Further, the Account may change its investment objective and pursue specific investments in accordance with any such amended investment objective without the consent of the Account’s investors.

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Risks of registration under the Investment Company Act of 1940
The Account has not registered, and management intends to continue to operate the Account so that it will not have to register, as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Generally, a company is an “investment company” and required to register under the Investment Company Act if, among other things, it holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, or it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.
If in the future the Account elected to or was obligated to register as an investment company, the Account would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things, limitations on capital structure, restrictions on certain investments, compliance with reporting, recordkeeping, voting and proxy disclosure requirements and other rules and regulations that could significantly increase its operating expenses and reduce its operating flexibility. To maintain compliance with the exemptions from the Investment Company Act, the Account may be unable to sell assets it would otherwise want to sell and may be unable to purchase securities it would otherwise want to purchase, which might materially adversely impact the Account’s performance.
Cybersecurity and other business continuity risks
With the increased use of connected technologies such as the Internet to conduct business, the Account and its service providers (including, but not limited to, TIAA, Services, the independent fiduciary and the Account’s custodian and financial intermediaries) are susceptible to cybersecurity risks. In general, cybersecurity attacks can result from infection by computer viruses or other malicious software or from deliberate actions or unintentional events, including gaining unauthorized access through “hacking” or other means to digital systems, networks, or devices that are used to service the Account’s operations in order to misappropriate assets or sensitive information, corrupt data, or cause operational disruption. Cybersecurity attacks can also be carried out in a manner that does not require gaining unauthorized access, including by carrying out a “denial-of-service” attack on the Account or its service providers. In addition, authorized persons could inadvertently or intentionally release and possibly destroy confidential or proprietary information stored on the Account’s systems or the systems of its service providers.
Cybersecurity failures by the Account or any of its service providers, or the issuers of any portfolio securities in which the Account invests (e.g., issuers of REIT stocks or debt securities), have the ability to result in disruptions to and impacts on business operations and may adversely affect the Account and the

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value of your accumulation units. Such disruptions or impacts may result in: financial losses; interference with the processing of contract transactions, including the processing of orders from TIAA’s website; interfere with the Account’s ability to calculate AUVs; barriers to trading and order processing; Account contract owners’ inability to transact business with the Account; violations of applicable federal and state privacy or other laws; regulatory fines, penalties, reputational damage, reimbursement or other compensation costs; or additional compliance costs. The Account and its service providers may also maintain sensitive information (including relating to personally identifiable information of investors) and a cybersecurity breach may cause such information to be lost, improperly accessed, used or disclosed. The Account may incur additional, incremental costs to prevent and mitigate the risks of cybersecurity attacks or incidents in the future. The Account and its contract owners could be negatively impacted by such cybersecurity attacks or incidents. Although the Account has established business continuity plans and risk-based processes and controls to address such cybersecurity risks, there are inherent limitations in such plans and systems in part due to the evolving nature of technology and cybersecurity attack tactics. As a result, it is possible that the Account or the Account’s service providers will not be able to adequately identify or prepare for all cybersecurity attacks. In addition, the Account cannot directly control the cybersecurity plans or systems implemented by its service providers.
Other disruptive events, including, but not limited to, natural disasters, terrorism, or public health or pandemic crises (such as the COVID-19 pandemic), may adversely affect the Account’s ability to conduct business. Such adverse effects may include the inability of TIAA’s employees, or the employees of its affiliates and the Account’s service providers, to perform their responsibilities as a result of any such event. Any resulting disruptions to the Account’s business operations can interfere with our processing of contract transactions (including the processing of orders from our website), impact our ability to calculate annuity unit values, or cause other operational issues.
Tax risks
The tax rules applicable to the contracts vary according to the type of retirement plan and the terms and conditions of the plan. Your rights under a contract may be subject to the terms of the retirement plan itself, regardless of the terms of the contract. Adverse tax consequences may result if contributions, distributions, and other transactions with respect to the contract are not made or effected in compliance with applicable law. We cannot provide detailed information on all tax aspects of the contracts. Moreover, the tax aspects that apply to a particular person’s contract may vary depending on the facts applicable to that person and state of residence. Tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect contracts purchased before the change. We cannot predict what, if any, legislation will actually be proposed or enacted. Before making contributions to

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your contract or taking other action related to your contract, you should consult a qualified tax advisor to determine the tax Implications of an investment in, and payments received under, the contract.
About the Account’s investments — In general
Direct investments in real estate
Direct Purchase: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties across both the four primary sectors of industrial, multi-family, office, and retail, as well as across alternative real estate sectors. The Account will invest mainly in established properties with existing rent and expense schedules and in addition, the Account may selectively invest in real estate development projects or engage in redevelopment projects, including pure ‘ground up’ developments. The Account may also invest in commercial properties (and related improvements thereon) that include, among other things, data centers, affordable housing (whether through debt or equity investments), senior housing, student housing, medical offices, hospitals, life sciences and other laboratories, condominiums, manufactured housing, single-family detached rental properties, manufacturing facilities, cellular co-location or other towers (including macro towers and small cell distribution networks), cold storage facilities, and domestic and foreign real estate operating businesses (including such businesses that operate “co-living” and similar arrangements).
Investments in mortgages
General: The Account can originate or acquire interests in domestic or foreign mortgage loans, generally on the same types of properties it might otherwise buy — i.e., the Account will be a creditor. These mortgage loans may pay fixed or variable interest rates or have “participating” features (as described below). Normally the Account’s mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. Government, its agencies or anyone else. They usually will be non-recourse, which means they won’t be the borrower’s personal obligations. Most loans will be on existing income-producing property. These loans may be amortized (i.e., principal is paid over the course of the loan), or may provide for interest-only payments, with a balloon payment at maturity. In addition, the Account may originate a mortgage loan on a property it has recently sold (this is sometimes called “seller financing”).
Participating Mortgage Loans: The Account may make mortgage loans which permit the Account to share (have a “participation”) in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the income the borrower receives from operating, selling or refinancing the property. The Account

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may also have an option to buy an interest in the property securing the participating loan.
Managing Mortgage Loan Investments: TIAA can manage the Account’s mortgage loans in a variety of ways, including:
•renegotiating and restructuring the terms of a mortgage loan;
•extending the maturity of any mortgage loan made by the Account;
•consenting to a sale of the property subject to a mortgage loan;
•financing the purchase of a property by making a new mortgage loan in connection with the sale; and/or
•selling the mortgage loans, or portions of them, before maturity.
Other real estate–related investments
Joint Investment Vehicles Involved in Real Estate Activities: The Account can hold interests in joint ventures, real estate funds, and other commingled investment vehicles involved in domestic and foreign real estate–related activities, including owning, financing, managing, or developing domestic or foreign real estate. Many times, the Account will have limited voting and management rights in these commingled vehicles, including over the selection and disposition of the underlying real estate–related assets owned by the vehicle. Also, the Account’s ability to sell freely its interests in commingled vehicles may be restricted by the terms of the governing agreements and financing (including credit) agreements to which the Account is a party. From time to time, the Account may also serve as the general partner, managing member, manager or administrator for a joint venture, for which it may earn fees and assume certain responsibilities (including fiduciary duties) typically associated with serving as a manager. Such joint ventures may also have higher than normal levels of investment leverage, including levels that exceed the Account’s typical loan-to-value ratio. The Account will not hold real property jointly with TIAA or its affiliates.
Real Estate Investment Trusts (REITs): The Account may use active or passive (i.e., quantitative) management investment techniques to invest in public and/or privately placed registered and unregistered equity investments in REITs, which are entities (usually publicly owned and traded) that lease, manage, acquire, hold mortgages on, and develop real estate. REITs seek to maximize share value and increase cash flows by acquiring and developing new real estate projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs may use leverage, by borrowing in order to make investments in real estate or real estate–related assets. REITs must distribute at least 90% of their taxable income to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as general economic and market conditions (in particular as to publicly traded REITs), the amount and scope of borrowing or leverage used by the REIT, performance of the real estate sector in which the REIT primarily invests, cash flow, the skill of its management team, and defaults by its lessees or borrowers.

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Mortgage-Backed and Other Asset-Backed Securities and Instruments: The Account can invest in mortgage-backed securities and other mortgage-related or asset-backed instruments, including CMBS, residential mortgage backed securities (“RMBS”), mortgage-backed securities issued or guaranteed by agencies or instrumentalities of the U.S. Government, non-agency mortgage instruments, and collateralized mortgage obligations that are fully collateralized by a portfolio of mortgages or mortgage-related securities. Mortgage-backed securities are instruments that directly or indirectly represent a participation in, or are secured by and payable from, one or more mortgage loans secured by real estate. In most cases, mortgage-backed securities distribute principal and interest payments on the mortgages to investors. Interest rates on these instruments can be fixed or variable. Some classes of mortgage-backed securities may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular instrument may be different than for other mortgage-related securities.
To a lesser extent, the Account may invest in ABS and other types of structured securities that are secured by non–real estate assets. ABS that are unrelated to mortgage loans may include, but are not limited to, credit card securitizations and auto and equipment lease and loan securitizations. In the case of credit card securitizations, it is typical to have a revolving master trust issue “soft bullet” maturities representing a fractional interest in trusts the assets of which consist of revolving credit card receivables. Auto and equipment lease and loan securitizations reference specific static asset pools whereby monthly payments of principal and interest are passed through directly to certificate holders typically in order of seniority. The ultimate performance of these securities is a primarily a function of the ongoing creditworthiness of the borrowers (including their continuance of sufficient rate base to repay the notes in the specified time frame), the recovery, if applicable, obtained on collateral foreclosed upon by the respective trust(s) in a default scenario, and a stable regulatory environment.
Mezzanine Loan Investments: Consistent with its investment objectives, the Account may invest in domestic and foreign mezzanine debt. Management believes that domestic and foreign mezzanine lending may provide opportunities to generate returns that are commensurate with targeted returns for property acquisitions. Unlike a commercial mortgage loan, a mezzanine loan is not secured by a mortgage on a property. Rather, it is a debt investment whereby the lender typically has a security interest in an owner’s equity in an entity that owns a property. A mezzanine loan is subordinate to a first mortgage but senior to the owner’s ownership interest. If a borrower fails to make an interest payment, a mezzanine lender can foreclose on the equity of the entity that owns the property. Investments in foreign mezzanine debt will expose the Account to certain additional risks with foreign investments, including foreign currency fluctuation, which risks are described in the sections above entitled “Risk Factors — Foreign real property investment risks” and “Risk Factors — Foreign securities risk.” For higher quality assets, management will selectively determine whether to enter into

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mezzanine loan investments with higher levels of leverage. Management may also engage in currency and interest rate hedging strategies for foreign or domestic mezzanine loan investments in order to reduce the impact of foreign currency or interest rate fluctuations related to such loan investments. Use of currency and interest rate hedging strategies involves special risks, which risks are described in the section above entitled “Risks of Hedging Strategies for Domestic and Foreign Loans and Securities.”
Real Estate Operating Businesses: From time to time, the Account may invest in common, preferred or other public or private stocks of domestic or foreign real estate operating businesses, including joint ventures, whose business involves operating commercial real estate (e.g., companies that operate data banks, industrial facilities or “co-living” and similar arrangements). These stocks may be privately placed, listed on U.S. or foreign stock exchanges, or traded over-the-counter in the U.S. or abroad.
NRE and certain other Nuveen affiliates may, subject to limitations under applicable laws and regulations, also receive compensation for providing investment advisory, property management and other services, as well as acquisition and development fees, from certain domestic and foreign real estate operating and holding companies and joint ventures that are directly or indirectly owned by the Account (collectively, “Account Subsidiaries”). All such compensation (including fees) paid to NRE and other Nuveen affiliates by the Account Subsidiaries shall be at cost and comprise a portion of the annual estimated expense for the Account’s investment management services provided by TIAA. See the sections entitled “Summary of Expense deductions” above and “Expense deductions” below.
Liquid, fixed-income investments
The Account can also invest in:
•U.S. Treasury or U.S. Government agency securities;
•Intermediate-term or long-term government related instruments, such as bond or other fixed-income securities issued by U.S. Government agencies, U.S. States or municipalities or U.S. Government-sponsored entities as well as foreign governments and their agencies (including those in emerging markets) and supranational or multinational organizations (e.g., European Union);
•Intermediate-term or long-term non-government related instruments, such as corporate debt securities, domestic or foreign mezzanine or other debt, and structured securities, including ABS issued by domestic or foreign entities, MBS, RMBS, debt securities of foreign governments, and CDOs, CBOs, and CLOs, but only if such non-government related instruments are investment-grade securities;
•Money market instruments and other cash equivalents. These will usually be high-quality, short-term debt instruments, including U.S. Government or government agency securities, commercial paper, certificates of deposit,

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bankers’ acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities; and
•To a limited extent, privately issued (or non-publicly traded) debt securities, including SEC Rule 144A securities, issued by domestic and foreign companies that do not primarily own or manage real estate.
Foreign real estate and other foreign investments
The Account from time to time will invest in foreign real estate or real estate–related investments, including through one or more domestic and foreign limited partnerships, real estate operating businesses, and joint ventures. It might also invest in securities or other instruments of foreign government or private issuers.
Under the Account’s investment guidelines, investments in direct foreign real estate, together with foreign real estate–related securities and foreign liquid, fixed-income investments, may not comprise more than 25% of the Account’s net assets. However, management does not intend such foreign investments to exceed 10% of the Account’s net assets. As of December 31, 2022, the Account held $29.4 million, or 0.1%, of the Account’s net assets in foreign real estate investments.
Depending on investment opportunities, the Account’s foreign investments could at times be concentrated in one or two foreign countries. TIAA will consider the special risks involved in foreign investing before investing in foreign real estate and won’t invest unless our standards are met.
General investment and operating policies
Standards for real estate investments
Buying Real Estate or Making Mortgage Loans: Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:
•the location, condition, and use of the underlying property;
•its operating history and its future income-producing capacity; and
•the quality, operating experience, and creditworthiness of the tenants or the borrower.
TIAA will also analyze the fair market value of the underlying real estate, taking into account the property’s operating cash flow (based on the historical and projected levels of rental and occupancy rates and expenses), as well as the general economic conditions in the area where the property is located.
Diversification: TIAA has percentage limitations on the type and location of properties that the Account can buy. The Account seeks to diversify its investments by type of property, geographic location and tenant mix. How much the Account diversifies will depend upon whether suitable investments are available, the Account’s ability to divest of properties that are in over-concentrated locations or sectors, and how much the Account has available to invest.

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Selling Real Estate Investments: The Account doesn’t intend to buy and sell its real estate investments simply to make short-term profits, although proceeds from sales of real estate investments do play a role in the Account’s cash management generally. Rather, the Account’s general strategy in selling real estate investments is to dispose of those assets which management believes:
•have maximized in value;
•have underperformed or face deteriorating property-specific or market conditions;
•represent properties needing significant capital infusions in the future;
•are appropriate to dispose of in order to remain consistent with its intent to diversify the Account by property type and geographic location (including reallocating the Account’s exposure to or away from certain property types in certain geographic locations); and/or
•otherwise do not satisfy the investment objectives or strategy of the Account.
Management from time to time will evaluate the need to manage liquidity in the Account as part of its analysis as to whether to undertake a particular asset sale. The Account will reinvest any sale proceeds that management doesn’t believe it will need to pay operating expenses, fund other obligations (such as debt obligations and funding commitments under real estate fund agreements) or to meet contract owner redemption requests (e.g., cash withdrawals or transfers).
Other real estate–related policies
Appraisals and Valuations of Real Estate Assets: The Account will rely on TIAA’s own analysis, normally along with an independent external appraisal, in connection with the purchase of a property by the Account. The Account will normally receive an independent external appraisal performed by a third-party appraisal firm at or before the time it buys a real estate asset, and the Account also generally obtains an independent appraisal when it makes mortgage loans.
Subsequently, each of the Account’s real properties are appraised, and mortgage loans are valued, at least once every calendar quarter. Each of the Account’s real estate properties are appraised each quarter by an independent third-party appraiser who is a member of a professional appraisal organization. In addition, TIAA’s internal appraisal staff performs a review of each independent appraisal of each real estate property as the final step in the Account’s process of determining the value, in conjunction with the Account’s independent fiduciary, and TIAA’s internal appraisal staff or the independent fiduciary may request an additional appraisal or valuation outside of this quarterly cycle. Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final determination on the matter (which may include ordering a subsequent independent appraisal).

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Please see the section below entitled “Valuing the Account’s assets” for more information on how each class of the Account’s investments (including assets other than real estate properties) are valued.
Borrowing: The Account is authorized to borrow money and assume or obtain a mortgage on a property — i.e., make leveraged real estate investments. Under the Account’s current investment guidelines, management intends to maintain the Account’s loan to value ratio at or below 30% (measured at the time of incurrence and after giving effect thereto) with a targeted loan to value ratio of 20% or less. If values of the Account’s portfolio investments decrease, the loan to value ratio of the Account may increase above the loan to value ratio which Account management intends to achieve or has targeted.
Forms of borrowing may include:
•placing new debt on properties;
•refinancing outstanding debt;
•assuming debt on the Account’s properties;
•extending the maturity date of outstanding debt; or
•one or more forms of unsecured financing, including lines of credit, credit facilities, term bank loans, or privately issuing or publicly registering debt securities.
The Account’s loan to value ratio at any time is based on the ratio of the outstanding principal amount of the Account’s debt to the Account’s total gross asset value, and excludes leverage, if any, used by REITs and partnerships or investment funds in which the Account invests. The Account’s total gross asset value, for these purposes, is equal to the total fair value of the Account’s assets (including the fair value of the Account’s interest in joint ventures), with no reduction associated with any indebtedness on such assets.
In calculating outstanding indebtedness, we will include only the Account’s actual percentage interest in any borrowings on a joint venture investment and not that of any joint venture partner. Also, at the time the Account (or a joint venture in which the Account is a partner) enters into a revolving or other line of credit, management includes only amounts outstanding when calculating outstanding indebtedness.
As of December 31, 2022, the aggregate principal amount of the Account’s outstanding debt (including the Account’s share of debt on its joint venture investments) was approximately $6.2 billion and the Account’s loan to value ratio was 17.2%.
The Syndicated Credit Agreement provides for commitments of up to $1,445,000,000 in aggregate principal amount of unsecured loans to the Account, which amount is comprised of revolving credit loans (“Revolving Credit Loans”) and term loans (“Term Loans”), subject to the satisfaction of certain conditions. In general, the Revolving Credit Loans and the Term Loans bear different rates of interest based on various thresholds or bands of leverage ratios. The Account may use the proceeds of borrowings under the Syndicated Credit Agreement for funding general organizational purposes of the Account and its

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subsidiaries in the ordinary course of business, including to finance certain real estate portfolio investments. All loans under the Syndicated Credit Agreement will mature two years from a specified closing date unless extended pursuant to the terms of the Syndicated Credit Agreement. The Syndicated Credit Agreement also contains provisions for interest rate changes if one or more interest rate benchmarks change over time. Under the terms of the Syndicated Credit Agreement, TIAA has made certain representations and warranties regarding the Account and must comply with various covenants and reporting requirements customary for credit facilities of this type, including financial covenants relating to, among other things, the Account’s total leverage ratio, fixed charges ratio, consolidated net worth, unencumbered leverage ratio and unsecured interest coverage ratio. The Syndicated Credit Agreement also contains events of default customary for financings of this type. As of December 31, 2022, the Account was in compliance with all covenants under the Syndicated Credit Agreement.
Under the terms of the Note Purchase Agreement, the Account received $500,000,000 in aggregate borrowing proceeds through issuance of the Notes that can also be used for funding general operations of the Account in the ordinary course of business, including to finance certain real estate portfolio investments. Subject to the terms of the Note Purchase Agreement, the Account is obligated to offer to repay the Notes at par (plus accrued and unpaid interest to, but not including, the date of repayment) if certain change of control events occur. Also subject to the terms of the Note Purchase Agreement, the Account may redeem the Notes in whole or in part at any time or from time to time at the Company’s option at par plus accrued interest to the prepayment date and, if redeemed on or before 90 days prior to the applicable maturity date, a make-whole premium. The Account made certain representations and warranties under the Note Purchase Agreement and must comply with various covenants and reporting requirements to the Note Holders customary for debt securities offerings of this type. Such covenants include financial covenants relating to, among other things, the Account’s maximum total leverage ratio, fixed charges ratio, and maximum secured debt ratio. The Note Purchase Agreement contains events of default customary for debt securities offerings of this type. As of December 31, 2022, the Account was in compliance with all covenants under the Note Purchase Agreement.
In addition, from time to time the Account may borrow capital through the issuance of additional privately offered or publicly registered debt securities. Such debt securities (which are in addition to the Notes and can take the form of notes, debentures or similar instruments) enable the Account to access attractively priced unsecured debt at longer maturities and with either a fixed or floating rate of interest. The issuance of such debt securities enables the Account to more efficiently manage and better control its borrowing costs when acquiring real estate portfolio assets by reducing higher property-level borrowing costs incurred through the traditional issuance of mortgages.

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Any issuance of debt securities would apply to the Account’s loan to value ratio guideline limits. Such debt securities may include one or more “green bond” tranches whose proceeds may be used to support and improve ESG-related investments or ESG-related considerations that are part of the Account’s ongoing financial assessment and evaluation of commercial real estate portfolio assets.
In times of high net inflow activity, in particular during times of high net contract owner transfer inflows, management may determine to apply a portion of such cash flows to make prepayments of indebtedness prior to scheduled maturity, which would have the effect of reducing the Account’s loan to value ratio. Such prepayments may require the Account to pay fees or “yield maintenance” amounts to lenders.
The Account may only borrow up to 70% of the then current value of a property, although construction loans may be for 100% of costs incurred in developing a property. Except for construction loans, any mortgage loans on a property will be non-recourse to the Account, meaning that if there is a default on a loan in respect of a specific property, the lender will have recourse to (i.e., be able to foreclose on) only the property encumbered (or the joint venture owning the property), or to other specific Account properties that may have been pledged as security for the defaulted loan, but not to any other assets of the Account. When possible, the Account will seek to have loans mature at varying times to limit the risks of borrowing.
The Account will not obtain mortgage financing on properties it owns from TIAA or any of its affiliates. Under certain circumstances, TIAA or an affiliate may provide a loan to a third-party purchaser of a property sold by the Account, but no such financing will be made with respect to a property the Account still owns. However, the Account may place an intra-company mortgage on an Account property held by a subsidiary for tax planning or other purposes. This type of mortgage will not be subject to the general limitations on borrowing described above.
When the Account assumes or obtains a mortgage on a property, enters into a line of credit or credit facility (including the Syndicated Credit Agreement), obtains a term bank loan, or issues debt securities, it will bear the expense of mortgage or other loan or debt payments. It will also be exposed to certain additional risks, which are described in the section above entitled “Risk Factors — Risks associated with real estate investing — Risks of borrowing.”
In addition to the Syndicated Credit Agreement, the Account may obtain additional unsecured lines of credit, credit facilities, or term bank loans, or issue debt securities, in order to meet short-term or long-term cash or other financial needs. Management expects the proceeds from any such borrowing, including the Syndicated Credit Agreement or the issuance of debt securities, would be used to meet the cash flow needs of the Account’s properties and real estate–related investments or the need to honor contract owner withdrawal activity or could be used for long-term Account-level funding needs, including for the acquisition of one or more individual properties or repayment of maturing mortgage loans.

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Discretion to Evict or Foreclose: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it is in the Account’s best interests.
Property Management and Leasing Services: The Account usually will hire a national or regional independent third-party property management company to perform the day-to-day management services for each of the Account’s properties, including supervising any on-site personnel, negotiating maintenance and service contracts, providing advice on major repairs and capital improvements and assisting the Account in ensuring compliance with environmental regulations. The property manager will also recommend changes in rent schedules and create marketing and advertising programs to attain and maintain high levels of occupancy by responsible tenants. The Account may also hire independent third-party leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the property management company, along with any leasing commissions and expenses, will reduce the Account’s cash flow from a property.
Insurance: We intend to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account’s real properties and properties securing mortgage loans or subject to sale-leaseback transactions. The Account currently participates in property, casualty and other related insurance programs as part of TIAA’s property insurance programs, and the Account bears only the cost of insuring the properties it owns. The terms and conditions of the insurance coverage the Account has on its properties, in conjunction with the type of loss actually suffered at a property, may subject the property, or the Account as a whole, to a cap on insurance proceeds that is less than the loss or losses suffered. In addition, the Account’s insurance policies on its properties currently include catastrophic coverage for wind, earthquakes and terrorist acts, but we can’t assure you that it will be adequate to cover all losses. We also can’t assure you that we will be able to obtain coverage for wind, earthquakes and terrorist acts at an acceptable cost, if at all, at the time a policy expires. While the Account will seek to have coverage placed with highly rated, financially healthy insurance carriers, the Account is reliant on the continued financial health of the third-party insurers it engages.
Other policies
Investment Company Act of 1940: The Account has not registered, and TIAA intends to operate the Account so that it will not have to register, as an “investment company” under the Investment Company Act. This will require monitoring the Account’s portfolio so that it won’t have more than 40% of the value of its total assets, excluding U.S. Government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments, it may be unable to sell assets it would otherwise want to sell or it may be forced to sell investments in investment securities before it would otherwise want to do so.

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Changing Operating Policies or Winding Down: Under the terms of the contracts and in accordance with applicable insurance law, TIAA can decide, in its sole discretion, to change the operating policies of the Account or to wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA’s Traditional Annuity or any CREF account available under your employer’s plan. All investors in the Account will be notified in advance if we decide to change a significant policy or wind down the Account.
Securities Lending: Subject to the Account’s investment policies relating to loans of portfolio securities, the Account may lend certain of its portfolio securities (e.g., REIT stocks) to certain other financial institutions, including brokers and dealers that are not affiliated with the Account or TIAA, are registered with the SEC and are members of the Financial Industry Regulatory Authority (“FINRA”). All loans of the Account’s portfolio securities will be fully collateralized. In connection with the lending of its securities, the Account will receive as collateral cash, securities issued or guaranteed by the U.S. Government (e.g., Treasury securities), or other collateral permitted by applicable law, which at all times while the loan is outstanding will be maintained in amounts equal to at least 102% of the current market value of the outstanding loaned securities for U.S. equities (including domestic REIT stocks) and fixed-income assets and 105% for non-U.S. equities (including foreign REIT stocks), or such lesser percentage as may be permitted by the SEC or the New York State Department of Financial Services (“NYDFS”) (including a decline in the value of the collateral). Such percentage may not fall below 102% of the market value of the loaned securities (unless due to a decline in the value of the collateral), and all such collateral levels will be reviewed daily.
Cash collateral received by the Account will generally be invested in overnight cash deposits, U.S. Treasury repurchase agreements (or repos), or in one or more funds maintained by the Account’s securities lending agent for the purpose of investing cash collateral. During the term of the loan, the Account will continue to have investment risks with respect to the securities being loaned, as well as risk with respect to the investment of the cash collateral, and the Account may lose money as a result of the investment of such collateral. In addition, an Account could suffer loss if the loan terminates and the Account is forced to liquidate investments at a loss in order to return the cash collateral to the borrower.
By lending its securities, the Account will receive amounts equal to the interest or dividends paid on the securities loaned and, in addition, will expect to receive a portion of the income generated by interest paid by the securities lending agent on the cash collateral balance, short-term investment of cash received as collateral or, where securities or letter of credit are used as collateral, a lending fee paid directly to the Account by the borrower of the securities. Under certain circumstances, a portion of the lending fee may be paid or rebated to the borrower by the Account. Such securities loans will be terminable by the Account at any time and will not be made to affiliates of TIAA. The Account may terminate a loan of securities in order to regain record ownership of, and to exercise

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beneficial rights related to, the loaned securities, including, but not necessarily limited to, voting or subscription rights. The Account may also terminate a loan in the event that a vote of holders of those securities is required on a material matter. The Account may pay reasonable fees to persons unaffiliated with the Account for services, for arranging such loans, or for acting as securities lending agent. Loans of securities will be made only to firms deemed creditworthy.
Establishing and managing the Account —The role of TIAA
Establishing the Account
The Board established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by NYDFS and the insurance departments of the other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the Account’s obligations under the contracts are obligations of TIAA, the Account’s income, investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA’s other income, gains, or losses. Under New York insurance law, TIAA can’t charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.
Managing the Account
Officers of TIAA, under the direction and control of the Board, manage the investment of the Account’s assets, following investment management procedures TIAA has adopted for the Account. The Account does not have officers, directors or employees. TIAA’s investment management responsibilities include:
•identifying and recommending purchases, sales and financings of appropriate real estate–related and other investments;
•providing (including by arranging for others to provide) all portfolio accounting, custodial, and related services for the Account; and
•arranging for others to provide certain advisory or other management services to the Account’s joint ventures or other investments.
In addition, TIAA performs administration functions for the Account. These functions include receiving and allocating premiums, calculating and making annuity payments and providing recordkeeping and other services. Distribution services for the Account (which include, without limitation, distribution of the annuity contracts, advising existing annuity contract owners in connection with their accumulations and helping employers implement and manage retirement plans) are performed by Services. TIAA and Services provide investment management, administration and distribution services, as applicable, on an “at cost” basis. In the future, TIAA may retain one or more affiliated sub-advisers (e.g., NRE, NAA, TAL or one or more other registered investment advisers in

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Nuveen) to provide at cost investment management services directly to the Account.
From time to time, NRE and certain other Nuveen affiliates may receive at cost compensation for providing investment advisory and other services to one or more Account Subsidiaries that hold foreign real estate owned by the Account. For more information about the charge for investment management, administration and distribution services, please see the section below entitled “Expense deductions.”
You don’t have the right to vote for TIAA Trustees. Please see the section below entitled “General matters — Voting rights.” For information about the Trustees, certain executive officers of TIAA and the Account’s portfolio management team, see Appendix A to this prospectus.
TIAA’s ERISA Fiduciary Status. To the extent that assets of a plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), are allocated to the Account, TIAA will be acting as an “investment manager” and a fiduciary under ERISA with respect to those assets.
Liquidity guarantee
The TIAA General Account provides the Account with a liquidity guarantee enabling the Account to have funds available to meet contract owner redemption, transfer or cash withdrawal requests. This guarantee is required by the NYDFS. If the Account can’t fund contract owner requests from the Account’s own cash flow and liquid investments, the TIAA General Account will fund such requests by purchasing accumulation units (accumulation units that are purchased by TIAA are generally referred to as “liquidity units”) issued by the Account. TIAA guarantees that you can redeem your accumulation units at their accumulation unit value next determined after your transfer or cash withdrawal request is received in “good order.” “Good order” means actual receipt of the transaction request along with all information and supporting legal documentation necessary to effect the transaction. Whether the liquidity guarantee is exercised is based on the cash level of the Account from time to time, as well as recent contract owner withdrawal activity and the Account’s expected working capital, debt service and cash needs, all subject to the oversight of the independent fiduciary. While the proceeds from liquidity unit purchases are not placed in a segregated account solely to fund contract owner requests, the guarantee is in place to meet contract owner needs. Liquidity units owned by TIAA are valued in the same manner as accumulation units owned by the Account’s contract owners. Importantly, however, this liquidity guarantee is not a guarantee of the investment performance of the Account or a guarantee of the value of your units. Transfers from the Account to a CREF or TIAA account, or another investment option, are limited to once every calendar quarter (except for specifically prescribed systematic transfers established in accordance with the terms of the contract owner’s contract and employer’s plan), and cash withdrawals may be further restricted by the terms of your plan.

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TIAA’s obligation to provide Account contract owners liquidity through purchases of liquidity units is not subject to an express regulatory or contractual limitation, although as described under the section below entitled “Establishing and managing the Account — the role of TIAA — Role of the independent fiduciary under the PTE,” the Account’s independent fiduciary may (but is not obligated to) require the reduction of TIAA’s interest through sales of assets from the Account if TIAA’s interest exceeds a predetermined trigger point. Even if this trigger point were reached and regardless of whether the independent fiduciary has required the Account to dispose of any assets, TIAA’s obligation to provide liquidity under the guarantee will continue.
Management cannot predict whether future liquidity unit purchases will be required under the liquidity guarantee. Please see the section below entitled “Expense deductions.”
Redemption of Liquidity Units. The independent fiduciary is vested with oversight and approval over any redemption of TIAA’s liquidity units, acting in the best interests of the Account’s contract owners.
As of December 31, 2022, TIAA did not own any liquidity units. As a general matter, the independent fiduciary may authorize or direct the redemption of all or a portion of liquidity units at any time and TIAA will request the approval of the independent fiduciary before any liquidity units are redeemed.
Upon termination and liquidation of the Account (wind-up), any liquidity units held by TIAA will be the last units redeemed, unless the independent fiduciary directs otherwise. Finally, TIAA may redeem its liquidity units more frequently than once per calendar quarter, subject at all times to the oversight and approval of the Account’s independent fiduciary (discussed in more detail in the subsection entitled “— Role of the independent fiduciary under the PTE” immediately below).
Role of the independent fiduciary under the PTE
Because purchases and sales of liquidity units by the TIAA General Account in connection with the Liquidity Guarantee raises certain technical issues under ERISA, TIAA applied for and received a prohibited transaction exemption from the U.S. Department of Labor in 1996 (96-76) (“PTE 96-76”). In connection with the exemption, TIAA has appointed Situs AMC Real Estate Valuation Services, LLC (“SITUS”), whose principal office is located in Des Moines, IA as an independent fiduciary pursuant to an engagement letter effective as of March 1, 2022. The five-year term of such letter agreement will extend to February 28, 2027, and may be renewed by TIAA for two (2) additional one-year terms.
Under the terms of PTE 96-76, SITUS’s responsibilities include:
•reviewing and approving the Account’s investment guidelines and monitoring whether the Account’s investments comply with those guidelines;
•reviewing and approving the valuation of units in the Account and of the properties held in the Account as well as the valuation procedures for the Account and changes in those procedures;

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•approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels;
•approving the appointment of all independent appraisers; and
•requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or with respect to any of the properties, whenever the independent fiduciary deems that an additional appraisal is necessary or appropriate to assure the correct valuation of the Account.
In addition, SITUS has certain responsibilities with respect to the Account whenever the TIAA General Account purchases and owns any liquidity units in the Account, including among other things, reviewing the purchases and redemption of liquidity units by the TIAA General Account to ensure the Account uses the correct unit values. In connection therewith, as set forth in PTE 96-76, the independent fiduciary’s responsibilities include:
•when required in the PTE 96-76, establishing the percentage of total liquidity units that the TIAA General Account’s ownership should not exceed (the “trigger point”) and creating a method for changing the trigger point;
•in accordance with the PTE 96-76, approving any adjustment of the TIAA General Account’s ownership interest in the Account and, in its discretion, requiring an adjustment if the TIAA General Account’s ownership of liquidity units reaches the trigger point; and
•if the trigger point has been reached, participating in and planning any program of sales of the assets of the Account, which would include:
i.the selection of properties for sale,
ii.the guidelines to be followed in making such sales, and
iii.approving those sales if, in the independent fiduciary’s opinion, such sales are desirable at the trigger point to reduce the TIAA General Account’s ownership of liquidity units.
In establishing the appropriate trigger point, including whether or not to require certain actions if the trigger point has been reached, the independent fiduciary will assess, among other things and to the extent consistent with PTE 96-76 and the independent fiduciary’s duties under ERISA, the risk that a conflict of interest could arise due to the level of the TIAA General Account’s ownership interest in the Account.
A special subcommittee consisting of five (5) independent outside members of the Investment Committee of the Board renewed the appointment of SITUS as the independent fiduciary for an additional five-year term, which appointment was effective as of March 1, 2022, and continues through February 28, 2027. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of three (3) out of the five (5) subcommittee members and will not be reappointed if two (2) of the subcommittee members disapprove of the reappointment.

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The investment management charge to the Account for TIAA’s services includes the costs and expenses associated with TIAA’s retention of SITUS as the Account’s independent fiduciary. Under PTE 96-76, the independent fiduciary (or any partnership or corporation of which it is an officer, director or a 10% or more partner or shareholder) cannot receive more than 5% of its annual gross income from all sources (including payment for its services to the Account) from TIAA and its affiliates.
When you decide as a plan participant to invest in the Account or as a plan fiduciary to add or retain the Account as an in-plan funding option, after TIAA has provided you with full and fair disclosure, including the disclosure in this prospectus, you are also acknowledging that you approve and accept SITUS or any successor to serve as the Account’s independent fiduciary in connection with the PTE 96-76.
Conflicts of interest
General. Officers of TIAA that provide advice with respect to the Account may also provide investment advice with respect to investments owned by TIAA, and investments managed by affiliates of TIAA (including NAA, NRE and TAL). In addition, TIAA and its affiliates offer (and may in the future offer) other accounts and investment products that are not managed under an “at cost” expense structure. NRE and certain affiliates of Nuveen may also receive at cost remuneration for providing investment advisory and other services to one or more Account Subsidiaries that hold foreign real estate owned by the Account. Therefore, TIAA and its officers may at times face various conflicts of interest. For example, the TIAA General Account and privately offered property investment funds managed by NAA (the “property investment funds”) sometimes compete with the Account in the purchase of investments; however, each account will be subject to the allocation procedure described below. (Each of the TIAA General Account, the Account and the property investment funds, together with any other real estate accounts or funds that are established or may be established by TIAA or its affiliates in the future, are herein referred to as an “account”).
Many of the officers of TIAA involved in performing services for the Account will have competing demands on their time. The officers will devote such time to the affairs of the Account as TIAA’s management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to the Account, the General Account, and other accounts in order to appropriately manage such conflicts of interest if they arise. TIAA or its affiliates may form and/or manage other domestic or foreign real estate investment vehicles in the future and we will take steps to assure that those vehicles are integrated into appropriate conflict of interest policies. TIAA does not accept acquisition or placement fees for the services it provides to the Account.
TIAA and its affiliates (including NRE and other subsidiaries of Nuveen) allocate new investments (including real property investments and commercial mortgages,

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but generally not real estate fund investments) among the accounts (including the Account) in accordance with a written allocation procedure as adopted by TIAA and such affiliates (including NRE) and modified from time to time. The allocation procedure is governed and administered by an NRE-based allocation committee that is comprised of the most senior investment professionals in NRE (the “NRE Allocation Committee”). The NRE Allocation Committee will have the ultimate responsibility for administering the allocation procedure so that it results in fair and equitable allocation of investment opportunities across the accounts.
Under the allocation procedure, an internal real estate acquisitions team adds transactions as they are identified into an internal deal pipeline. Proposed transactions in the pipeline are presented at regular internal real estate review meetings, at which the portfolio managers for each of the accounts evaluate acquisition opportunities which conform to the investment strategy of the applicable account. If only one portfolio manager is interested in making a bid to pursue the transaction, the transaction is allocated to that account and there is no change in the rotation order. However, if more than one account expresses an interest in a transaction in a particular sector, a strict rotation system (subject to the exception noted below) is used so that the accounts are treated equitably and transactions are impartially allocated.
Under the rotation system, an allocations coordinator will allocate a transaction to the interested account in the top most position of the rotation for a specific real estate sector, but the applicable account will then drop to the bottom of the rotation for new or additional investment opportunities in that sector. This rotation system is employed on a sector-by-sector basis for each of the office, retail, industrial, multi-family, senior housing, student housing and other sectors; and each sector has its own rotation. As a result, an account (including the Account) could, at any one time, be at the top or the bottom of the rotation for new investment opportunities in any one or all of the sectors in which the Account could invest. If an account chooses not to pursue a transaction that has been allocated to it, the acquisitions team may bring the transaction back into the main rotation. New funds or accounts with the ability to invest in transactions without a co-investor (i.e., “stand alone” accounts), will be added to the main rotation. Where such new funds or accounts are a co-investor with TIAA as a joint venture partner and the portfolio manager for TIAA or NRE affiliate does not have discretion to deploy investors’ capital for acquisitions within such mandate (i.e., a non-discretionary mandate), such mandates will be part of a sub-rotation within the account that was allocated the transaction and will not have a separate place in the main rotation. New funds or accounts where TIAA is a joint venture partner and the portfolio manager for TIAA or NRE affiliate does have discretion to deploy investors’ capital for acquisitions within such mandate (i.e., a fully discretionary mandate), regardless of the ownership percentage, are added to the main rotation.
Also, there may be circumstances where multiple properties are presented to TIAA for sale as a single acquisition opportunity, and the proposed price is

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inclusive of all the properties. If more than one account has interest in all or a portion of such bundled acquisition opportunity, the acquisitions team will investigate with the seller whether the properties can be unbundled and offered to the accounts on an individual basis and the sector-based rotation system described above will apply to the allocation of such unbundled properties.
The allocation procedure contains substantive requirements for proceeding through the different stages of the bidding process prior to allocation to preserve the fairness, equitability and transparency of the transaction. In addition, the allocation procedure permits deviations from the rotation system at the discretion of the NRE Allocation Committee if the committee believes that not using a strict rotation in a given circumstance fosters fair and equitable allocation of opportunities as between the accounts.
The work of the NRE Allocation Committee in administering the allocation procedure (including application of both exceptions noted above) is overseen and monitored by other senior officers of TIAA and its affiliates, including NRE and other subsidiaries of Nuveen, pursuant to TIAA’s and Nuveen’s existing compliance policies and processes.
Leasing Conflicts. Conflicts also potentially arise because some properties in the TIAA General Account, and other accounts may compete for tenants with the Account’s properties. Management believes the potential for leasing conflicts are minimized by the unique characteristics of each property, including location, submarket, physical characteristics, amenities and lease rollover schedules. Management believes the differing business strategies of the accounts also reduce potential conflicts. If a conflict arises, as appropriate, the competing accounts will arrange that different property managers and leasing brokers are engaged, each charged with using their best efforts to support the property management and leasing activity for each particular property and an ethical screen will be placed between the internal asset managers for the respective properties.
Sales Conflicts. Conflicts also potentially arise when two TIAA accounts attempt to sell properties located in the same market or submarket, especially if there are a limited number of potential purchasers and/or if such purchaser has an ongoing business relationship with TIAA or one of its specific accounts.
Liquidity Guarantee. TIAA’s ownership of liquidity units (including potential changes in future ownership levels) could result in the perception that TIAA is taking into account its own economic interests while serving as investment manager for the Account. In particular, there is the concern that TIAA could make investment decisions (and other management decisions) with respect to the Account which serves the interest of the TIAA General Account, at the expense of those contract owners that have chosen the Account as an investment option. This could manifest itself, among other ways, by the Account disposing its properties solely to raise liquidity in avoidance of having a need for the liquidity guarantee, or by foregoing otherwise attractive investment opportunities so as not to impair liquid asset levels.

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Management believes that any conflict (or potential conflict) is mitigated by, among other things, the detailed valuation procedure for the Account’s properties, which includes independent appraisals and the oversight of the independent fiduciary. Also, the independent fiduciary oversees the execution of the liquidity guarantee to ensure the proper unit values are applied, and the independent fiduciary will oversee any liquidity unit redemptions. Further, the independent fiduciary is vested with the right to establish a trigger point, which is a level of ownership at which the fiduciary is empowered, but not required, to reduce TIAA’s ownership interest (with the goal to mitigate any potential conflict of interest) through the means described in the immediately preceding section. For example, the independent fiduciary could perceive a conflict of interest if it believed that management directed the sale of properties solely to increase liquidity (not in accordance with the Account’s investment guidelines or at “fire sale” prices) with the sole goal of avoiding the need for further TIAA liquidity unit purchases under the liquidity guarantee. In such case, the independent fiduciary would be authorized to adjust the trigger point, at which time the fiduciary would have control over the sales of properties (including the timing and pricing) to ensure such sales are in the best interests of the Account.
While it retains the oversight over the Account’s investment guidelines, valuation and appraisal matters and the liquidity guarantee as described in “Role of the independent fiduciary under the PTE,” the independent fiduciary’s authority under the PTE to override investment management decisions made by TIAA’s officers acting on behalf of the Account is limited to those circumstances after which the trigger point has been reached or during a wind-down of the Account.
Indemnification
The Account has agreed to indemnify TIAA and its affiliates, including their officers and trustees, against certain liabilities related to the Account to the extent permitted by law, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Account may make such indemnification out of its assets. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to TIAA and its affiliates, the Account has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Summary of the Account’s properties
The properties — In general
At December 31, 2022, the Account owned a total of 197 real estate investments, (150 of which were wholly owned and 47 of which were held in real estate–related joint ventures), representing 84.5% of the Account’s total investment portfolio (on a gross asset value basis). At December 31, 2022, the real estate portfolio included:
•38 office investments (including 18 held in joint ventures);
•58 apartment investments (including 5 held in joint ventures);
•49 industrial investments (including 3 held in a joint venture;
•37 retail investments (including 10 held in joint ventures);
•5 portfolios of storage facilities (all held in joint ventures);
•9 land investments for development (including six held in joint ventures); and
•a hotel investment.
Of the 197 real estate investments held in the Account’s portfolio, 42 were subject to mortgages (including 22 joint venture property investments).
Additional detailed information regarding the Account’s properties, including its commercial (non-residential) and residential property investments, as well as the Account’s ten largest tenants, as of December 31, 2022 can be found in the Account’s 2022 Form 10-K and is incorporated by reference in this prospectus. The Account’s investments include both properties that are wholly owned by the Account and properties owned by the Account’s joint venture investments. Certain property investments are comprised of a portfolio of properties.
Recent transactions
The following describes property and financing transactions by the Account between the date of the Account’s most recent prospectus supplement comprising a part of Registration Statement No. 333-263515 and March 1, 2023. Except as noted, the expenses for operating the properties purchased are either borne or reimbursed, in whole or in part, by the property tenants, although the terms vary under each lease. The Account is responsible for operating expenses not reimbursed under the terms of a lease.
Real Estate Properties and Joint Ventures
Seavest MOB Portfolio—Bethpage, NY
On March 3, 2022, the Account’s Seavest MOB Portfolio joint venture investment, in which the Account has a 98.3% ownership, purchased a parcel of land located in Bethpage, New York for $0.3 million (the Account’s share).

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Warwick Center—Warwick, RI
On March 3, 2022, the Account sold a retail property located in Warwick, Rhode Island for $11.8 million, realizing a gain of $0.3 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
South Denver Marketplace—Lone Tree, CO
On March 3, 2022, the Account sold a retail property located in Lone Tree, Colorado for $73.0 million, realizing a gain of $1.0 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Juniper MOB Portfolio—Various, California
On March 7, 2022, the Account’s Juniper MOB Portfolio joint venture investment, in which the Account holds a 50% interest, purchased five office properties located in various cities in California for $50.0 million (the Account’s share).
Archway Baytown Development—Baytown, TX
On March 30, 2022, the Account’s Archway Baytown joint venture investment, in which the Account holds a 95% interest, purchased a parcel of land located in Baytown, Texas for $8.6 million.
Charleston Plaza—Mountain View, CA
On March 30, 2022, the Account sold a retail property located in Mountain View, California for $71.1 million, realizing a loss of $9.8 million on the sale. The majority of the realized loss was previously recognized as unrealized losses in the Account’s Consolidated Statement of Operations.
12 South Apartments—Nashville, TN
On April 12, 2022, the Account purchased an apartment property located in Nashville, Tennessee for $44.0 million.
Empire Business Park—Peoria, Arizona
On April 28, 2022, the Account purchased a parcel of land located in Peoria, Arizona for $4.1 million.
MiMA—New York, NY
On May 9, 2022, the Account sold a portion of it’s interest in the RGM 42, LLC joint venture, which holds the property known as MiMA, for $79.8 million, effectively reducing the Account’s ownership interest in the joint venture investment from 70% to 21%. The Account realized a $37.8 million loss on the sale.
Minneapolis Core Portfolio—Brooklyn Park, MN
On May 13, 2022, the Account purchased an industrial property located in Brooklyn Park, Minneapolis for $17.0 million.

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Orchards Apartments—Marlborough, MA
On May 20, 2022, the Account purchased an apartment property located in Marlborough, Massachusetts for $59.3 million.
Oceano—Woodland Hills, CA
On May 23, 2022, the Account sold an apartment property located in Woodland Hills, California for $112.5 million, realizing a gain of $26.8 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Jackson Shaw Portfolio—Various, Texas
On May 27, 2022, the Account purchased two industrial properties located in Texas for $72.0 million.
Lennar MFPV Cane Bay Phase—Summerville, SC
On June 3, 2022, the Account’s Lennar MFPV Cane Bay joint venture investment, in which the Account holds a 90% interest, purchased a parcel of land located in Summerville, South Carolina for $5.2 million (the Account’s share).
Monee Development—Monee, IL
On June 6, 2022, the Account purchased a parcel of land located in Monee, Illinois for $5.8 million.
Storage Portfolio IV—Various, U.S.A.
During the second quarter of 2022, the Account’s Storage Portfolio IV joint venture investment, in which the Account holds a 90% interest, purchased multiple storage properties located various cities throughout the United States for $53.4 million (the Account’s share).
200 Middlefield Road—Menlo Park, CA
On June 9, 2022, the Account sold an office property located in Menlo Park, California for $62.1 million, realizing a gain of $11.1 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Lennar MFPV Cave Creek—Phoenix, AZ
On June 10, 2022, the Account’s Lennar MFPV Cave Creek joint venture investment, in which the Account holds a 90% interest, purchased a parcel of land located in Phoenix, Arizona for $6.9 million (the Account’s share).
355 W 52nd Street—New York, NY
On June 14, 2022, the Account’s Seavest MOB II joint venture investment, in which the Account holds a 95% interest, purchased an office property located in New York, New York for $45.6 million (the Account’s share).
Storage Portfolio V—Various, U.S.A.
During the third quarter of 2022, the Account’s Storage Portfolio V joint venture investment, in which the Account holds a 90% interest, purchased

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multiple storage properties located in cities throughout the United States for $76.9 million (the Account’s share).
Fairfield Tolenas —Fairfield, CA
On August 2, 2022, the Account’s Fairfield Tolenas Development joint venture investment, in which the Account holds a 95% interest, sold the industrial property held by the joint venture for $79.7 million (the Account’s share), realizing a gain of $31.4 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations. The Account then acquired full ownership of the property for $80.5 million.
Colorado Center—Santa Monica, CA
On August 17, 2022, the Account sold a portion of it’s interest in the CA-Colorado Center Limited Partnership joint venture, which holds the property known as Colorado Center, for $350.9 million, effectively reducing the Account’s ownership interest in the joint venture investment from 50% to 2%. The Account realized a $284.1 million loss on the sale.
Lennar Emblem at Conyers—Conyers, GA
On August 24, 2022, the Account’s Lennar Emblem at Conyers joint venture investment, in which the Account holds a 90% interest, purchased a parcel of land located in Conyers, Georgia for $4.0 million (the Account’s share).
Camelback Center—Phoenix, AZ
On September 1, 2022, the Account sold an office property located in Phoenix, Arizona for $61.3 million, realizing a loss on the sale of $43.1 million. The majority of the realized loss was previously recognized as unrealized losses in the Account’s Consolidated Statement of Operations.
Fayette Pavilion Walmart—Phoenix, AZ
On September 9, 2022, the Account sold the Walmart parcel held within the Fayette Pavilion retail investment for $23.1 million, realizing a gain on the sale of $8.4 million. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Central 64—Denver, CO
On October 3, 2022, the Account purchased an industrial property located in Denver, CO for $47.6 million.
BLVD 63—San Diego, CA
On October 4, 2022, the Account sold an apartment property located in San Diego, California for $170.6 million, realizing a gain on the sale of $11.9 million. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.

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Storage Portfolio V—San Antonio, TX
On November 4, 2022, the Account’s Storage Portfolio V joint venture investment, in which the Account holds a 90% interest, purchased a storage property located in San Antonio, Texas for $9.2 million (the Account’s share).
20 Westport Road—Wilton, CT
On December 2, 2022, the Account sold an office property located in Wilton, Connecticut for $28.3 million, realizing a loss on the sale of $100.1 million. The majority of the realized loss was previously recognized as unrealized losses in the Account’s Consolidated Statement of Operations. The office property was part of the Wilton Woods Corporate Campus investment.
Loans Receivable
BREP VIII Industrial Loan Facility Mezzanine
On March 29, 2022, the Borrower paid off the $61.8 million mezzanine loan.
Project Glacier Mezzanine
On March 29, 2022, the Borrower paid off the $98.7 million mezzanine loan.
Project Sonic Senior Note
On May 13, 2022, the Account entered into a $101.2 million senior loan receivable secured by the borrower’s ownership interest in an industrial property. The loan has an interest rate of 2.75% + SOFR and a maturity date of June 9, 2025.
Project Sonic Mezzanine Note
On May 13, 2022, the Account entered into a $30.4 million mezzanine loan receivable secured by the borrower’s ownership interest in an industrial property. The loan has an interest rate of 2.75% + SOFR and a maturity date of June 9, 2025.
One Biscayne Tower Senior Note
On June 27, 2022, the Account entered into a $131.8 million senior loan receivable secured by the borrower’s ownership interest in a retail property. The loan has an interest rate of 3.75% + SOFR and a maturity date of July 9, 2025.
One Biscayne Tower Mezzanine Note
On June 27, 2022, the Account entered into a $39.1 million mezzanine loan receivable secured by the borrower’s ownership interest in a retail property. The loan has an interest rate of 3.75% + SOFR and a maturity date of July 9, 2025.
5 Points Towers
On November 30, 2022, the Borrower paid off the $46.3 million mezzanine loan.

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Financings
Debt Securities Issuance
On June 10, 2022, the Account issued $300.0 million of Series A senior notes. The Series A notes have an interest rate of 3.24% and mature on June 10, 2029. Concurrently, the Account issued $200.0 million of Series B senor notes. The Series B notes have an interest rate of 3.35% and mature on June 10, 2032.
West Town Mall—Knoxville, TN
On June 29, 2022, the Account’s West Town Mall joint venture investment, in which the Account holds a 50% interest, paid off its $101.2 million (the Account’s share) mortgage obligation.
Regents Court—San Diego, CA
On August 1, 2022, the Account extinguished a $39.6 million mortgage associated with the property.
Legacy at Westwood—Los Angeles, CA
On August 1, 2022, the Account extinguished a $46.7 million mortgage associated with the property.
Line of Credit
On September 16, 2022, the Account paid off its $500.0 million outstanding balance on the line of credit.
Term Loan
On September 16, 2022, the Account drew $500.0 million on its term loan. The elected interest rate at the time of the agreement, selected from the applicable rate of the revolving term loans options, was 3.02%+SOFR. The term loan matures on September 16, 2024.
Lincoln Court—Littleton, CO
On October 13, 2022, the Account’s Seavest MOB Portfolio, in which the Account has a 98.3% interest, extinguished a $1.8 million mortgage (the Account’s share) associated with the property.
Valuing the Account’s assets
We value the Account’s assets as of the close of each valuation day by taking the sum of:
•the value of the Account’s cash, cash equivalents, and short-term and other debt instruments;
•the value of the Account’s other securities and other non–real estate assets;
•the value of the individual real properties (based on the most recent valuation of that property) and other real estate–related investments owned by the Account;

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•an estimate of the net operating income accrued by the Account from its properties, other real estate–related investments and non-real estate–related investments (including short-term marketable securities) since the end of the prior valuation day; and
•actual net operating income earned from the Account’s properties, other real estate–related investments and non-real estate–related investments (but only to the extent any such item of income differs from the estimated income accrued for on such investments), and then reducing the sum by the Account’s liabilities, including the daily investment management, administration and distribution fees and certain other fees and expenses attributable to operating the Account. Daily estimates of net operating income are adjusted to reflect actual net operating income on a monthly basis, at which time such adjustments (if any) are reflected in the Account’s unit value. Please see the section below entitled “Expense deductions.”
Fair value for the Account’s assets is based upon quoted market prices in active exchange markets, where available. If listed prices or quotes in such markets are not available, fair value is based upon vendor-provided, evaluated prices or internally developed models that primarily use market-based or independently sourced market data, including interest rate yield curves, market spreads, and currency rates. Valuation adjustments may be made to reflect credit quality, a counterparty’s creditworthiness, the Account’s creditworthiness, liquidity, and other observable and unobservable data that are applied consistently over time.
The methods described earlier are considered to produce a fair value calculation that represents a good faith estimate as to what an unaffiliated buyer in the market place would pay to purchase the asset or receive to transfer the liability. Since fair value calculations involve significant professional judgment in the application of both observable and unobservable attributes, actual realizable values or future fair values may differ from amounts reported. Furthermore, while the Account believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments, while reasonable, could result in different estimates of fair value at the reporting date.
Valuing real estate investments
Valuing Real Property: Investments in real estate properties are stated at fair value, as determined in accordance with policies and procedures reviewed by the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole. Accordingly, the Account does not record depreciation.
Fair value for real estate properties is defined as the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. Determination of fair value involves significant levels of judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Property and

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investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates, and interest and inflation rates. As a result, determining real estate and investment values involves many assumptions. Amounts ultimately realized from each investment may vary significantly from the market value presented. Actual results could differ from those estimates. Please see the section above entitled “Risk factors — Risks associated with real estate investing — Valuation and appraisal risks.”
In accordance with the Account’s procedures designed to comply with Fair Value Measurements and Disclosures in U.S. Generally Accepted Accounting Principles (“GAAP”), the Account values real estate properties purchased by the Account initially based on an independent appraisal at the time of the closing of the purchase, which may result in a potential unrealized gain or loss reflecting the difference between an investment’s fair value (i.e., exit price) and its cost basis (which is inclusive of transaction costs).
Subsequently, each property will be valued each quarter by an independent appraiser and the property value will be updated as appropriate. In general, the Account obtains independent appraisals of its real estate properties spread out throughout the quarter, which is intended to result in appraisal adjustments, and thus, adjustments to the valuations of its holdings (to the extent such adjustments are made), that happen regularly throughout each quarter and not on one specific day in each quarter.
Further, management reserves the right to order an appraisal and/or conduct another valuation outside of the normal quarterly process when facts or circumstances at a specific property change (for example, under certain circumstances a valuation adjustment could be made when bids are obtained for properties held for sale). The Account’s independent fiduciary, SITUS, oversees the Account’s entire appraisal process and, among other things, must approve all independent appraisers used by the Account. TIAA’s internal appraisal staff oversees the entire appraisal process and reviews each independent quarterly appraisal, in conjunction with the Account’s independent fiduciary, prior to the value reflected in that appraisal being recorded in the Account. Any differences in the conclusions of TIAA’s internal appraisal staff and the independent appraiser will be reviewed by the independent fiduciary, which will make a final determination on the matter (which may include ordering a subsequent independent appraisal).
Real estate appraisals are estimates of property values based on a professional’s opinion. All appraisals are performed in accordance with Uniform Standards of Professional Appraisal Practices, the real estate appraisal industry standards created by The Appraisal Foundation. Appraisals of properties held outside of the U.S. are performed in accordance with industry standards commonly applied in the applicable jurisdiction. Further, these independent appraisers (as well as TIAA’s internal appraisal staff) are always expected to be MAI-designated members of the Appraisal Institute (or its European equivalent, Royal Institute of Chartered Surveyors) and state certified appraisers from

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national or regional firms with relevant property type experience and market knowledge. Under the Account’s current procedures, each independent appraisal firm will be rotated off of a particular property at least every three years, although such appraisal firm may perform appraisals of other Account properties subsequent to such rotation.
We intend that the overarching principle and primary objective when valuing our real estate investments will be to produce a valuation that represents a fair and accurate estimate of the fair value of our investments. Implicit in our definition of fair value is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:
•Buyer and seller are typically motivated;
•Both parties are well informed or well advised, and acting in what they consider their best interests;
•A reasonable time is allowed for exposure in the open market;
•Payment is made in terms of cash or in terms of financial arrangements comparable thereto; and
•The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.
The Account’s net asset value will include the value of any note receivable (an amount that someone else owes the Account) from selling a real estate–related investment. We’ll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.
Development Properties. Development properties will be carried at fair value, which is anticipated initially to equal the Account’s cost. The value will be adjusted as additional development costs are incurred (land value plus cost to date). Once a development project reaches a point in which approximately 25% of the cost budget has been incurred, the appraisal valuation method will be based on all three approaches to value, including valuating the property upon stabilization, upon completion, and as is. The Account may also have the properties independently appraised earlier if circumstances warrant.
Property Portfolios. The Account may, at times, value individual properties together (whether or not purchased at the same time) in a portfolio as a single asset, to the extent we believe that the property may be sold as one portfolio. The Account may also realize efficiencies in property management by pooling a number of properties into a portfolio. The value assigned to the portfolio as a whole may be more or less than the valuation of each property individually. The Account will also, from time to time, sell one or more individual properties that comprise a portfolio, with the Account retaining title to the remaining individual properties comprising that portfolio. In such a circumstance, the Account could determine to no longer designate such remaining properties as one portfolio.
Because of the nature of real estate assets and because the fair value of our investments is not reduced by transaction costs that will be incurred to sell the investments, the Account’s net asset value won’t necessarily reflect the net

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realizable value of its real estate assets (i.e., what the Account would receive if it sold them). Please see the section entitled “Valuing the Account’s assets — Valuation Adjustments.”
Valuing Real Property Subject to a Mortgage: When a real estate property is subject to a mortgage, the mortgage is valued independently of the property and its fair value is reported separately. The independent fiduciary reviews and approves all mortgage valuation adjustments before such adjustments are recorded by the Account. The Account will continue to use the revised value for each real estate property and mortgage loan payable to calculate the Account’s daily net asset value until the next valuation review or appraisal.
Valuing Loans Receivable (i.e., the Account as a creditor): Loans receivable are stated at fair value and are initially valued at the face amount of the loan funding. Subsequently, loans receivable are valued at least quarterly based on market factors, such as market interest rates and spreads for comparable loans, the liquidity for loans of similar characteristics, the performance of the underlying collateral and the credit quality of the counterparty.
Valuing Loans Payable (i.e., the Account as a debtor): Mortgage or other loans payable are stated at fair value. The estimated fair value of loans payable is generally based on the amount at which the liability could be transferred in a current transaction, exclusive of transaction costs. Fair values are estimated based on market factors, such as market interest rates and spreads on comparable loans, the liquidity for mortgage loans of similar characteristics, the performance of the underlying collateral (such as the loan-to-value ratio and the cash flow of the underlying collateral), the maturity date of the loan, the return demands of the market, and the credit quality of the Account. Different assumptions or changes in future market conditions could significantly affect estimated fair values. At times, the Account may assume debt in connection with the purchase of real estate, including under the Syndicated Credit Agreement or additional credit facilities or other lines of credit in the future or the issuance of debt securities by the Account.
Valuing Real Estate Joint Ventures: Real estate joint ventures are stated at the fair value of the Account’s ownership interests in the underlying entities. The Account’s ownership interests are valued based on the fair value of the underlying real estate, any related loans payable, and other factors, such as ownership percentage, ownership rights, buy/sell agreements, distribution provisions and capital call obligations. In addition, any restrictions on the right of the Account to transfer its ownership interest to third parties could adversely affect the value of the Account’s interest. Upon the disposition of all real estate investments by an investee entity, the Account will continue to state its equity in the remaining net assets of the investee entity during the wind down period, if any, which occurs prior to the dissolution of the investee entity.
Valuing Real Estate Funds: Real estate funds are stated at the fair value of the Account’s ownership in the fund, which is based on the most recent net asset value of the partnership, as reported by the sponsor. Since market quotations are

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not readily available, the real estate fund interests are valued at fair value as determined in good faith under the direction of the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole. As circumstances warrant, prior to the receipt of financial statements of the real estate fund, the Account will estimate the value of its interests in good faith and will from time to time seek input from the issuer or the sponsor of the investment vehicle.
Net Operating Income: The Account usually receives operating income from its investments intermittently, not daily. In fairness to contract owners, we estimate the Account’s net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual items of income, the Account’s net assets could be under- or overvalued.
Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account’s properties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account’s net asset value.
Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives income from a property, we’ll adjust the daily accrued receivable and other accounts appropriately.
Valuation Adjustments: General. Management reserves the right to order an appraisal and/or conduct another valuation outside of the normal quarterly process when facts or circumstances at a specific property change. Also, the independent fiduciary can require additional appraisals if it believes a property’s value may have changed materially and such change is not reflected in the quarterly valuation review, or otherwise to ensure that the Account is valued appropriately. For example, under certain circumstances a valuation adjustment could be made when bids are obtained for properties held for sale by the Account. In addition, adjustments may be made for events or circumstances indicating an impairment of a tenant’s ability to pay amounts due to the Account under a lease (including due to a bankruptcy filing of that tenant). Also, adjustments may be made to reflect factors (such as sales values for comparable properties or local employment rate) bearing uniquely on a particular region in which the Account holds properties. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors and we give different weight to different factors, we may not in all cases make a valuation adjustment where changing conditions could potentially affect the value of an investment.
Required Approvals. The independent fiduciary must approve adjustments to any valuation of one or more properties or real estate–related assets that:

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•is made within three months of the annual independent appraisal, or
•results in an increase or decrease of:
•more than 6% of the value of any of the Account’s properties since the last independent annual appraisal;
•more than 2% in the value of the Account since the prior calendar month; and/or
•more than 4% in the value of the Account within any calendar quarter.
Right to Change Valuation Methods: If we decide that a different valuation method would reflect the value of a real estate–related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA’s valuation methods could change the Account’s net asset value and change the values at which contract owners purchase or redeem Account interests.
Valuing other investments (including certain real estate–related investments)
Debt Securities: We value debt securities (excluding money market instruments) for which market quotations are readily available based on the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). We derive these values utilizing an independent pricing service, such as FT Interactive Data Corp, Reuters and Bloomberg, except when we believe the prices do not accurately reflect the security’s fair value. Debt securities for which market quotations are not readily available are valued at fair value as determined in good faith by the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole.
Short-term Investments: Short-term investments are valued in the same manner as debt securities stated in the preceding paragraph.
Money Market Instruments: We value money market instruments at amortized cost.
Equity Securities: We value equity securities (including REIT securities) listed or traded on the NYSE (or any of its constituent, affiliate or subsidiary exchanges, including NYSE Arca Equities and NYSE American) at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the last bid and asked prices, exclusive of transaction costs. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.
We value equity securities traded on the Nasdaq Stock Market at the Nasdaq Official Closing Price on the valuation day. If no sale is reported that day, we use the mean of the last bid and asked prices, exclusive of transaction costs. Other U.S. over-the-counter equity securities are valued at the mean of the last bid and asked prices.
Mortgage-Backed Securities and ABS: We value mortgage-backed securities (including CMBS and RMBS) and ABS in the same manner in which we value debt securities, as described above.

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Foreign Securities: To value equity and fixed income securities traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day. Under certain circumstances (for example, if there are significant movements in the United States markets and there is an expectation the securities traded on foreign markets will adjust based on such movements when the foreign markets open the next day), the Account may adjust the value of equity or fixed income securities that trade on a foreign exchange or market after the foreign exchange or market has closed.
Investments Lacking Current Market Quotations: We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of the Board and in accordance with the responsibilities of the Board as a whole. In evaluating fair value for the Account’s interest in certain commingled investment vehicles, the Account will generally look to the value periodically assigned to interests by the issuer. When possible, the Account will seek to have input in formulating the issuer’s valuation methodology.
Expense deductions
Expense deductions are made each valuation day from the net assets of the Account for various services to manage the Account’s investments, administer the Account and the contracts, distribute the contracts and to cover certain risks borne by TIAA. Investment management, administration and distribution services are provided “at cost” by TIAA and Services, as applicable. Currently, TIAA provides investment management services and administration services for the Account, and Services provides distribution services for the Account. In addition, TIAA charges the Account a fee to bear certain mortality and expense risks, and risks associated with providing the liquidity guarantee. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.
The estimated annual expense deduction rate that appears in the expense table below reflects an estimate of the amount we currently expect to deduct to approximate the costs that the Account will incur from May 1, 2023 through April 30, 2024. Actual expenses may be higher or lower. The expenses identified in the table below do not include any fees which may be imposed by your employer under a plan maintained by your employer.

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Type of Expense Deduction	Estimated Percent of Net Assets Annually	Services Performed

Investment Management[1]	0.295%	For investment advisory, investment management, portfolio accounting, custodial and similar services, including independent fiduciary and appraisal fees
Administration	0.250%	For administration and operations of the Account and the contracts, including administrative services such as receiving and allocating premiums and calculating and making annuity payments
Distribution	0.045%	For services and expenses associated with distributing the annuity contracts
Mortality and Expense Risk	0.000%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	0.280%	For TIAA’s liquidity guarantee
Total Annual Expense Deduction[2,3,4]	0.870%	Total
1This expense charge includes all at cost compensation paid to NRE and certain affiliates of Nuveen, LLC (TIAA’s wholly owned asset management subsidiary) in connection with their provision of investment advisory and other services to Account Subsidiaries (as defined above). Such at cost compensation is typically expected to range in the future from $750,000 to $2,000,000 on an annual basis. Please see the section above entitled “About the Account’s investments — in general — real estate operating businesses.”
2TIAA guarantees that the total annual expense deduction will not exceed an annual rate of 2.50% of average net assets.
3Property-level expenses, including property management fees, transfer taxes, and interest expense on mortgage loans payable, are not reflected in the table above; instead these expenses are charged directly to the Account’s properties.
4Excludes interest expense and other costs for Account-level debt such as credit facilities, bank term loans, and debt securities offerings.
Since expenses for services provided to the Account are charged to the Account at cost, they are estimates for the year based on projected expense and asset levels. Administration charges include certain costs associated with the provision by TIAA entities of recordkeeping and other services for retirement plans and other pension products in addition to the Account.
Investment management expenses include certain costs associated with the provision by TIAA of investment management services to the Account. Such costs include the costs of incentive compensation plan for TIAA portfolio managers. TIAA compensates Account portfolio managers and other employees who support TIAA in managing the Account’s portfolio through a combination of base salary, annual performance awards, and potential future incentive compensation awards. Any potential future incentive compensation program would seek to incentivize Account performance over time by appropriately aligning compensation of the portfolio managers and other employees who support TIAA in managing the Account and the Account’s performance goals.
A portion of these investment management expenses, as well as the Account-level distribution and administration expenses outlined in the table above, are allocated to the Account in accordance with applicable TIAA cost allocation procedures.
At the end of every quarter, we reconcile the amount deducted from the Account during that quarter as discussed above with the expenses the Account actually incurred. If there is a difference, we add it to or deduct it from the

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Account in equal daily installments over the remaining days in the immediately following quarter, provided that material differences may be repaid in the current calendar quarter in accordance with GAAP. Our at cost deductions are based on projections of Account assets and overall expenses, and the size of any adjusting payments will be directly affected by how different our projections are from the Account’s actual assets or expenses. The expenses identified in the table above do not include any fees which may be imposed by your employer under a plan maintained by your employer.
The size of the Account’s assets can be affected by many factors, including changes in the value of portfolio holdings, net income earned on the Account’s investments, premium activity and contract owner transfers into or out of the Account and contract owner cash withdrawals from the Account. In addition, our operating expenses can fluctuate based on a number of factors including contract owner transaction volume, operational efficiency, and technological, personnel and other infrastructure costs. Historically, the adjusting payments have resulted in both upward and downward adjustments to the Account’s expense deductions for the following quarter.
The Board can revise the estimated expense rates (the daily deduction rate before the quarterly adjustment referenced above) for the Account from time to time, usually on an annual basis, to keep deductions as close as possible to actual expenses.
Currently there are no deductions from premiums, transfers or withdrawals, but we reserve the right to change this in the future. Any such deductions would only be assessed to the extent the relevant contract provided for such deductions at the time the contract was issued.
The expenses paid by a contract owner who is a contract owner in a retirement plan can also be affected by the expenses that the plan is obligated to pay TIAA for recordkeeping and other plan-related services for the plan and its contract owners. For more information, see the section of this Prospectus below entitled “Information from TIAA — TIAA plan pricing.”

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Certain relationships with TIAA
As noted elsewhere in this prospectus, TIAA plays a significant role in operating the Account, including providing investment advisory, administration and other services as well as the liquidity guarantee. In addition, Services, a wholly owned subsidiary of TIAA, provides distribution services for the Account.
Liquidity Guarantee. As noted above under the section entitled “Establishing and managing the Account — The role of TIAA — Liquidity guarantee,” if the
Account’s liquid assets and its cash flow from operating activities and contract owner transactions are insufficient to fund redemption requests, the TIAA General Account has agreed to purchase liquidity units. TIAA thereby guarantees that a contract owner can redeem accumulation units at their next determined net asset valuation. These liquidity units are valued in the same manner as are accumulation units held by the Account’s contract owners.
For the years ended December 31, 2022, December 31, 2021 and December 31, 2020, the Account expensed $89.2 million, $69.1 million and $59.4 million, respectively, for this liquidity guarantee from TIAA through a daily deduction from the net assets of the Account.
Investment Advisory, Administration and Distribution Services/Mortality and Expense Risks Borne by TIAA. As noted above under the section entitled “Expense deductions,” deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and distribute the contracts. These services are performed at cost by TIAA and Services. Deductions are also made each valuation day to cover mortality and expense risks borne by TIAA.
For the years ended December 31, 2022, December 31, 2021 and December 31, 2020, the Account expensed $86.3 million, $62.4 million and $65.3 million, respectively, for investment management services, and $0.5 million, $1.3 million and $1.2 million, respectively, for mortality and expense risks provided/borne by TIAA. For the same period, the Account expensed $66.5 million, $77.3 million and $75.0 million, respectively, for administrative and distribution services provided by TIAA and Services, as applicable.
Legal proceedings
The Account is party to various claims and routine litigation arising in the ordinary course of business. As of the date of this prospectus, management of the Account does not believe that the results of any such claims or litigation, individually or in the aggregate, will have a material effect on the Account’s business, financial position or results of operations.

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The contracts
TIAA offers the Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Account as an option for RA, GA, SRA, GRA, GSRA (including institutionally owned GSRA), Retirement Choice, Retirement Choice Plus or Keogh contracts. CREF is a companion organization to TIAA. A companion CREF contract may have been issued to you when you received the TIAA contract offering the Account. For more information about the CREF annuity contracts, TIAA’s Traditional Annuity, the TIAA Access variable annuity accounts, other TIAA annuities and separate accounts offered from time to time and particular funds and investment options offered under the terms of your plan, please see the applicable contracts and respective prospectuses for those investment options.
Importantly, neither TIAA nor CREF guarantee the investment performance of the Account nor do they guarantee the value of your units at any time.
RA (Retirement Annuity) and GRA (Group Retirement Annuity)
RA and GRA contracts are used mainly for employer sponsored retirement plans. RA contracts are issued directly to you. GRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA.
Depending on the terms of your employer’s plan, RA premiums can be paid by your employer, you, or both. GRA premiums can only be paid by your employer (though some premiums may be paid by your employer pursuant to a salary reduction agreement with you). If you are paying some or all of the periodic premiums, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. Your employer may offer you the option of making contributions in the form of after-tax Roth IRA-style contributions, though you won’t be able to take tax deductions for these contributions. You can also transfer accumulations from another investment choice under your employer’s plan to your contract. Your GRA premiums can be from pre-tax or after-tax contributions. As with RAs, you can transfer your accumulations from another investment choice under your employer’s plan to your GRA contract.
SRA (Supplemental Retirement Annuity) and GSRA (Group Supplemental Retirement Annuity)
These are generally limited to supplemental voluntary tax-deferred annuity (“TDA”) plans and supplemental 401(k) plans. SRA contracts are issued directly to you. GSRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Generally, your employer pays premiums in pre-tax dollars through salary reduction. Your employer may offer you the option of making contributions in the form of after-tax Roth IRA-style contributions, though you won’t be able to take tax deductions for these contributions. Although you cannot pay premiums directly, you can transfer amounts from other TDA plans subject to the terms of the plan.

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Retirement Choice/Retirement Choice Plus annuities
These are very similar in operation to the GRAs and GSRAs, respectively, except that, they are issued directly to your employer or your plan’s trustee. Among other rights, the employer retains the right to transfer accumulations under these contracts to alternate funding vehicles.
Traditional IRA and Roth IRA
You and your spouse can each open a Traditional IRA with an annual contribution of up to $6,500 each or by rolling over funds from another IRA or an eligible retirement plan, if you meet the Account’s eligibility requirements. If you are age 50 or older, you may contribute up to $7,500. The combined limit for your contributions to a Traditional IRA and a Roth IRA for a single year is $6,500, or $7,500 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2023; different dollar limits may apply in future years.)
You and your spouse can each open a Roth IRA with an annual contribution up to $6,500 each or with a rollover from another IRA or a Traditional IRA issued by TIAA if you meet the Account’s eligibility requirements, subject to rules applicable to Roth IRA conversions. If you are age 50 or older you may contribute up to $7,500. The combined limit for your contributions to a Traditional IRA and a Roth IRA for a single year is $6,500, or $7,500 if you are age 50 or older, excluding rollovers. (The dollar limits listed are for 2023; different dollar limits may apply in future years.)
Both Traditional and Roth IRAs are issued directly to you. Joint accounts are not permissible.
Your employer may offer SEP IRAs (Simplified Employee Pension Plans), which are subject to different rules.
Traditional and Roth IRAs may together be referred to as “IRAs” in this prospectus.
GA (Group Annuity) and institutionally owned GSRAs
These contracts are used exclusively for employer retirement plans and are issued directly to your employer or your plan’s trustee. Your employer pays premiums directly to TIAA (you can’t pay the premiums directly to TIAA) and your employer or the plan’s trustee may control the allocation of contributions and transfers to and from these contracts including withdrawing completely from the Account. If a GA or Institutionally Owned GSRA contract is issued pursuant to your plan, the rules relating to transferring and withdrawing your money, receiving any annuity income or death benefits, and the timing of payments may be different, and are determined by your plan. Ask your employer or plan administrator for more information.
Keogh contracts
If you are a self-employed individual who owns an unincorporated business, you could, prior to 2013, use the Account’s Keogh contracts for a Keogh plan, and

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cover common law employees, subject to the Account’s eligibility requirements. Note, however, that while TIAA will offer new contracts for new entrants into Keogh plans established prior to 2013, it will no longer offer contracts for Keogh plans that the Account is not currently funding.
ATRA (after-tax retirement annuity)
The after-tax retirement annuities (“ATRA”) are individual non-qualified deferred annuity contracts, issued to contract owners who are eligible and would like to remit personal premiums under the contractual provisions of their RA contract. To be eligible, you must have an active and premium-paying or paid up RA contract.
Note that the tax rules governing these non-qualified contracts differ significantly from the treatment of qualified contracts. Please see the section below entitled “Taxes” for more information.
State regulatory approval
State regulatory approval may be pending for certain of these contracts, and these contracts may not currently be available in your state.
Starting out
Generally, we’ll issue you a TIAA contract when we receive a completed application or enrollment form in “good order.” “Good order” means actual receipt of the transaction request along with all forms, information and supporting legal documentation necessary to effect the transaction so that TIAA does not need to exercise discretion. This information and documentation generally includes your complete application (or complete request for redemptions, transfers, withdrawals or payment of death or other benefits), and any other information or supporting documentation we may require. With respect to purchase requests, “good order” also generally includes receipt of sufficient funds by us to effect the transaction. We may, in our sole discretion, determine whether any particular transaction request (including, among others, a purchase, redemption or withdrawal request or a request to pay benefits) is in “good order” and reserve the right to change or waive any “good order” requirement at any time either in general or with respect to a particular plan, contract or transaction.
If your application is incomplete and we do not receive the necessary information and signed application in “good order” within five business days of our receipt of the initial premium, we will return the initial premium at that time. In addition, it is also possible that if we are unable to reach you to obtain additional or missing information relating to incomplete applications, or the transaction request is not in “good order,” the transaction may be canceled.
If we receive premiums from your employer and, where applicable, a completed application from you before we receive your specific allocation instructions (or if your allocation instructions violate employer plan restrictions or do not total 100%), we will invest all premiums remitted on your behalf in the default option your employer has designated. It is possible that the default option will not be the

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Account but will be another investment option available under your plan. We consider your employer’s designation of a default option to be an instruction to us to allocate your premiums to that option as described above. You should consult your plan documents or sales representative to determine your employer’s designated default option and to obtain information about that option. Further, to the extent you hold an IRA contract, the default option will be that fund or account specified in your IRA forms.
When we receive complete allocation instructions from you in “good order,” we’ll follow your instructions for future premiums. However, if you want the premiums previously allocated to the default option (and earnings and losses on them) to be transferred to the options identified in your instructions, you must specifically request that we transfer these amounts from the default option to your investment option choices.
Amounts may be invested in an account other than the Real Estate Account only in the limited circumstances identified in the paragraph immediately above (which require a contract owner’s specific instructions) and the circumstances outlined under the section below entitled “How to transfer and withdraw your money — Restrictions on premiums and transfers to the Account,” namely: (1) we receive premiums before we receive your completed application or allocation instructions, (2) a contract owner’s allocations violate employer plan restrictions or do not total 100%, or (3) we stop accepting premiums for and/or transfers into the Account.
TIAA doesn’t generally restrict the amount or frequency of payment of premiums to your contract, although we may in the future. Your employer’s retirement plan may limit your premium amounts. There also may be restrictions on remitting premiums on an IRA. In addition, the Internal Revenue Code of 1986, as amended (the “Code”) limits the total annual premiums you may invest in plans qualified for favorable tax treatment. If you want to directly contribute personal premiums under the contractual provisions of your RA contract, you will be issued an ATRA contract. Premiums and any earnings on the ATRA contract will not be subject to your employer’s retirement plan. The restrictions relating to these premiums are in the contract itself.
In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA accepts premiums to a contract during your accumulation period. Once your first premium has been paid, your TIAA contract can’t lapse or be forfeited for nonpayment of premiums. However, TIAA can stop accepting premiums to the Real Estate Account at any time.
You may remit premium payments to the following address: P.O. Box 1259, Charlotte, NC 28201.
Note that we cannot accept credit cards, money orders, travelers’ checks or digital (including virtual or crypto) currencies (e.g., Bitcoin). In addition, we will not accept a third-party check where the relationship of the payor to the account owner cannot be identified from the face of the check.

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You will receive a confirmation statement each time you make a transfer to, a transfer out of, or a cash withdrawal from the Account. The statement will show the date and amount of each transaction. However, if you’re remitting premiums through an employer or other qualified plan, using an automatic investment plan or systematic withdrawal plan, you may instead receive a statement confirming those transactions following the end of each calendar quarter.
If you have any accumulations in the Account, you will be sent a statement in each quarter which sets forth the following information:
(1) Premiums paid during the quarter;
(2) The number and dollar value of accumulation units in the Account credited to you during the quarter and in total;
(3) Cash withdrawals, if any, from the Account during the quarter; and
(4) Any transfers during the quarter.
You also will receive reports containing the financial statements of the Account and certain information about the Account’s investments.
Important information about procedures for opening a new account
To help the U.S. Government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.
What this means for you: When you open an account, we will ask for your name, street address (not a post office box), date of birth, Social Security number and other information that will allow us to identify you, such as your home telephone number and driver’s license or certain other identifying documents. Until you provide us with the information needed, we may not be able to open an account or effect any transactions for you. Furthermore, if we are unable to verify your identity, or that of another person authorized to act on your behalf, or if it is believed that potentially criminal activity has been identified, we reserve the right to take such action as deemed appropriate, which may include closing your account.
Choosing among investment accounts
Once an account is opened on your behalf, you may allocate all or part of your premiums to the Real Estate Account, unless your employer’s plan precludes that choice. You can also allocate premiums to TIAA’s Traditional Annuity, the CREF variable investment accounts, the TIAA Access variable annuity accounts, other TIAA annuities and separate accounts offered from time to time (if available under the terms of your employer’s plan) and, in some cases, certain funds if the account or fund is available under your employer’s plan.
You can change your allocation choices for future premiums by:

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•using the TIAA website’s account access feature at www.tiaa.org 24 hours a day. Once logged into your account, the website will lead you through the process.
•calling our Automated Telephone Service at 800-842-2252 which will allow you to check your accumulation balances and hear other personal account updates 24 hours a day. You can also speak with a consultant during call center hours.
•writing to TIAA at P.O. Box 1259, Charlotte, North Carolina, 28201
The right to cancel your contract
Generally, you may cancel any RA, SRA, GSRA, IRA, ATRA or Keogh contract in accordance with the contract’s Right to Examine provision (unless we have begun making annuity payments from it) and subject to the time period regulated by the state in which the contract is issued. Although the contract terms and state law provisions differ, you will generally have between 10 and 60 days to exercise this cancellation right. To cancel a contract, you must mail or deliver the contract with your cancellation instructions (or signed Notice of Cancellation when such has been provided with your contract) to our home office. We’ll cancel the contract, then send either the current accumulation or the premium, depending on the requirements of the state in which your contract was issued, to whomever originally submitted the premiums. Unless we are returning premiums paid as required by state law, you will bear the investment risk during this period.
Determining the value of your interest in the Account — accumulation units
Each payment to the Real Estate Account buys a number of accumulation units. Similarly, any withdrawal from the Account results in the redemption of a number of accumulation units. The price you pay for accumulation units, and the price you receive for accumulation units when you redeem accumulation units, is the value of the accumulation units calculated for the business day on which we receive your purchase, redemption or transfer request in “good order” (unless you ask for a later date for a redemption or transfer). This date is called the “effective date.” Therefore, if we receive your purchase, redemption or transfer request in “good order” before the NYSE closes, that business day will be considered the effective date of your order. If we receive your request in “good order” after the NYSE closes, the next business day will be considered the effective date of your order.
Payments and orders to redeem accumulation units (or adjustments thereto) may be processed after the effective date. “Processed” means when amounts are credited or debited to you in the Account. In the event there are market fluctuations between the effective date and the processing date and the price of accumulation units on the processing date is higher or lower than your price on the effective date, that difference will be retained or paid, respectively, by Services, the Account’s distributor. This amount may be positive or negative.

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Such amount is processed together with similar amounts paid or retained by Services in connection with transactions involving other investment products offered under pension plans administered by TIAA or its affiliates. The amount of interest, if any, paid by Services to contract owners in connection with certain delayed payments is apportioned to the Account pursuant to an agreement with Services. Under the terms of such agreement, the Account reimburses Services for the services it has provided to the Account.
The accumulation unit value reflects the Account’s investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.
Calculating Accumulation Unit Values: We calculate the Account’s accumulation unit value at the end of each valuation day. To do that, we multiply the previous day’s value by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:
A.The value of the Account’s net assets at the end of the current valuation period, less premiums received during the current valuation period.
B.The value of the Account’s net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.
How to transfer and withdraw your money
Generally, depending on the terms of your plan, contracts, tax law and applicable governing documents, TIAA allows you to move your money to and from the Real Estate Account in the following ways:
•from the Real Estate Account to the following accounts if available under your employer’s plan or IRA: a CREF investment account, a TIAA Access variable account or TIAA’s Traditional Annuity;
•to the Real Estate Account from the following accounts if available under your employer’s plan or IRA: a CREF investment account, a TIAA Access variable account or TIAA’s Traditional Annuity (transfers from TIAA’s Traditional Annuity under RA, GRA or Retirement Choice contracts are subject to restrictions);
•from the Real Estate Account to a fund (including TIAA-CREF affiliated funds), if available under your plan or IRA;
•to the Real Estate Account from a TIAA-CREF affiliated fund, if available under your plan or IRA;
•depending on the terms of your plan, contracts and governing instruments, to the Real Estate Account from other TIAA annuity products and separate accounts, and/or from the Real Estate Account to other TIAA annuity products and separate accounts;
•from the Real Estate Account to investment options offered by other companies, if available under your plan or IRA;

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•to the Real Estate Account from other companies/plans;
•by withdrawing cash; and
•by setting up a program of automatic withdrawals or transfers.
For more information regarding the transfer policies of CREF, TIAA Access, TIAA’s Traditional Annuity or another investment option listed above, please see the respective contract, prospectus or other governing instrument. These options may be limited by the terms of your employer’s plan, by current tax law, or by the terms of your contract, as set forth below.
Transfers from the Real Estate Account to any TIAA annuity offered by your employer’s plan, to one of the CREF accounts or to funds offered under the terms of your plan must generally be at least $1,000 (except for systematic transfers, which must be at least $100) or your entire accumulation, if less. These minimums may be reduced or eliminated in the future. Any such change will be applied uniformly across all contracts going forward. Lump sum cash withdrawals from the Real Estate Account, transfers to TIAA to immediately begin annuity income, and transfers to other companies are not subject to a minimum amount. Transfers and cash withdrawals are currently free. In addition, TIAA may in the future, subject to applicable state law and the terms of your contract, limit how often you transfer or otherwise modify the transfer privilege. Such contract-based limitations may include, among other things, placing restrictions on transfers or charging fees for transfers and/or withdrawals. Currently, TIAA does not charge REA contract owners for transfers of their accumulation to the TIAA Traditional annuity product. However, TIAA reserves the right to charge REA contract owners in the accumulation phase a fee on transfers to TIAA Traditional in the future. Contract owners will receive prior notice of the imposition of such a transfer fee. Please see the section below entitled “How to transfer and withdraw your money — Restrictions on premiums and transfers to the Account,” and refer to your TIAA contract for specific details related to such limitations.
As indicated, transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation in “good order.” You can also choose to have transfers and withdrawals take effect at the close of any future valuation day. For any transfers to TIAA’s Traditional Annuity, the crediting rate will, with regard to initial investments in TIAA’s Traditional Annuity, be the rate in effect at the close of business of the first day that you participate in TIAA’s Traditional Annuity, which is the next business day after the effective date of the transfer. With regard to internal transfers of accumulations in the Account to Traditional Annuity, the crediting rate will be as of the end of the effective date of the internal transfer.
To request a transfer or to withdraw cash, you may:
•use the TIAA website’s account access feature at www.tiaa.org 24 hours a day. Once logged into your account, the website will lead you through the transaction process, asking specific questions to ensure the validity of the request. TIAA is not responsible for loss due to unauthorized or fraudulent transactions.

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•call our Automated Telephone Service at 800-842-2252, which will allow you to check your accumulation balances and hear other personal account updates 24 hours a day. You can also speak with a consultant during call center hours.
•write to TIAA at P.O. Box 1259, Charlotte, North Carolina 28201
If you are married, and all or part of your accumulation is attributable to contributions made under
•an employer plan subject to ERISA, or
•an employer plan that provides for spousal rights to benefits, then only to the extent required by the Code or ERISA or the terms of your employer plan, will your rights to choose certain benefits be restricted by the rights of your spouse to receive benefits.
You may be required to complete and return certain forms in “good order” to effect these transactions. All transactions made within the TIAA website and the Automated Telephone Service are electronically recorded. TIAA can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason. Also, telephone, Internet or fax transactions may not always be available.
Before you transfer or withdraw cash, please make sure that you consult the terms of your employer’s plan, as it may contain additional restrictions. In addition, please make sure you understand the possible federal and other income tax consequences. Please see the section below entitled “Taxes.”
Transfers to and from other TIAA-CREF accounts and funds
Transfers from the Real Estate Account. Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to the following accounts if offered by your employer’s plan or IRA: to TIAA’s Traditional Annuity, to another TIAA annuity, to one of the CREF accounts, to a TIAA Access variable annuity account or to funds (which may include TIAA-CREF affiliated funds). Transfers to TIAA’s Traditional Annuity or other TIAA annuities or accounts, a CREF account or certain other options may be restricted by your employer’s plan, current tax law or by the terms of your contract. In addition, there are important exceptions to this once per calendar quarter limitation, as outlined in the section below entitled “How to transfer and withdraw your money — Market timing/excessive trading policy.”
Transfers to the Real Estate Account. Currently, you can also transfer some or all of your accumulation in TIAA’s Traditional Annuity, in your CREF accounts, TIAA Access variable annuity accounts or in the funds or TIAA annuities offered under the terms of your plan to the Real Estate Account, if your employer’s plan offers the Account; subject to the terms of the plan, current tax law and the terms of your contract. Transfers from TIAA’s Traditional Annuity to the Real Estate Account under RA, GRA or Retirement Choice contracts can only be effected over a period of time (up to 10 annual installments) and may be subject to other limitations, as

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specified in your contract. Amounts held under an ATRA contract cannot be transferred to or from any retirement plan contract.
These transfers must generally be at least $1,000 (except for systematic transfers, which must be at least $100) or your entire accumulation, if less. These minimums may be reduced or eliminated in the future. Any such change will be applied uniformly across all contracts going forward. In addition, TIAA may in the future, subject to applicable state law and the terms of your contract, limit how often you transfer or otherwise modify the transfer privilege. Such contract-based limitations may include, among other things, placing restrictions on transfers or charging fees for transfers and/or withdrawals. Please see the section below entitled “How to transfer and withdraw your money — Restrictions on premiums and transfers to the Account,” and refer to your TIAA contract for specific details related to such limitations.
Transfers to other companies
Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be limited by your employer’s plan or the terms of your contract. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA or GRA contract to another company. Roth amounts in a 403(b) or 401(a) plan can only be rolled over to another Roth account under such plan or to a Roth IRA, as permitted by applicable law and the terms of the plans. IRA to IRA rollover rules have recently changed. See the section below entitled “Taxes” for more information on these developments.
Under the Retirement Choice and Retirement Choice Plus contracts, your employer could transfer monies from the Account and apply it to another account or investment option, subject to the terms of your plan, and without your consent.
Transfers from other companies/plans
Subject to your employer’s plan and federal tax law, you can usually transfer or roll over money from another 403(b), 401(a)/403(a) or governmental 457(b) retirement plan to your qualified TIAA contract. You may also roll over before-tax amounts in a Traditional IRA to 403(b) plans, 401(a)/403(a) plans or eligible governmental 457(b) plans, provided such employer plans agree to accept the rollover. Roth amounts in a 403(b) or 401(a) plan can only be rolled over to another Roth account under such plan or to a Roth IRA, as permitted by applicable law and the terms of the plans. Funds held by the sponsor of a private 457(b) plan can be transferred only to another private 457(b) plan sponsor, if both plans allow a transfer. Accumulations in private 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan, a governmental 457(b) plan or an IRA.

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Withdrawing cash
You may withdraw cash from your SRA, GSRA, IRA, ATRA or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law and the terms of your employer’s plan permit it (see below). Normally, you can’t withdraw money from a contract if you’ve already applied that money to begin receiving lifetime annuity income. Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements. In addition, if you are married, you may be required by law or your employer’s plan to show us advance written consent from your spouse before TIAA makes certain transactions on your behalf.
Withdrawals are generally available only if you reach age 59½, leave your job, become disabled, die, satisfy requirements related to qualified reservist distributions or if your employer terminates its retirement plan. If your employer’s plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but depending upon your employer’s plan type and provision, hardship withdrawals might be from contributions only, and not investment earnings. You may be subject to a 10% premature distribution tax if you make a withdrawal before you reach age 59½, unless an exception applies to your situation. Consult your qualified tax advisor for more information. For a discussion of the hardship distribution rules, please see the section below entitled “Taxes — Penalty-free plan withdrawals.”
Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70½ for private plans or leave your job or are faced with an unforeseeable emergency (as defined by law). For governmental 457(b) plans only, the minimum age for in-service withdrawals has been lowered to 59½. There are generally no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% premature distribution tax on withdrawals prior to age 59½).
Special rules and restrictions apply to Traditional and Roth IRAs. Investors should check with their qualified tax advisor.
If you request a withdrawal, we will send the proceeds by check to the address of record, or by electronic funds transfer to the bank account on file. A letter of instruction with a bank signature guarantee is required if the withdrawal is sent to an address other than the address of record, or to an address of record that has been changed within the last 14 calendar days, depending on the service model applicable to your plan. You may obtain a signature guarantee from some commercial or savings banks, credit unions, trust companies, or member firms of a U.S. stock exchange. A notary public cannot provide a signature guarantee. Proceeds directed to a bank account not on file have similar restrictions that require completion of a verification process. Please contact us for further information. We reserve the right to require a signature guarantee on any redemption.

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Systematic withdrawals and transfers
If your employer’s plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw from your Real Estate Account accumulation, or transfer to or from the Real Estate Account, any fixed number of accumulation units, dollar amount, or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically transferred or withdrawn at a time. In the future, we may eliminate this minimum transfer amount. Further, a systematic plan of this type may allow pre-specified transfers or withdrawals to be made more often than quarterly, depending on the terms of your employer’s plan. Additional restrictions on systematic transfers to the Real Estate Account may apply for Account contract owners with total Real Estate Account accumulations (under all contracts to such contract owner) exceeding $150,000. This restriction may vary for certain IRA contracts issued in the state of Florida. Please refer to your TIAA contract for specific details related to this limitation. See “Restrictions on premiums and transfers to the Account” below.
Withdrawals to pay financial advisor fees
If permitted by your employer’s plan, you may authorize a series of systematic withdrawals to pay the fees of a financial advisor. Such systematic withdrawals are subject to all provisions applicable to systematic withdrawals, except as otherwise described in this section. One series of systematic withdrawals to pay financial advisor fees may be in effect at the same time that another series of systematic withdrawals is also in effect. Systematic withdrawals to pay financial advisor fees must be scheduled to be made quarterly only, on the first day of each calendar quarter. The amount withdrawn from each investment account must be specified in dollars or as a percentage of accumulation, and will be in proportion to the accumulations in each account at the end of the business day prior to the withdrawal. The financial advisor may request that we stop making withdrawals. We reserve the right to determine the eligibility of financial advisors for this type of fee reimbursement. Before you set up this program, make sure you understand the possible tax consequences of these withdrawals. Please see the discussion in the section below entitled “Taxes.”
Restrictions on premiums and transfers to the Account
From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can’t find sufficient appropriate real estate–related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions or to the liquidity needs and demands of the Account, we reserve the right (subject to the terms of some contracts) to stop accepting premiums and/or transfers at any time without prior notice.

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With most contracts, individual contract owners are limited from making internal funding vehicle transfers (as defined below) into their Account accumulation if, after giving effect to such transfer, the total value of such contract owner’s Account accumulation (under all contracts issued to such contract owner) would exceed $150,000. This limitation may vary for certain IRA contracts issued in the state of Florida. Please refer to your TIAA contract for specific details related to this limitation.
All jurisdictions in which the Account is offered have approved this limitation, but the effective date of the limitation as applies to an individual contract owner will be reflected on his or her applicable contract or endorsement form. These contracts or endorsements will contain important details with respect to this limitation.
Under this limitation, an “internal funding vehicle transfer” means the movement (or attempted movement) of accumulations from any of the following to the Account:
•an accumulation in TIAA’s Traditional Annuity,
•a Real Estate Account accumulation (from one contract to another, subject to a one-time exception for inter-contract transfers of accumulations required of contract owners only when unsubscribing from a TIAA-sponsored advice product or service),
•a companion CREF certificate,
•other TIAA separate account accumulations, and
•any other funding vehicle accumulation which is administered by TIAA or CREF on the same recordkeeping system as the contract.
The following transfers are considered exclusions that are currently not subject to this limitation:
•systematic transfers and systematic withdrawals,
•automatic rebalancing activity,
•any transaction arising from an investment decision directed by a TIAA-sponsored advice product or service, and
•Transfer Payout Annuity payments directed to the Account.
Notwithstanding the foregoing, effective September 18, 2023, both (i) systematic transfers and (ii) automatic rebalancing activity will cease to be exclusions and will be subject to the limitation described above in this section.
This limitation does not apply to most types of premium contributions and certain group contracts record kept on non-TIAA platforms. Minimum Distribution Option (“MDO”) contracts will be subject to this limitation, but the limitation does not apply to other annuity pay-out contracts.
A transfer which cannot be applied pursuant to this limitation, along with any other attempted movements of funds submitted as part of a noncompliant transfer request into the Account, will be rejected in its entirety, and therefore the funds that were to be transferred will remain in the investment option from which the transfer was to be made. The Account accumulation unit values used in

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applying this provision will be those calculated as of the valuation day preceding the day on which the proposed transfer is to be effective. A contract owner will not be required to reduce his or her accumulation to a level at or below $150,000 if the total value of the contract owner’s Account accumulation under all contracts exceeds $150,000 on the effective date as indicated in the contract or contract endorsement. This provision may vary for certain IRA contracts issued in the state of Florida. Please refer to your TIAA contract for specific details related to the provision. TIAA reserves the right to reverse transactions which are determined to be in violation of the limitation and in the future to modify the nature of this limitation and to include categories of transactions associated with services that may be introduced in the future.
If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the default option designated by your employer instead (or the default option specified on your IRA forms), unless you give us other allocation instructions. We will not transfer these amounts out of the default option designated by your employer when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.
Additional limitations
Federal law requires us to obtain, verify and record information that identifies each person who opens an account. Until we receive the information we need, we may not be able to effect transactions for you. Furthermore, if we are unable to verify your identity, or that of another person authorized to act on your behalf, or if we believe that we have identified potentially criminal activity, we reserve the right to take such action as we deem appropriate, which may include closing your account.
Market timing/excessive trading policy
There are contract owners who may try to profit from making transactions back and forth among the CREF accounts, the Account, the TIAA Access variable account and the funds or other investment options available under the terms of your plan in an effort to “time” the market or for other reasons. As money is shifted in and out of these accounts, the accounts or funds may incur transaction costs, including, among other things, expenses for buying and selling securities. These costs are borne by all contract owners, including long-term investors who do not generate these costs. In addition, excessive trading can interfere with efficient portfolio management and cause dilution if traders are able to take advantage of pricing inefficiencies. Consequently, the Account is not appropriate for market timing or frequent trading and you should not invest in the Account if you want to engage in such activity.
To discourage this activity, transfers of accumulations from the Real Estate Account to a CREF or TIAA account, or another investment option, are limited to

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once every calendar quarter. A few limited exceptions to this once per calendar quarter limitation apply, including:
(i)systematic transfers out of the Real Estate Account (as described in the section above entitled “How to transfer and withdraw your money — Systematic withdrawals and transfers”);
(ii)annual portfolio rebalancing activities;
(iii)plan or plan-sponsor initiated transactions, including transfers and rollovers made to external carriers;
(iv)contract owners enrolled in TIAA’s qualified managed account for retirement plan assets;
(v)single-sum distributions where funds are moved from one TIAA annuity contract or certificate to another, as well as those made directly to a contract owner;
(vi)asset allocation programs and similar programs approved by TIAA’s management;
(vii)death and hardship withdrawals or withdrawals made pursuant to a qualified domestic relations order (“QDRO”); and
(viii)certain transactions made within a retirement or employee benefit plan, such as contributions, mandatory (or minimum) distributions and loans.
TIAA reserves the right to reject any purchase or exchange request with respect to the Account, including when it is believed that a request would be disruptive to the Account’s efficient portfolio management. TIAA also may suspend or terminate your ability to transact in the Account by telephone, fax or over the Internet for any reason, including the prevention of excessive trading. A purchase or exchange request could be rejected or electronic trading privileges could be suspended because of the timing or amount of the investment or because of a history of excessive trading by the contract owner. Because TIAA has discretion in applying this policy, it is possible that similar transaction activity could be handled differently because of the surrounding circumstances.
Notwithstanding such discretion, TIAA seeks to apply its excessive trading policies and procedures uniformly to all Account contract owners. As circumstances warrant, TIAA may request transaction data from intermediaries from time to time to verify whether the Account’s policies are being followed and/or to instruct intermediaries to take action against contract owners who have violated the Account’s policies. TIAA has the right to modify these policies and procedures at any time without advance notice.
The Account is not appropriate for excessive trading. You should not invest in the Account if you want to engage in excessive trading or market timing activity. Contract owners seeking to engage in excessive trading may deploy a variety of strategies to avoid detection, and, despite TIAA’s efforts to discourage excessive trading, there is no guarantee that TIAA or its agents will be able to identify all such contract owners or curtail their trading practices.
If you invest in the Account through an intermediary, including through a retirement or employee benefit plan, you may be subject to additional market

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timing or excessive trading policies implemented by the intermediary or plan. Please contact your intermediary or plan sponsor for more details.
When you are ready to receive annuity income
The annuity period in general
You can receive an income stream from all or part of an accumulation in the Account. Generally, once distributions are permitted to begin under your plan or contract, you may begin to receive annuity income. You should be at least age 59½ to begin receiving annuity income other than from a one-life or two-life annuity. Otherwise, you may have to pay a 10% premature distribution tax on the taxable amount, except under certain circumstances. Consult your qualified tax advisor for more information. In addition, you cannot begin receiving income later than permitted under the minimum distribution rules of the Code. See “Taxes” for more information. Also, under the terms of the contract, you cannot begin a one-life annuity after age 90 or a two-life annuity after either you or your annuity partner reaches age 90.
Your income payments may be paid out from the Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you’ve started life annuity payments you cannot change your income option or annuity partner for that payment stream. Usually income payments are monthly. You can choose quarterly, semiannual and annual payments as well. TIAA has the right to refuse to make payments at any interval that would cause the initial payment to be less than $100. We will send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.
For one-life annuities, two-life annuities, annuities for a fixed period, and Income Test Drive (described, below, under “Annuity income options”), your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. We calculate initial income based on:
•the amount of your accumulated balance that you apply to begin to receive income;
•the income option or options you choose; and
•an assumed annual investment return of 4% and, for one-life annuities, two-life annuities, and Income Test Drive, mortality assumptions for you and your annuity partner, if you have one.
On your annuity starting date, all of your accumulation units allocated to one-life annuities, two-life annuities or annuities for a fixed period will be converted to annuity units of the Account.
For one-life annuities, two-life annuities, annuities for a fixed period, and Income Test Drive there are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments change each May 1, based on the net investment results of the Account during the prior

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year (from the day following the last Valuation Day in March of the prior year through the last Valuation Day in March of the current year). Under the monthly income change method, payments change every month, based on the net investment results during the previous valuation period. Under this method, we value annuity units on the 20th of each month or on the preceding Business Day if the 20th is not a Business Day. The total value of your annuity payments may be more or less than your total premiums.
Annuity starting date
Ordinarily, annuity payments begin on the date you designate as your annuity starting date, provided we have received all documentation necessary for the income option you have picked. If something is missing, we will defer your annuity starting date until we receive the missing information. Your first annuity payment may be delayed while we process your choice of income options and calculate the amount of your initial payment. You may designate any future date for your annuitization request, in accordance with our procedures and as long as it is one on which we process annuitizations.
Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you have given further instructions. Ordinarily, your first annuity payment can be made on any business day between the first and twentieth of any month.
Annuity income options
Both the number of annuity units you purchase and the amount of your income payments will depend on which income option(s) you pick. Your employer’s plan, tax law and ERISA may limit which income options you can use to receive income. Tax law may restrict your annuity options, depending on whom you name as second annuitant or beneficiary. Certain designated beneficiaries may need to receive payment of death benefits within 10 years of the year of your death, and if you die after your required beginning date your designated beneficiary will have to continue minimum distributions for the first nine years of the 10 year period in order to satisfy required minimum distribution rules.
Effective December 29, 2022, Secure 2.0 (as defined in the section below entitled “Enacted tax legislation”) has modified the calculation of required minimum distributions for a retirement account that holds annuity contracts and other assets. For minimum distributions from your IRA, you may elect to calculate your required minimum distribution calculated by including the value of your annuity contracts and apply the payments from those annuity contracts toward satisfying your annual RMD for that IRA and other IRAs you aggregate with it for purposes of satisfying RMD. Employer plans may also adopt this calculation method, with aggregation restricted to 403(b) plans. We are still waiting on further guidance from the IRS and the U.S. Treasury Department on certain aspects of this modification to the calculation of minimum distributions. Until such guidance

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is issued, we do not anticipate the need to modify the calculation of RMD for purposes of administering employer plans. You should consult a qualified tax advisor before calculating your required minimum distributions. For more information, see “Taxes.” Ordinarily, you will choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date.
All of the income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the investment accounts selected by you. The current options are:
•One-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it’s over, income payments will generally continue to your beneficiary until the end of the period, or we will commute the guaranteed period payments in compliance with your beneficiary’s minimum distribution requirements. Required minimum distribution rules may require payment to your beneficiary within ten years to avoid an excise tax. If you do not opt for a guaranteed period, all payments end at your death, so, it’s possible for you to receive only one payment if you die less than a month after payments start. (The 15-year guaranteed period is not available under all contracts.)
•Annuity for a Fixed Period: Pays income for a set number of years chosen by you. The available number of years for you to choose from varies by contract and this option is not available under all contracts.
•Two-Life Annuity with or without Guaranteed Period: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are four types of two-life annuity options, all available with or without a guaranteed period -- Full Benefit to Survivor, Two-Thirds Benefit to Survivor, 75% Benefit to Annuity Partner and a Half-Benefit to Annuity Partner. Under the Two-Thirds Benefit to Survivor option, the dollar amount of each payment to you will be reduced by one third upon the death of your annuity partner. If you opt for a guaranteed period (10, 15 or 20 years) and you and your annuity partner die before the end of the period, income payments will continue to your beneficiary until the end of the period (although required minimum distribution rules may require payment within ten years to avoid an excise tax). If you do not opt for a guaranteed period, all payments end on the death of the latter of you and your annuity partner, so, it’s possible for you to receive only one payment if you and your annuity partner die less than a month after payments start. (The 15-year guaranteed period is not available under all contracts.)
•Minimum Distribution Option (“MDO”): Generally available only if you must begin annuity payments under the Code’s minimum distribution requirements. (Some employer plans allow you to elect this option earlier. Please contact TIAA for more information.) The option, if elected, automatically pays an amount designed to fulfill the distribution requirements under federal tax law. (The option is not available under all

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contracts.) The value of the accumulation placed under this option must be at least $10,000. You must apply your entire accumulation under a contract if you want to use the MDO. It is possible that income under the MDO will cease during your lifetime. Prior to age 90, and subject to applicable plan and legal restrictions, you can apply any remaining part of an accumulation applied to the MDO to any other income option for which you’re eligible. Using the MDO will not affect your right to take a cash withdrawal of any accumulation not yet distributed (to the extent that a cash withdrawal was available to you under your contract and under the terms of your employer’s plan). This automatic payout option is not available under all contracts. Instead, for some contracts, required minimum distributions will be paid directly from these contracts pursuant to the terms of your employer’s plan.
•Income Test Drive: Income Test Drive is an optional feature that lets you try variable income payments for a 2-year period without making an irrevocable decision. Your annuity unit payments will not begin during the Income Test Drive; instead, payments made during the Income Test Drive are withdrawals from your accumulation units. Payments are calculated to approximate the amount you would receive under a One-life or Two-life annuity for the income option and income change method you select, adjusted to reflect the Income Test Drive. If you decide to Income Test Drive your entire accumulation, any premiums received during the 2-year period will be applied to purchase accumulation units that will be used to increase your variable income payments. You can change your mind during the Income Test Drive, and future payments will stop when you notify us of your decision prior to expiration of the 2-year period. If you die during the Income Test Drive, payments will stop, and the beneficiary named in your contract will be entitled to the remaining accumulation (required minimum distribution rules may require payment within ten years and a continuation of minimum distributions if you die after your required beginning date). At the end of the Income Test Drive, if you have not decided to stop payments, your remaining accumulation applied to the Income Test Drive feature will be converted to annuity units payable under the income option you chose when you started this feature. Once the conversion to annuity units takes place, it is irrevocable. If you decide before the end of the Income Test Drive that you want to convert to annuity units immediately, you may do so subject to certain election procedures. The conversion of accumulation units to annuity units may result in annuity payments that are greater or less than the amount of the last payment during the Income Test Drive. We may stop providing the Income Test Drive feature at any time. The Income Test Drive feature may not be available under the terms of your employer’s plan. For information about withdrawals from your contract, see “How to transfer and withdraw your money.”
For any of the income options described above, current federal tax law provides that your guaranteed period can’t exceed the joint life expectancy of you

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and your beneficiary or annuity partner (although required minimum distribution rules may require payment within ten years to avoid an excise tax). Other Code stipulations may make some income options unavailable to you. If you are married at your annuity start date, you may be required by law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives the right.
Receiving Lump-Sum Payments (Retirement Transition Benefit): If your employer’s plan allows, you may be able to receive a single sum payment of up to 10% of the value of any part of an accumulation being converted to a one-life or two-life annuity on the annuity starting date. Such employer plan and 10% limitations do not apply to IRAs. Of course, if your employer’s plan allows cash withdrawals, you can take a larger amount (up to 100%) of your accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible premature distribution tax. See “Taxes.”
Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. TIAA may stop offering certain income options in the future. For more information about any annuity option, please contact TIAA.
Transfers during the annuity period
After you begin receiving annuity income from a one-life annuity, two-life annuity or annuity for a fixed period, you can transfer all or part of the future annuity income (which is the actuarial present value of the payments based on the applicable interest rate and the mortality basis associated with that fund at the time of the transfer) payable once each calendar quarter (i) from the Real Estate Account into a “comparable annuity” payable from a CREF or TIAA account or TIAA’s Traditional Annuity, or (ii) from a CREF or TIAA variable account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option and have the same first and second annuitant, and remaining guaranteed period.
We’ll process your transfer on the business day we receive your request in “good order.” You can also choose to have a transfer take effect at the close of any future business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA’s Traditional Annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the last valuation day of March. Although the payout streams are actuarially equivalent and there is no charge for engaging in such a transfer, it is possible that the new funds may apply different mortality or interest assumptions, and could therefore result in variation between the initial payments from the new fund and the payments that were being made out of the original fund.

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Annuity payments
The amount of annuity payments from a one-life annuity, two-life annuity, or annuity for a fixed period we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.
Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year (or, if March 31 is not a valuation day, the immediately preceding valuation day). This date is called the “annual payment valuation day.” Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following the annual payment valuation day will be reflected in the annuity unit value determined on the next year’s annual payment valuation day.
Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Account. The formulas for calculating the number and value of annuity units payable are described below.
Calculating the Number of Annuity Units Payable: When a contract owner or a beneficiary converts the value of all or a portion of his or her accumulation into a one-life annuity, two-life annuity or annuity for a fixed period, the number of annuity units payable from the Real Estate Account under an income change method is determined by dividing the value of the Account accumulation to be applied to provide the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.
The annuity factor will reflect interest assumed at the effective annual rate of 4%, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts — actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.
The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

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Value of Annuity Units: The Real Estate Account’s annuity unit value is calculated separately for each income change method for each valuation day. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4% assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4% and decrease if the performance is less than 4%. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4% assumed investment return in the future.
The initial value of the annuity unit for a new annuitant is the value determined as of the valuation day before annuity payments start.
For contract owners under the annual income change method, the value of the annuity unit for payments remains level until the following May 1. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of the last valuation day in March.
For contract owners under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.
Further, certain variable annuity payouts might not be available if issuing the payout annuity would violate state law.
TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future. No such modification will reduce any contract owner’s benefit once the contract owner’s annuitization period has commenced.
Illustrations of annuity payments
Investment performance of the Account during the accumulation period affects the amount you are accumulating for retirement. Once you are no longer accumulating and you begin to receive income payments under your annuity contract, investment performance of the Account affects the amount of your income payments. The following line graph shows how the performance of the Account has affected the income payments of an individual contract owner over the last 20 years receiving a one-life annuity, two-life annuity, or annuity for a fixed period.
The line graph is based on the actual investment performance of the Account from May 1, 2003 through March 31, 2023, which is the investment performance that impacts the payment amounts for the period that is presented. Investment performance does not take into account the impact of any TIAA plan pricing where the Account is an investment option in an employer retirement plan. Income shown for each plot point on the line graph for the stated year is for the payment period May 1 of the stated year through April 1 of the following year. The line graph assumes that the annuitant received an initial annuity payment of $1,000

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on May 1 of the first year presented in the line graph under the annual income change method. Each plot point on the line graph for the stated year represents the amount of the 12 monthly annuity payments made in that fiscal year under an annuity contract based on the above assumptions. The line graph shows how income payments would have changed over time if all of the contract owner’s income were received from the Account.
The changes in income payments shown in the line graph primarily reflect the investment performance of the Account. In particular, the investment performance of the Account can be impacted by the asset class (commercial real estate, equity (including REIT stocks) or fixed income) exposure within the Account. In general, increased exposure to commercial real estate, equity securities or fixed-income securities as different asset classes may have a negative impact on investment performance of the Account during periods of general market appreciation or depreciation, as the case may be. Annuity income payment experience can be impacted by: (i) the blended asset class exposure that exists at any given time within the Account when annuitizing from it; and (ii) the period in the market cycle in which the annuity payout occurs.
To understand the effect of investment performance, keep in mind that income payments reflect an assumed investment return of 4%. If the investment performance of the Account is constantly equal to the assumed investment return of 4% in a given year, a contract owner’s income payment in the following year would not change. If investment performance is 10% or 3% in a given year, income payments in the following year would increase by approximately 6% or decrease by approximately 1%, respectively.
The line graph shows the effect on income payments of past investment performance of the Account. There can be no assurance that future investment performance will be the same as in the past, and income payments under your contract may change more or less than those shown in the line graph below. The investment return of the Account will fluctuate over time. Such fluctuations in investment return could cause income payments under your annuity contract to vary. The amount of your initial income payment will depend upon several factors, including the size of your account balance that you apply to purchase income, which annuity income option you select (such as options on one or two lives and options with or without a guaranteed period), your payment frequency (monthly, quarterly, etc.) and your age (and the age of your annuity partner, if any).

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Death benefits
Choosing beneficiaries
Subject to the terms of your employer’s plan, death benefits under TIAA contracts are payable to the beneficiaries you name. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can generally change your beneficiaries any time before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death. Changing beneficiaries may impact your annuity options, even for annuities that have already begun to make payments. Changes in tax laws may require certain designated beneficiaries to receive payment of death benefits within ten years of the year of your death in order to satisfy applicable federal income tax rules. For more information, see “Taxes.”
Amount of death benefit
If you die during the accumulation period, the death benefit is the amount of your accumulation. If you die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the present value, based on an effective annual interest rate of 4%, of the unit annuity payments due for the remainder of the period.
Special Option for Spouses. If the surviving spouse is the sole beneficiary when the contract owner dies, the surviving spouse can choose to become the contract owner and continue the contract, or receive the death benefit.
Payment of death benefit
To authorize payment and pay a death benefit, we must have received all necessary forms and documentation in “good order,” including proof of death and the selection of the method of payment.

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Every state has some form of unclaimed property laws that impose varying legal and practical obligations on insurers and, indirectly, on contract owners, insureds, beneficiaries and other payees of proceeds. Unclaimed property laws generally provide for escheatment to the state of unclaimed proceeds under various circumstances for non-ERISA accounts.
Contract owners are urged to keep their own, as well as their insureds’, beneficiaries’ and other payees’, information up to date, including full names, postal and electronic media addresses, telephone numbers, dates of birth, and Social Security numbers. Such updates should be communicated electronically via www.tiaa.org, in writing to TIAA at P . O . Box 1259, Charlotte, NC 28201, or by calling our Automated Telephone Service (24 hours a day) at 800-842-2252.
Methods of payment of death benefits
Generally, you can choose for your beneficiary the method we will use to pay the death benefit, but few contract owners do this. If you choose a payment method, you can also prevent your beneficiaries from changing it. Most people leave the choice to their beneficiaries. We can prevent any choice if its initial payment is less than $25. Your choice of beneficiary may limit your available options with regard to payment of the death benefit. Changes in tax laws may require certain designated beneficiaries to receive payment of death benefits within ten years of your death in order to satisfy applicable federal income tax rules. For more information, see “Taxes.”
Payments during accumulation period: Currently, the available methods of payment for death benefits from funds in the accumulation period are:
•Single-Sum Payment, in which the entire death benefit is paid to your beneficiary at once;
•One-Life Annuity With or Without Guaranteed Period, in which the death benefit is paid for the life of the beneficiary or through the guaranteed period. This method is only available to eligible designated beneficiaries (see “Taxes” below);
•Annuity for a Fixed Period (only available for certain contracts), in which the death benefit is paid for a fixed number of years (subject to the terms of the contract and the Internal Revenue Code’s minimum distribution requirements); and
•Minimum Distribution Payments, in which the beneficiary can elect to have payments made automatically in the amounts necessary to satisfy the Code’s minimum distribution requirements. In Notice 2022-53, the IRS announced that final regulations updating existing minimum distribution requirements for qualified retirement plans, 403(b) plans, governmental 457(b) plans and IRAs will be effective no earlier than the 2023 distribution calendar year. The Notice provides transition relief for some aspects of 2021 and 2022 RMD. We cannot predict which proposed regulations will become final regulations. Consult your qualified tax advisor for more information.

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Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semiannual or annual payments.
Payments during annuity period: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different from the total of the periodic payments that would otherwise be paid.
Ordinarily, death benefits are subject to federal tax. If taken as a lump sum, death benefits would be taxed like complete withdrawals. If taken as annuity benefits, the death benefit would be taxed like annuity payments. For more information, see the discussion under “Taxes” below.
Your spouse’s rights to death benefits
In general, your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may generally require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will generally go to your estate unless your employer’s plan provides otherwise.
If you are married, and all or part of your accumulation is attributable to contributions made under:
A.an employer plan subject to ERISA, or
B.an employer plan that provides for spousal rights to benefits, then, only to the extent required by the Code or ERISA or the terms of your employer plan, will your rights to choose certain benefits be restricted by the rights of your spouse to receive benefits as follows:
•Spouse’s survivor retirement benefit. If you are married on your annuity starting date, your income benefit must be paid under a two-life annuity with your spouse as second annuitant.
•Spouse’s survivor death benefit. If you die before your annuity starting date and your spouse survives you, the payment of the death benefit to your named beneficiary may be subject to your spouse’s right to receive a death benefit. Under an employer plan subject to ERISA, your spouse has the right to a death benefit of at least 50% of any part of your accumulation attributable to contributions made under such a plan. Under an employer plan not subject to ERISA, your spouse may have the right to a death benefit in the amount stipulated in the plan.
Your spouse may consent to a waiver of his or her rights to these benefits.

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Waiver of spouse’s rights to death benefits
If you are married, and all or part of your accumulation is attributable to contributions made under:
A.an employer plan subject to ERISA, or
B.an employer plan that provides for spousal rights to benefits, then, only to the extent required by the Code or ERISA or the terms of your employer plan, your spouse must consent to a waiver of his or her rights to survivor benefits before you can choose:
•an income option other than a two-life annuity with your spouse as second annuitant; or
•beneficiaries who are not your spouse for more than the percentage of the death benefit allowed by the employer plan; or
•a lump-sum benefit.
To waive the rights to spousal survivor benefits, we must receive, in a form satisfactory to us, your spouse’s consent, or a satisfactory verification that your spouse cannot be located. A waiver of rights with respect to an income option or a lump-sum benefit must be made in accordance with the Code and ERISA, or the applicable provisions of your employer plan. A waiver of the survivor death benefit may not be effective if it is made prior to the earlier of the plan year in which you reach age 35 or your severance from employment of your employer.
Verification of your marital status may be required, in a form satisfactory to us, for purposes of establishing your spouse’s rights to benefits or a waiver of these rights. You may revoke a waiver of your spouse’s rights to benefits at any time during your lifetime and before the annuity starting date. Your spouse may not revoke a consent to a waiver after the consent has been given.
Taxes
This section offers general information concerning federal taxes. It doesn’t cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.
How the Real Estate Account is treated for tax purposes
The Account is not a separate taxpayer for purposes of the Code — its earnings are taxed as part of TIAA’s operations. Although TIAA is not expected to owe any federal income taxes on the Account’s earnings, if TIAA does incur taxes attributable to the Account, it may make a corresponding charge against the Account.
Contributions
Generally, contributions you can make under an employer’s plan are limited by federal tax law. For 2023, employee voluntary salary reduction contributions and

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Roth after-tax contributions to 403(b) and 401(k) plans are limited in the aggregate to $22,500 per year ($30,000 per year if you are age 50 or older). Certain long-term employees may be able to defer additional amounts to a 403(b) plan. 2023 contributions to Traditional and Roth IRAs, other than rollover contributions, cannot generally exceed $6,500 per year ($7,500 per year for taxpayers age 50 or older). The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments is $22,500 ($30,000 if you are age 50 or older). Special catch-up rules may permit a higher contribution in one or more of the last three years prior to an individual’s normal retirement age under the plan.
Note that the dollar limits listed above are for 2023; different dollar limits may apply in future years.
Taxes on Withdrawals
During the accumulation period, Account premiums paid in before-tax dollars, employer contributions and earnings attributable to these amounts are not taxed until they’re withdrawn. Annuity payments, single-sum withdrawals, systematic withdrawals, and death benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren’t taxable when withdrawn, but earnings attributable to these amounts are taxable (unless attributable to Roth contributions to a 401(a), 403(b) or governmental 457(b) plan) and certain criteria are met before the amounts (and the income on the amounts) are withdrawn. Generally, rollovers between qualified retirement plans and transfers between 403(b) plans are not taxed.
If you are planning to receive a distribution from an IRA for the purposes of rollover, you should be aware that only one rollover between IRAs is permitted in a 12 month period. The 12 month restriction period applies to the aggregate of all of the taxpayer’s IRAs, effectively treating them as one IRA for purposes of the limit. Please consult your qualified tax adviser for more information before making any IRA rollover.
If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59½, and you do not timely roll over or directly transfer such distribution to an IRA or employer plan in accordance with federal tax law, you may have to pay a 10 percent premature distribution tax on the taxable amount. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% premature distribution tax may apply to withdrawals made (1) before age 59½ (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% premature distribution tax may apply to amounts attributable to a Roth IRA conversion if they are distributed during the five taxable years beginning with the year in which the Roth IRA conversion was made. In general, however, there is no premature distribution tax (1) made on or after the taxpayer reaches age 59½, (2) made on or after the

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death of the contract owner, (3) attributable to the taxpayer’s becoming disabled, or (4) made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer. As enacted under Secure 2.0 (see the section below entitled “Enacted tax legislation”), the substantially equal periodic payments exception continues to apply in the case of a rollover of a retirement account, or application of a retirement account to an annuity making distributions that satisfy the required minimum distribution rules. This is effective for transfers, rollovers, exchanges after December 31, 2023 and effective for annuity distributions on or after December 29, 2022. Other exceptions may be applicable under certain circumstances such as distributions made in cases of financial hardship or unforeseeable emergencies or in connection with a qualified birth or adoption, and special rules may be applicable in connection with the exceptions enumerated above. Consult your qualified tax advisor for more information. Early distributions from 457(b) plans are not subject to a 10% premature distribution tax unless, in the case of a governmental 457(b) plan, the distribution includes amounts rolled over to the plan from an IRA, 401(a)/403(a), or 403(b) plan. Consult your tax advisor for more information.
Minimum distribution requirements
In most cases, you must begin taking minimum distributions from your qualified contracts by your required beginning date of April 1 of the year following the calendar year in which you reach your RMD Applicable Age (or retirement, if later for employer retirement plan accounts.) For Traditional IRAs (other than Roth IRAs), and with respect to 5% or more owners of the business covered by a Keogh plan, your required beginning date is April 1 of the year following the calendar year in which you reach your RMD Applicable Age.
The changes in federal tax law enacted in Secure 2.0 (see Enacted Tax Legislation) have redefined your “RMD Applicable Age” as age 70½ if you were born before 7/1/1949; age 72 if you were born on or after 7/1/1949 or in 1950; age 73 if you were born between 1951 and 1958, and age 75 if you were born on or after 1960. A technical correction to the legislation may be required to establish the RMD Applicable Age for those born in 1959.
Other minimum distribution requirements apply to beneficiaries of deceased participants. Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, effective with the enactment of Secure 2.0 on December 29, 2022, if you don’t begin distributions on time, you may be subject to an excise tax of up to 25% on the amount you should have received but did not. Although, if a failure to take a required minimum distribution is corrected within a correction window, as defined under Secure 2.0, the excise tax on the failure is further reduced from 25 percent to 10 percent. Roth IRAs are generally not subject to these rules requiring minimum distributions during your lifetime. Secure 2.0 extends the lifetime RMD exception to designated Roth accounts under employer plans beginning in 2024. You are responsible for requesting

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distributions that comply with the minimum distribution rules. Please consult your tax advisor for more information.
Amounts payable to an individual non-spouse beneficiary must generally be distributed in full within a 10-year period after the year of the participant’s death. If a participant’s death occurs after the participant’s required beginning date, the non-spouse beneficiary must continue to take required minimum distributions at least as rapidly as the decedent during the first 9 years of the 10-year period. After the first beneficiary dies, the 10-year distribution period would generally apply to the beneficiary of the first deceased beneficiary. Generally, the second-generation beneficiary is also required to continue required minimum distributions at least as rapidly for the remainder of the 10-year distribution period. Certain exceptions apply to “eligible designated beneficiaries” which include chronically ill individuals (or a trust for their benefit), a minor child of the participant until he or she reaches majority (21 years of age), and anyone else who is older than or not more than 10 years younger than the participant. An eligible designated beneficiary is generally able to satisfy the minimum distribution requirements by “stretching” payouts over the beneficiary’s life expectancy. The current law also applies to One-Life, Two-Life and Fixed Period annuities beginning payments after December 19, 2019. The IRS and Treasury released comprehensive proposed regulations with an effective date of January 1, 2022 updating existing minimum distribution requirements for qualified retirement plans, 403(b) plans, governmental 457(b) plans and IRAs. These proposals include rules to address many of the outstanding issues concerning interpretation of the Setting Every Community Up for Retirement Enhancement (SECURE) Act of 2019, Division O of the Further Consolidated Appropriations Act of 2019, P.L. 115-94, enacted in December 2019. Notice 2022-53 provides that final regulations will not be effective of distribution calendar years before January 1, 2023 and provides transition relief for certain distributions otherwise required to have been made in 2021 and 2022. We cannot predict which proposed regulations will become final regulations. Consult your qualified tax advisor for more information.
Withholding on distributions
If we pay an “eligible rollover” distribution directly to you, federal law requires us to withhold 20% from the taxable portion. On the other hand, if we roll over such a distribution directly to an IRA or employer plan, we do not withhold any federal income tax. The 20% withholding also does not apply to certain types of distributions that are not considered eligible rollovers such as payments from IRAs, hardship withdrawals, lifetime annuity payments, substantially equal periodic payments over your life expectancy or over 10 or more years, or minimum distribution payments.
For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid withholding. However, if you tell us not to withhold but we don’t have your taxpayer identification number on file, we still are required to withhold taxes.

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Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. These rules also apply to distributions from governmental 457(b) plans. In general, all amounts received under a private 457(b) plan are taxable and are subject to federal income tax withholding as wages. Nonresident aliens who pay U.S. taxes are subject to different withholding rules.
In addition, distributions may be subject to state and/or local taxes. You should consult a qualified tax advisor regarding the appropriate withholding for your situation.
Premium taxes
Some states assess premium taxes on the qualified annuity premiums paid under the contract (e.g., IRA, 403(b), or 401(k)). We will deduct the total amount of premium taxes, if any, from your accumulation based on current state insurance laws, subject to the provisions of your contract, and our status in the state. Generally, premium taxes range from 0% to 1% on qualified annuity premiums depending on the state.
Federal estate, gift, and generation-skipping transfer taxes
While no attempt is being made to discuss in detail the federal estate tax implications of the contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary who survives the decedent is included in the decedent’s gross estate. Depending on the terms of the contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.
Under certain circumstances, the Code may impose a gift tax when all or part of an annuity contract is transferred to another person for less than adequate consideration and a generation-skipping (“GST”) tax when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract owner. Regulations issued under the Code may require us to deduct the tax from your contract, or from any applicable payment, and pay it directly to the IRS. For 2023, the federal estate tax, gift tax, and GST tax exemptions and maximum rates are $12,920,000 and 40%, respectively. The potential application of these taxes underscores the importance of seeking guidance from a qualified adviser to help ensure that your estate plan adequately addresses your needs and those of your beneficiaries under all possible scenarios.
Definition of “Spouse” under Federal Law
A person who meets the definition of “spouse” under federal law may avail themselves to certain rights and benefits under a contract. Any right of a spouse that is made available to continue the contract and all contract provisions relating

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to spouses and spousal continuation are available only to a person who meets the definition of “spouse” under federal law. IRS guidance provides that civil unions and domestic partnerships that may be recognized under state law are not marriages unless denominated as such. On December 8, 2022, Congress enacted the Respect for Marriage Act, providing certain protections for interracial and same-sex marriages. The impact of the new law on existing IRS guidance regarding civil unions and domestic partnerships is uncertain. Consult a qualified tax advisor for more information on this subject.
Special rules for after-tax retirement annuities
If you paid premiums directly to an RA and the premiums are not subject to your employer’s retirement plan, or if you have been issued an ATRA contract, the following general discussion describes our understanding of current federal income tax law that applies to these accumulations. This discussion does not apply to premiums paid on your behalf under the terms of your employer’s retirement plan. It also does not cover every situation and does not address all possible circumstances.
In General. These annuities are generally not taxed until distributions occur. When distributions occur, they are taxed as follows:
•Withdrawals, including withdrawals of the entire accumulation under the contract, are generally taxed as ordinary income to the extent that the contract’s value is more than your investment in the contract (i.e., what you have paid into it).
•Annuity payments are generally treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract until you recover all of your investment in the contract. After that, annuity payments are taxable in full as ordinary income.
Required Distributions. In general, if you die after you start your annuity payments but before the entire interest in the annuity contract has been distributed, the remaining portion must be distributed at least as quickly as under the method in effect on the date of your death. If you die before your annuity payments begin, the entire interest in your annuity contract generally must be distributed within five years after your death, or be used to provide payments that begin within one year of your death and that will be made for the life of your designated beneficiary or for a period not extending beyond the life expectancy of your designated beneficiary. The “designated beneficiary” refers to a natural person you designate and to whom ownership of the contract passes because of your death. However, if the designated beneficiary is your surviving spouse, your surviving spouse can continue the annuity contract as the new owner.
Death Benefit Proceeds. Death benefit proceeds are taxed like withdrawals of the entire accumulation in the contract if distributed in a single sum and are taxed like annuity payments if distributed as annuity payments. Your beneficiary may be required to take death benefit proceeds within a certain time period.

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Penalty Tax on Certain Distributions. You may have to pay a premature distribution tax (10% of the amount treated as taxable income) on distributions you take prior to age 59½. There are some exceptions to this rule, however. You should consult a qualified tax advisor for information about those exceptions.
Medicare Tax. Distributions from after-tax contracts (such as ATRA contracts) may be considered “investment income” for purposes of the Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or all of the taxable portion of distributions (i.e., earnings) to individuals whose income exceeds certain threshold amounts ($200,000 for filing single, $250,000 for married filing jointly and $125,000 for married filing separately.) Please consult a tax advisor for more information.
Withholding. Annuity distributions are generally subject to federal income tax withholding but most recipients can usually choose not to have the tax withheld.
Certain Designations or Exchanges. Designating an annuitant, payee or other beneficiary, or exchanging a contract may have tax consequences that should be discussed with a tax advisor before you engage in any of these transactions.
Multiple Contracts. All non-qualified deferred annuity contracts issued by us and certain of our affiliates to the same owner during a calendar year must generally be treated as a single contract in determining when and how much income is taxable and how much income is subject to the 10% premature distribution tax (see above).
Diversification Requirements. The investments of the Real Estate Account must be “adequately diversified” in order for the ATRA Contracts to be treated as annuity contracts for Federal income tax purposes. It is intended that Real Estate Account will satisfy these diversification requirements.
Owner Control. In certain circumstances, owners of non-qualified variable annuity contracts have been considered for Federal income tax purposes to be the owners of the assets of the separate account supporting their contracts due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets. While we believe that the ATRA Contracts do not give you investment control over assets in the Real Estate Account or any other separate account underlying your ATRA Contract, we reserve the right to modify the ATRA Contracts as necessary to prevent you from being treated as an owner of the assets in the Real Estate Account.
Premium Taxes. Some states, the District of Columbia, and Puerto Rico assess premium taxes on the non-qualified premiums paid under the ATRA contract. We will deduct the total amount of premium taxes, if any, from your accumulation based on current state insurance laws, subject to the provisions of your contract, and our status in the state. Generally, the premium taxes range from 0% to 3.5% on non-qualified premiums depending on the state.
Please consult a qualified tax advisor for more information in relationship to the facts surrounding your personal financial situation.

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Residents of Puerto Rico
The IRS’s current position is that income from an annuity received by residents of Puerto Rico from a contract issued on the mainland is U.S. source income that is generally subject to United States federal income tax.
Annuity purchases by nonresident, non-citizens of the United States
The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.
Special rules for withdrawals to pay advisory fees
If you have arranged for us to pay advisory fees to your financial advisor from your accumulations, those partial withdrawals generally will not be treated as taxable distributions as long as:
•the payment is for expenses that are ordinary and necessary;
•the payment is made from a Section 401 or 403 retirement plan or an IRA;
•your financial advisor’s payment is only made from the accumulations in your retirement plan or IRA, as applicable, and not directly by you or anyone else, under the agreement with your financial advisor; and
•once advisory fees begin to be paid from your retirement plan or IRA, as applicable, you continue to pay those fees solely from your plan or IRA, as applicable, and not from any other source.
However, withdrawals to pay advisory fees to your financial advisor from your accumulations under an ATRA contract will be treated as taxable distributions. The IRS has privately ruled that withdrawals to pay advisory fees under some insurer’s non-qualified contracts will not be treated as taxable distributions. TIAA did not obtain a ruling of this type for the ATRA Contract and the contract has not been changed to prepare for such a ruling request. You should consult a qualified tax adviser as to whether you may exclude from income advisory fees paid to your financial advisor from ATRA contracts.
Foreign tax credit
The Account may be subject to foreign taxes on investments in other countries, including capital gains tax on any appreciation in value when a real estate investment in a foreign jurisdiction is eventually sold. Any potential tax impact will not be reflected in the valuation of the foreign investment and may not be fully

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reflected in a tax accrual by the Account. Upon payment of any foreign tax by the Account, TIAA may be eligible to receive a foreign tax credit, which (subject to certain limitations) may be available to reduce its U.S. tax burden. The Account is a segregated asset account of TIAA and incurs no material federal income tax attributable to the investment performance of the Account under the Code. As a result, the Account will not realize any tax benefit from any foreign tax credit that may be available to TIAA; however, to the extent that TIAA can utilize the foreign tax credit in its consolidated tax return, TIAA will reimburse the Account for that benefit at that time. The extent to which TIAA is able to utilize the credits when the Account incurs a foreign tax will determine the amount and timing of reimbursement from TIAA to the Account for the resulting foreign tax credit. The Account’s unit values may be adversely impacted in the future if a foreign tax is paid, and TIAA is not able to utilize (and therefore does not reimburse the Account for), either immediately or in the future, the foreign tax credit earned as a result of the foreign tax paid by the Account.
Enacted tax legislation
On December 29, 2022, the Secure 2.0 Act of 2022 (“Secure 2.0” or the “Act”) was signed into law under Division T of the Consolidated Appropriations Act of 2023. Secure 2.0 is a significant bipartisan package of provisions that are mostly focused on improving access to, and administration of, retirement plans, and recognizes the importance of lifetime income as a key component of retirement readiness. The Act is generally effective after 2023, with several key provisions effective upon enactment. A number of provisions may directly impact your contract. These will be discussed in relevant sections of this Prospectus. TIAA is working with trade associations and other groups to obtain guidance and transition relief (from the IRS and Treasury Department) for certain immediately effective provisions as we work to adopt procedures and modify systems to comply with the Act.
Possible tax law changes
There is always the possibility that the tax treatment of your contract could change by legislation or otherwise. However, the timing and nature of legislative changes is uncertain. Consult a tax advisor with respect to legislative developments and their effect on your contract. We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

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General matters
Making choices and changes
You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice in “good order” satisfactory to us and received at our home office or at some other location that we have specifically designated for that purpose. When we receive a notice of a change in beneficiary or other person named to receive payments, we’ll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.
Telephone and Internet transactions
You can use the TIAA website’s account access feature at www.tiaa.org 24 hours a day. Once logged into your account you can check your account balances, transfer to TIAA’s Traditional Annuity, TIAA Access variable annuity accounts or CREF, and/or allocate future premiums among the accounts and funds available to you through TIAA and/or to request lump sum transfers out of the Real Estate Account to another investment option. You can call our Automated Telephone Service at 800-842-2252 to check your accumulation balances and hear other personal account updates 24 hours a day. When using the Automated Telephone Service, you will be asked to enter your Personal Identification Number (“PIN”) and Social Security number. (You can establish a PIN by following the prompts or calling during call center hours.) TIAA will use reasonable procedures to confirm that instructions given online or by phone are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made through the website or by phone are electronically recorded.
We can suspend or terminate your ability to transact by telephone or over the Internet for any reason.
Voting rights
You don’t have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.
Electronic prospectus
If you received this prospectus electronically and would like a paper copy, please call 877-518-9161 and we will send it to you. Under certain circumstances where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you’ve consented.
Householding
To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account’s prospectus, prospectus supplements or any other required documents to your household, even if more than one

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contract owner lives there. If you would prefer to continue receiving your own copy of any of these documents, you may call us toll-free at 877-518-9161, or write us at TIAA, P.O. Box 1529, Charlotte, NC 28201.
Miscellaneous policies
Amending the Contracts: The contract may be amended by agreement of TIAA and the contract owner without the consent of any other person, provided that such change does not reduce any benefit purchased under the contract up to that time. Any endorsement or amendment of the contract, waiver of any of its provisions, or change in rate schedule will be valid only if in writing and signed by an executive officer of TIAA.
If You’re Married: If you’re married, you may be required by law or your employer’s plan to get advance written consent from your spouse before we make certain transactions for you. If you’re married at your annuity starting date, you may also be required by law or your employer’s plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.
Assigning Your Contract: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.
Overpayment of Premiums: If your employer mistakenly sends more premiums on your behalf than you’re entitled to under your employer’s retirement plan or the Code, we’ll refund them to your employer as long as we’re requested to do so (in writing) before you start receiving annuity income.
Anytime there’s a question about premium refunds, TIAA will rely on information from your employer. If you’ve withdrawn or transferred the amounts involved from your accumulation, we won’t refund them.
Errors or Omissions: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.
Payment to an Estate, Guardian, Trustee, etc.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.
Benefits Based on Incorrect Information: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.
Proof of Survival: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.

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Distribution
The annuity contracts are offered continuously by Services, which is registered with the SEC as a broker-dealer and a registered investment adviser and is a member of FINRA. Services is a direct wholly owned subsidiary of TIAA and is located at 730 Third Avenue, New York, NY 10017-3206. No front end or deferred sales loads, sales charges or commissions are paid in connection with the distribution of contracts.
State regulation
TIAA, the Real Estate Account, and the contracts (including any proposed modification thereto) are subject to regulation by the NYDFS as well as by the insurance regulatory authorities of certain other states and jurisdictions.
TIAA and the Real Estate Account must file with the NYDFS both quarterly and annual statements. The Account’s books and assets are subject to review and examination by the NYDFS at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, examinations of the Account’s operations are usually conducted periodically by insurance regulators in several other states.
Legal matters
All matters involving state law and relating to the contracts, including TIAA’s right to issue the contracts, have been passed upon by Deirdre Hykal, Executive Vice President, General Counsel, Product & Distribution.
Dechert LLP has provided legal advice to the Account related to certain matters under the federal securities laws.
Experts
The consolidated financial statements of the TIAA Real Estate Account incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The statutory-basis financial statements of Teachers Insurance and Annuity Association of America as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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Additional information
Information available at the SEC
The Account has filed annual reports, quarterly reports, current reports and other information with the SEC. Information about the Account is also available at www.tiaa.org. The U.S. Securities and Exchange Commission (SEC) maintains an internet site (www.sec.gov) that contains registration statements, reports, proxy and information statements, and other information regarding registrants (including the Account) that file electronically with the SEC.
The Account has also filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register the units offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus, and any documents incorporated therein, are part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the units we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits as well as any documents incorporated by reference (including the Account’s 2022 Form 10-K). Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.
Incorporation of information by reference
The SEC allows the Account to “incorporate by reference” certain information that the Account files with the SEC. Incorporation by reference allows the Account to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus. The Account filed a registration statement on Form S-1 under the Securities Act, with the SEC with respect to the securities it may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and other documents incorporated by reference herein, for further information about us and the securities the Account may offer pursuant to this prospectus.
Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon

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payment of the prescribed rates at the offices of the SEC listed above in “Information Available from the SEC.”
The documents the Account is incorporating by reference into this prospectus are the Account’s 2022 Form 10-K and Form 8-K filed on March 24, 2023. The 2022 Form 10-K contains, among other things, the Account’s annual audited financial statements as well as additional information regarding the Account’s business, properties, legal proceedings, changes in and disagreements with the accountants on accounting and financial disclosure, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and quantitative and qualitative disclosure about market risk.
Unless otherwise noted, the SEC file number for the document listed above is 033-92990.
Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request, orally or in writing, a copy of any or all of the documents incorporated by reference herein. These documents will be provided to you at no cost, by contacting: Office of the Corporate Secretary, TIAA, 730 Third Avenue, New York, NY 10017-3206, telephone: 212-916-4000. In addition, such incorporated reports and documents can be located on TIAA’s website at www.tiaa.org/public/prospectuses/index.html.
You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. The Account has not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. The Account is not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
Information from TIAA
TIAA plan pricing
TIAA provides recordkeeping and other plan-related services for many retirement plans and their contract owners investing in the Account. A retirement plan sponsor typically agrees with TIAA on the services to be provided and a total price for providing these services to its plan and its contract owners. TIAA plan pricing arrangements can affect the overall costs of retirement plan investments for plan sponsors and contract owners. TIAA plan pricing arrangements are not reflected in the Account expenses described in this

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prospectus, and may result in compensation to TIAA that is more or less than TIAA’s cost associated with services for any plan.
Employer plan fees
Your employer may, in accordance with the terms of your plan, withdraw amounts from your accumulations under your Retirement Choice or Retirement Choice Plus contract, and, if your certificate so provides, on your GRA or GSRA, or GA contract, to pay fees associated with the administration of the plan. TIAA processes such fee withdrawals in accordance with the terms of the record-keeping service agreement between TIAA and the plan sponsor. An employer plan fee withdrawal cannot be revoked after its effective date under the plan and will reduce the accumulation from which it is paid by the amount withdrawn.
Further information; reports to contract owners
TIAA will mail to each contract owner in the Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations. Further information may be obtained from TIAA at 730 Third Avenue, New York, NY 10017-3206.
Customer complaints
Customer complaints may be directed to TIAA Customer Care, P .O. Box 1259, Charlotte, NC 28201-1259, telephone 800-842-2252.

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Financial statements
The condensed statutory-basis financial statement information of TIAA follows within this prospectus. The full audited statutory-basis financial statements of TIAA are included in this prospectus.
The statements of TIAA should be distinguished from the financial statements of the Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Account.
The audited financial statements of the TIAA Real Estate Account are incorporated into this prospectus by reference to the Account’s 2022 Form 10-K as outlined in the section above entitled “Additional information — Incorporation of information by reference.”

Index to financial statements

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
135	Condensed statutory-basis financial statement information

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Condensed statutory-basis financial statement information
(The following condensed statutory-basis financial statement information has been derived from the audited statutory-basis financial statements, which are available upon request.)

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Statutory-basis statements of admitted assets, liabilities and capital and contingency reserves
	December 31,
(in millions except share amounts)	2022	2021

ADMITTED ASSETS
Bonds	$202,240	$197,717
Preferred stocks	406	345
Common stocks	7,511	9,665
Mortgage loans	37,660	36,793
Real estate	3,871	3,699
Cash, cash equivalents and short-term investments	1,204	628
Contract loans	731	1,095
Derivatives	1,920	1,070
Securities lending collateral assets	1,328	2,247
Other invested assets	37,011	34,262
Total cash and invested assets	293,882	287,521
Investment income due and accrued	1,923	1,774
Net deferred federal income tax asset	1,299	1,680
Other assets	1,071	1,202
Separate account assets	50,382	51,255
TOTAL ADMITTED ASSETS	$348,557	$343,432

LIABILITIES, CAPITAL AND CONTINGENCY RESERVES
LIABILITIES
Reserves for life and health insurance, annuities and deposit-type contracts	$235,620	$227,699
Dividends due to policyholders	2,269	2,005
Interest maintenance reserve	3,444	3,898
Borrowed money	100	75
Asset valuation reserve	6,569	8,345
Derivatives	327	221
Payable for collateral for securities loaned	1,328	2,247
Other liabilities	5,931	4,817
Separate account liabilities	50,247	51,152
TOTAL LIABILITIES	305,835	300,459

CAPITAL AND CONTINGENCY RESERVES
Capital stock and additional paid-in capital (2,500 shares of $1,000 par value common stock authorized, issued and outstanding and $550,000 paid-in capital)	3	3
Surplus notes	6,291	6,290
Contingency reserves:
For investment losses, annuity and insurance mortality, and other risks	36,428	36,680
TOTAL CAPITAL AND CONTINGENCY RESERVES	42,722	42,973
TOTAL LIABILITIES, CAPITAL AND CONTINGENCY RESERVES	$348,557	$343,432

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Statutory-basis statements of operations
	For the Years Ended December 31,
(in millions)	2022	2021	2020

REVENUES
Insurance and annuity premiums and other considerations	$16,636	$14,730	$18,449
Annuity dividend additions	2,099	945	1,606
Net investment income	13,004	13,542	12,159
Other revenue	369	372	447
TOTAL REVENUES	$32,108	$29,589	$32,661

BENEFITS AND EXPENSES
Policy and contract benefits	$21,990	$20,365	$20,818
Dividends to policyholders	4,141	2,758	3,262
Increase in policy and contract reserves	2,969	300	7,609
Net operating expenses	1,289	1,406	2,343
Net transfers to (from) separate accounts	(407)	802	(2,713)
TOTAL BENEFITS AND EXPENSES	$29,982	$25,631	$31,319
Income before federal income taxes and net realized capital gains (losses)	$2,126	$3,958	$1,342
Federal income tax expense (benefit)	(80)	(266)	(12)
Net realized capital gains (losses) less capital gains taxes, after transfers to the interest maintenance reserve	(2,614)	(352)	(750)
NET INCOME (LOSS)	$(408)	$3,872	$604
Basis of presentation:
The financial statements of TIAA are presented on the basis of statutory accounting principles prescribed or permitted by the New York State Department of Financial Services (“NYDFS” or the “Department”); a comprehensive basis of accounting that differs from accounting principles generally accepted in the United States (“GAAP”). The Department requires insurance companies domiciled in the State of New York to prepare their statutory-basis financial statements in accordance with the National Association of Insurance Commissioners’ (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”), subject to any deviation prescribed or permitted by the Department (“New York SAP”).
The following is a summary of the significant accounting policies followed by Teachers Insurance and Annuity Association of America (the “Company”):
Bonds: Bonds are stated at amortized cost using the constant yield method. Bonds in or near default (rated NAIC 6) are stated at the lower of amortized cost or fair value. NAIC ratings are applied to bonds and other securities. Categories 1 and 2 are considered investment grade, while Categories 3 through 6 are considered below investment grade. The principal for Treasury Inflation Protected Securities (“TIPS”) bonds is adjusted based on inflation and is recorded as an

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unrealized gain or loss and amortized over the remaining life of the security. Bonds are recorded on a trade date basis, except for private placement bonds, which are recorded on the funding date. Bonds the Company intends to sell prior to maturity (“held for sale”) are stated at the lower of amortized cost or fair value.
Included within bonds are loan-backed and structured securities. Estimated future cash flows and expected prepayment speeds are used to determine the amortization of loan-backed and structured securities under the prospective method. Expected future cash flows and prepayment speeds are evaluated quarterly. Certain loan-backed and structured securities are reported at the lower of amortized cost or fair value as a result of the NAIC modeling process.
If it is determined that a decline in the fair value of a bond, excluding loan-backed and structured securities, is other-than-temporary, the cost basis of the bond is written down to fair value and the amount of the write down is accounted for as a realized loss. The new cost basis is not changed for subsequent recoveries in fair value. Future declines in fair value which are determined to be other-than-temporary are recorded as realized losses.
For loan-backed and structured securities which the Company has the intent and ability to hold for a period of time sufficient to recover the amortized cost basis, when an OTTI has occurred because the Company does not expect to recover the entire amortized cost basis of the security, the amount of the OTTI recognized as a realized loss is the difference between the security’s amortized cost basis and the present value of cash flows expected to be collected, discounted at the loan-backed or structured security’s effective interest rate.
For loan-backed and structured securities, when an OTTI has occurred because the Company intends to sell the security or does not have the intent and ability to retain the security for a period of time sufficient to recover the amortized cost basis, the amount of the OTTI realized is the difference between the security’s amortized cost basis and fair value at the balance sheet date.
In periods subsequent to the recognition of an OTTI loss for a loan-backed or structured security, the Company accounts for the other-than-temporarily impaired security as if the security had been purchased on the measurement date of the impairment. The difference between the new amortized cost basis and the cash flows expected to be collected is accreted as interest income in future periods based on prospective changes in cash flow estimates.
Preferred Stocks: Non-perpetual preferred stocks are stated at amortized cost unless they have an NAIC rating designation of 4, 5, or 6, which are stated at the lower of amortized cost or fair value. Perpetual and mandatory convertible preferred stocks are carried at fair value. The fair value of preferred stocks is determined using prices provided by independent pricing services or internally developed pricing models. When it is determined that a decline in fair value of an investment is other-than-temporary, the cost basis of the investment is reduced to its fair value and the amount of the reduction is accounted for as a realized loss.
Common Stocks: Unaffiliated common stocks are stated at fair value, which is

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based on quoted market prices, where available. Changes in fair value are recorded through surplus as an unrealized gain or loss. When it is determined that a decline in fair value of an investment is other-than-temporary, the cost basis of the investment is reduced to its fair value and the amount of the reduction is accounted for as a realized loss. Investment grade bond ETFs are accounted for as common stocks and are stated at fair value.
Investments in subsidiary, controlled and affiliated (“SCA”) entities are stated at the value of their underlying net assets as follows: (1) domestic insurance subsidiaries are stated at the value of their underlying statutory surplus, and (2) non-insurance subsidiaries are stated at the value of their underlying audited GAAP equity. Dividends and distributions from subsidiaries are recorded in investment income to the extent they are not in excess of the investee’s undistributed accumulated earnings, and changes in the equity of subsidiaries are recorded directly to surplus as unrealized gains or losses.
Mortgage Loans: Mortgage loans are stated at amortized cost, net of valuation allowances. Amortized cost consists of the unpaid principal balance of the loans, net of unamortized premiums, discounts, and certain mortgage origination fees. Mortgage loans held for sale are stated at the lower of amortized cost or fair value. Mortgage loans are evaluated for impairment when it is probable that the receipt of contractual payments of principal and interest may not occur when scheduled. If the impairment is considered to be temporary, a valuation allowance is established for the excess of the carrying value of the mortgage over its estimated fair value. Changes in valuation allowance for mortgage loans are included in net unrealized capital gains and losses on investments. When an event occurs resulting in an impairment that is other-than-temporary, a direct write-down is recorded as a realized loss and a new cost basis is established. The fair value of mortgage loans is generally determined using a discounted cash flow methodology based on coupon rates, maturity provisions and credit assumptions.
Real Estate: Real estate occupied by the Company and real estate held for the production of income is carried at depreciated cost, less encumbrances. Real estate held for sale is carried at the lower of depreciated cost or fair value, less encumbrances, and estimated costs to sell. The Company utilizes the straight-line method of depreciation on real estate and it is generally computed over a forty-year period. A real estate property may be considered impaired when events or circumstances indicate that the carrying value may not be recoverable. When the Company determines that an investment in real estate is impaired, a direct write-down is made to reduce the carrying value of the property to its estimated fair value based on an external appraisal, net of encumbrances, and a realized loss is recorded. The Company makes investments in commercial real estate directly, through SCA entities and through real estate limited partnerships which are included in “Other invested assets.” The Company monitors the effects of current and expected market conditions and other factors on its real estate investments to identify and quantify any impairment in value. The Company assesses assets

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to determine if events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company evaluates the recoverability of income producing directly held real estate investments based on undiscounted cash flows and then reviews the results of an independent third party appraisal to determine the fair value and if an impairment is required.
Other Invested Assets: Other invested assets primarily include investments in joint ventures, partnerships, and limited liability companies which are stated at cost, adjusted for the Company’s underlying equity percentage based on the respective entity’s most recent available audited US GAAP or International Financial Reporting Standards financial statements.
Dividends and distributions from subsidiaries are recorded in investment income to the extent they are not in excess of the investee’s undistributed accumulated earnings, and changes in the equity of subsidiaries are recorded directly to surplus as unrealized gains or losses.
Other invested assets include the Company’s investments in surplus notes, which are stated at amortized cost. All of the Company’s investments in surplus notes have a NAIC 1 rating designation.
The Company monitors the effects of current and expected market conditions and other factors on these investments to identify and quantify any impairment in value. The Company assesses the investments for potential impairment by performing analysis between the fair value and the cost basis of the investments. The Company evaluates recoverability of the Company’s direct investment to determine if an OTTI has occurred. When it is determined that a decline in fair value of an investment is other-than-temporary, the cost basis of the investment is reduced to its fair value, and the amount of the reduction is accounted for as a realized loss.
Cash and Cash Equivalents: Cash includes cash on deposit and cash equivalents. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less at the date of purchase and are stated at amortized cost. If in the aggregate, the Company has a net negative cash balance, the negative cash is recorded as a negative asset.
Short-Term Investments: Short-term investments (investments with remaining maturities greater than three months and less than or equal to one year at the time of acquisition, excluding those investments classified as cash equivalents) that are not impaired are stated at amortized cost using the straight line interest method. Short-term investments that are impaired are stated at the lower of amortized cost or fair value.
Contract Loans: Contract loans are stated at outstanding principal balances. Interest income accrued on contract loans past due 90 days or more are included in the unpaid balance of the loan. The excess of unpaid contract loan balances over the cash surrender value, if any, is non-admitted and reflected as an adjustment to surplus. Interest income on such contract loans is recorded as earned using the contractually agreed upon interest rate.

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Derivative Instruments: The Company designates its derivative transactions as hedging or replication transactions. Derivatives that qualify and are designated for hedge accounting are reported as assets or liabilities on the balance sheet and accounted for in a manner consistent with the hedged item. Swap coupon cash flows and income accruals are reported as a component of net investment income. Upon termination, the gain or loss on these contracts is recognized in a manner consistent with the disposed hedged item.
Derivatives used in hedging relationships that do not qualify or are not designated for hedge accounting are carried at fair value. Changes in fair value are reported in surplus as net unrealized capital gains (losses). Swap coupon cash flows and income accruals are reported as a component of net investment income. Upon termination the gain or loss on these contracts is recognized as realized capital gains (losses) and is subject to IMR or AVR treatment.
Derivatives used in replication transactions are accounted for in a manner consistent with the cash instrument and the replicated asset. Accordingly, these derivatives are carried at amortized cost or fair value. Amortization of derivative premiums is reported as a component of net investment income. Swap coupon cash flows and income accruals are recorded as a component of net investment income. Upon termination, the gain or loss on these contracts is recognized as realized capital gains (losses) and is subject to IMR or AVR treatment.
The Company monitors the unrealized loss position for replication credit default swaps. If it is determined that a decline in fair value is other than temporary, the cost basis will be written down to fair value and the amount of the write down is accounted for as a realized loss.
The Company does not offset the carrying values recognized in the balance sheet for derivatives executed with the same counterparty under the same master netting agreement.
Investment Income Due and Accrued: Investment income due is investment income earned and legally due to be paid to the Company at the reporting date. Investment income accrued is investment income earned but not legally due to be paid to the Company until subsequent to the reporting date. The Company writes off amounts deemed uncollectible as a charge against investment income in the period such determination is made. Amounts deemed collectible, but over 90 days past due for any invested asset except mortgage loans in default are non-admitted. Amounts deemed collectible, but over 180 days past due for mortgage loans in default are non-admitted. The Company accrues interest income on impaired loans to the extent it is deemed collectible.
Separate Accounts: Separate accounts are established in conformity with insurance laws, are segregated from the Company’s general account and are maintained for the benefit of separate account contract holders. Separate accounts are accounted for at fair value, except the TIAA Stable Value separate account, which supports book value separate account agreements, in which case the assets are accounted for at amortized cost. Separate account liabilities

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reflect the contractual obligations of the insurer arising out of the provisions of the insurance contract.
Foreign Currency Transactions and Translation: Investments denominated in foreign currencies and foreign currency contracts are valued in U.S. dollars, based on exchange rates at the balance sheet date. Investment transactions in foreign currencies are recorded at the exchange rates prevailing on the respective transaction dates. All other asset and liability accounts denominated in foreign currencies are adjusted to reflect exchange rates at the balance sheet date. Realized and unrealized gains and losses due to foreign exchange transactions and translation adjustments are not separately reported but are collectively included in realized and unrealized capital gains and losses, respectively.
Non-Admitted Assets: For statutory accounting purposes, certain assets are designated as non-admitted assets. Changes in non-admitted assets are reported as a direct adjustment to surplus.
At December 31, the major categories of assets that are non-admitted are as follows (in millions):

	2022	2021	Change
Net deferred federal income tax asset	$2,781	$1,924	$857
Furniture and electronic data processing equipment	495	431	64
Invested assets	613	263	350
Prepaid expenses	168	142	26
Other	38	46	(8)
Total	$4,095	$2,806	$1,289
Electronic Data Processing Equipment, Computer Software, Furniture and Equipment and Leasehold Improvements: Electronic data processing (“EDP”) equipment, computer software and furniture and equipment which qualify for capitalization are depreciated over the lesser of useful life or 3 years. Office alterations and leasehold tenant improvements which qualify for capitalization are depreciated over the lesser of useful life or 5 years or the remaining life of the lease, respectively.
At December 31, the accumulated depreciation on EDP equipment, computer software, furniture and equipment and leasehold improvements is as follows (in millions):

	2022	2021

EDP equipment and computer software	$2,052	$2,029
Furniture and equipment and leasehold improvements	$148	$147
Repurchase Agreement: Repurchase agreements are agreements between a seller and a buyer, whereby the seller of securities sells and simultaneously agrees to repurchase the same or substantially the same securities from the buyer at a stated price on a specified date. Repurchase agreements are generally

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accounted for as secured borrowings. The assets transferred are not removed from the balance sheet; the cash collateral received is reported on the balance sheet with an offsetting liability reported in “Other liabilities.”
Securities Lending Program: The Company has a securities lending program whereby it may lend securities to qualified institutional borrowers to earn additional income. The Company receives collateral (in the form of cash) against the loaned securities and maintains collateral in an amount not less than 102% of the market value of loaned securities during the period of the loan. The cash collateral received is reported in “Securities lending collateral assets” with an offsetting collateral liability included in “Payable for collateral for securities loaned.” Securities lending income is recorded in the accompanying Statements of Operations in “Net investment income.”
Insurance and Annuity Premiums and Other Considerations: Life insurance premiums are recognized as revenue over the premium-paying period of the related policies. Annuity premiums and other considerations, including consideration on annuity product rollovers, are recognized as revenue when received. Deposits on deposit-type contracts are recorded directly as a liability when received. Expenses incurred when acquiring new business are charged to operations as incurred.
Reserves for Life and Health Insurance, Annuities and Deposit-type Contracts: Policy and contract reserves are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial methodology. The reserves established utilize assumptions for interest, mortality and other risks insured. Such reserves are established to provide for adequate contractual benefits guaranteed under policy and contract provisions.
Liabilities for deposit-type contracts, which do not contain any life contingencies, are equal to deposits received and interest credited to the benefit of contract holders, less surrenders or withdrawals (that represent a return to the contract holders) plus additional reserves (if any) necessitated by actuarial regulations. Funding agreements used in an investment spread capacity are also included within deposit-type contracts.
Asset Valuation Reserve and Interest Maintenance Reserve: Mandatory reserves have been established for the general account and separate account investments, where required. Such reserves consist of the AVR for potential credit-related losses on applicable general account and separate account invested assets. Changes to the AVR are reported as direct additions to or deductions from surplus. An IMR is established for interest-related realized capital gains (losses) resulting from changes in the general level of interest rates for the general account, as well as any separate accounts, not carried at fair value. Transfers to the IMR are deducted from realized capital gains and losses and are net of related federal income tax. IMR amortization, as calculated under the grouped method, is included in net investment income. Net realized capital gains (losses) are presented net of federal income tax expense or benefit and IMR

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transfer. For bonds, excluding loan-back and structured securities, losses from other-than-temporary impairments are recorded entirely to either the AVR or the IMR in accordance with the nature of the impairment.
Net Realized Capital Gains (Losses): Realized capital gains (losses), net of taxes, exclude gains (losses) deferred into the IMR and gains (losses) of the separate accounts. Realized capital gains (losses), including OTTI, are recognized in net income and are determined using the specific identification method.
Dividends Due to Policyholders: Dividends on insurance policies and pension annuity non-participating contracts in the payout phase are declared by the TIAA Board of Trustees (the “Board”) and recorded in December of each year. Dividends on pension annuity non-participating contracts in the accumulation phase are declared by the Board in February of each year, and such dividends on the various existing vintages of pension annuity contracts in the accumulation phase are credited to policyholders during the ensuing twelve month period beginning March 1.
Federal Income Taxes: Current federal income taxes are charged or credited based upon amounts estimated to be payable or recoverable as a result of operations for the current year and any adjustments to such estimates from prior years. Deferred federal income tax assets (“DTAs”) and deferred federal income tax liabilities (“DTLs”) are recognized for expected future tax consequences of temporary differences between statutory and taxable income. Temporary differences are identified and measured using a balance sheet approach whereby statutory and tax balance sheets are compared. Changes in DTAs and DTLs are recognized as a separate component of surplus except for net deferred taxes related to the unrealized appreciation or depreciation on investments, which are included in the change in unrealized capital gains (losses) on investments. Net DTAs are admitted to the extent permissible. Gross DTAs are reduced by a statutory valuation allowance if it is more likely than not that some portion or all of the gross DTA will not be realized. The Company is required to establish a tax loss contingency if it is more likely than not that a tax position will not be sustained. The amount of the contingency reserve is management’s best estimate of the amount of the original tax benefit that could be reversed upon audit, unless the best estimate is greater than 50% of the original tax benefit, in which case the reserve is equal to the entire tax benefit.
The Company files a consolidated federal income tax return with its includable insurance and non-insurance subsidiaries. The consolidating companies participate in tax allocation agreements. The tax allocation agreements provide that each member of the group is allocated its share of the consolidated tax provision or benefit, determined generally on a separate company basis, but may, where applicable, recognize the tax benefits of net operating losses or capital losses utilizable by the consolidated group. Intercompany tax balances are settled quarterly on an estimated basis with a final settlement occurring within 30 days of the filing of the consolidated return. The tax allocation agreements are not applied to subsidiaries that are disregarded under federal tax law.

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Statements of Cash Flows: Non-cash activities are excluded from the Statutory-Basis Statements of Cash Flows. These non-cash activities for the years ended December 31 include the following (in millions):

	2022	2021	2020

Exchange/transfer/conversion/distribution of invested assets	$3,678	$2,137	$3,952
Annuity dividend additions	2,099	945	1,606
Capitalized interest	302	398	416
Interest credited on deposit-type contracts	113	30	30
Additional asset information
The book/adjusted carrying value, estimated fair value, excess of fair value over book/adjusted carrying value and excess of book/adjusted carrying value over fair value of long-term bonds at December 31, is shown below (in millions):

	2022
		Excess of
	Book/Adjusted Carrying Value	Fair Value Over Book/Adjusted Carrying Value	Book/Adjusted Carrying Value Over Fair Value	Estimated Fair Value
Bonds:
U.S. governments	$17,563	$84	$(1,884)	$15,763
All other governments	4,092	57	(409)	3,740
States, territories and possessions	750	8	(21)	737
Political subdivisions of states, territories, and possessions	1,104	2	(137)	969
Special revenue and special assessment, non-guaranteed agencies and government	20,733	73	(2,442)	18,364
Credit tenant loans	496	2	(69)	429
Industrial and miscellaneous	145,976	791	(17,974)	128,793
Hybrids	523	26	(41)	508
Parent, subsidiaries and affiliates	—	—	—	—
Bank loans	11,003	45	(279)	10,769
Total	$202,240	$1,088	$(23,256)	$180,072

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	2021
		Excess of
	Book/Adjusted Carrying Value	Fair Value Over Book/Adjusted Carrying Value	Book/Adjusted Carrying Value Over Fair Value	Estimated Fair Value
Bonds:
U.S. governments	$20,035	$3,320	$(153)	$23,202
All other governments	4,418	428	(58)	4,788
States, territories and possessions	736	132	—	868
Political subdivisions of states, territories, and possessions	930	86	(1)	1,015
Special revenue and special assessment, non-guaranteed agencies and government	20,979	1,958	(12)	22,925
Credit tenant loans	10,999	1,353	(19)	12,333
Industrial and miscellaneous	130,766	12,216	(601)	142,381
Hybrids	497	91	(1)	587
Parent, subsidiaries and affiliates	285	—	(3)	282
Bank loans	8,072	57	(31)	8,098
Total	$197,717	$19,641	$(879)	$216,479
Unrealized Losses on Bonds, Preferred Stocks and Unaffiliated Common Stocks: The gross unrealized losses and estimated fair values for securities by the length of time that individual securities are in a continuous unrealized loss position are shown in the table below (in millions):

	Less than twelve months			Twelve months or more
	Amortized Cost	Gross Unrealized Loss	Estimated Fair Value	Amortized Cost	Gross Unrealized Loss	Estimated Fair Value
December 31, 2022
Loan-backed and structured bonds	$42,632	$(4,245)	$38,387	$5,388	$(935)	$4,453
All other bonds	112,477	(13,344)	99,133	19,566	(4,565)	15,002
TOTAL BONDS	$155,109	$(17,589)	$137,520	$24,954	$(5,500)	$19,455
Unaffiliated common stocks	3,858	(697)	3,161	891	(156)	735
Preferred stocks	165	(49)	116	18	(18)	—
TOTAL BONDS AND STOCKS	$159,132	$(18,335)	$140,797	$25,863	$(5,674)	$20,190

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	Less than twelve months			Twelve months or more
	Amortized Cost	Gross Unrealized Loss	Estimated Fair Value	Amortized Cost	Gross Unrealized Loss	Estimated Fair Value
December 31, 2021
Loan-backed and structured bonds	$4,594	$(97)	$4,497	$1,087	$(100)	$987
All other bonds	17,138	(438)	16,700	4,845	(337)	4,508
TOTAL BONDS	$21,732	$(535)	$21,197	$5,932	$(437)	$5,495
Unaffiliated common stocks	698	(23)	675	111	(9)	102
Preferred stocks	13	(1)	12	22	(20)	2
TOTAL BONDS AND STOCKS	$22,443	$(559)	$21,884	$6,065	$(466)	$5,599
Based upon the Company’s current evaluation of these securities in accordance with its impairment policy, the Company has concluded that these securities are not other-than-temporarily impaired. Additionally, the Company currently intends and has the ability to hold the securities with unrealized losses for a period of time sufficient for them to recover.
Mortgage Loan Diversification: The following tables set forth the mortgage loan portfolio by property type and geographic distribution as of December 31:

	2022	2021
Mortgage Loans by Property Type (Commercial & Residential)	% of Total	% of Total
Office buildings	27.0%	27.5%
Apartments	25.0	24.7
Shopping centers	18.1	20.5
Industrial buildings	17.4	15.3
Other-commercial	10.7	10.5
Residential	1.8	1.5
TOTAL	100.0%	100.0%

	2022		2021
	% of Total		% of Total
Mortgage Loans by Geographic Distribution	Commercial	Residential	Commercial	Residential
Pacific	22.2%	39.4%	20.8%	38.0%
South Atlantic	17.3	15.6	19.2	16.9
Middle Atlantic	17.3	20.0	16.3	18.7
South Central	10.7	8.8	11.3	9.5
North Central	8.8	3.6	8.2	3.3
New England	8.2	6.1	7.5	6.4
Other	15.5	6.5	16.7	7.2
TOTAL	100.0%	100.0%	100.0%	100.0%
Regional classification is based on American Council of Life Insurers regional chart. See below for details of regions.
South Atlantic states are DE, DC, FL, GA, MD, NC, SC, VA and WV

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Pacific states are AK, CA, HI, OR and WA
South Central states are AL, AR, KY, LA, MS, OK, TN and TX
Middle Atlantic states are PA, NJ and NY
North Central states are IA, IL, IN, KS, MI, MN, MO, NE, ND, OH, SD and WI
New England states are CT, MA, ME, NH, RI and VT
Other comprises investments in Mountain states (AZ, CO, ID, MT, NV, NM, UT and WY), Australia, Canada and United Kingdom.
Net Investment Income: The components of net investment income for the years ended December 31, are as follows (in millions):

	2022	2021	2020
Bonds	$8,649	$8,667	$8,772
Stocks	281	231	121
Mortgage loans	1,482	1,429	1,388
Real estate	409	382	333
Derivatives	270	215	204
Other invested assets	2,612	3,274	2,022
Cash, cash equivalents and short-term investments	9	—	3
Total gross investment income	13,712	14,198	12,843
Less investment expenses	(1,240)	(1,070)	(1,064)
Net investment income before amortization of IMR	12,472	13,128	11,779
Plus amortization of IMR	532	414	380
NET INVESTMENT INCOME	$13,004	$13,542	$12,159
Realized Capital Gains and Losses: The net realized capital gains (losses) on sales, redemptions and write-downs due to OTTI for the years ended December 31, are as follows (in millions):

	2022	2021	2020
Bonds	$(347)	$832	$1,382
Stocks	(1,336)	45	46
Mortgage loans	(5)	(6)	—
Real estate	(1)	204	27
Derivatives	459	152	1
Other invested assets	(1,219)	(633)	(538)
Cash, cash equivalents and short-term investments	(87)	(23)	10
Total before capital gains taxes and transfers to IMR	(2,536)	571	928
Transfers to IMR	(78)	(923)	(1,678)
Net realized capital losses less capital gains taxes, after transfers to IMR	$(2,614)	$(352)	$(750)
Federal Income Taxes: By charter, the Company is a stock life insurance company operating on a non-profit basis. However, the Company has been fully subject to federal income taxation as a stock life insurance company since January 1, 1998.

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Appendix A — Management of TIAA
The TIAA Real Estate Account has no officers or directors and no TIAA Trustee or executive officer receives compensation from the Account. The Trustees and certain principal executive officers of TIAA as of April 15, 2023, their years of birth, and their principal occupations during at least the past five years are as follows:

TRUSTEES
Name & Year of Birth	Principal Occupations During Past 5 Years
James R. Chambers Chairman of the TIAA Board of Trustees YOB: 1957
Director, President and Chief Executive Officer (2013 to 2016), and Special Advisor, Board (2016), Weight Watchers International, Inc. Chairman (2018 to present), Director (2012 to present), Big Lots, Inc. Investment Committee Member (2021 to present), Atlantic Health Systems. Strategic Advisor to the Board, Ocean Spray (2022 to present).

Priya Abani YOB: 1975	President, Chief Executive Officer and Director, Alive Cor Inc. (2019 to present). General Manager, Alexa Voice Service team, Amazon, Inc. (2016 to 2019). Director, Jacobs Engineering Group, Inc. (2021 to present).
Samuel R. Bright YOB: 1984
Vice President and General Manager of Google Play at Google (2023 to present). Chief Product and Experience Officer, Upwork (2020 to 2022). Vice President, General Manager – Verticals (2019 to 2020); Vice President, Soft Goods (2018 to 2019); Senior Director, Art & Collectibles (2016 to 2018); and a series of other M&A and Strategic Partnership roles (2012 to 2016), eBay. President and Board Member of certain Upwork subsidiaries (2020 to 2022). Advisory Council Member, Smithsonian National Postal Museum (2019 to 2022). Board Member, Benetech (2016 to 2021).

Jason E. Brown YOB: 1978	CEO, MRO Corp. (2022 to present). CEO, Discovery Health Partners (2018 to 2022). President, Evolent Health (2014 to 2018). Board Member, YMCA Chicago.
Jeffrey R. Brown YOB: 1968	Josef and Margot Lakonishok Professor of Business and Dean of the Gies College of Business at the University of Illinois at Urbana-Champaign (2015 to present). Chair (2019 to present) and Member (2016 to present), Board of Managers of Illinois Global Gateway, LLC. Member, Board of Managers of University of Illinois Research Park (2019 to present). Member, Carle Foundation Finance Committee (2020 to 2022). Board Member (2020 to present), Executive Vice Chair (2022 to present), and President (2023 to present), Prairielands Council, Scouting BSA.
Lisa W. Hess YOB: 1955	President and Managing Partner, SkyTop Capital (2010 to 2020). Director, Radian Group, Inc. (2011 to present). Director, TIAA, FSB (a wholly owned subsidiary of TIAA) (2015 to present).
Edward M. Hundert, M.D. YOB: 1956	Dean for Medical Education, Associate Director of the Center for Bioethics and Daniel D. Federman, M.D. Professor in Residence of Global Health and Social Medicine and Medical Education, Harvard Medical School (2014 to present). Faculty member, Massachusetts General Hospital Center for Law, Brain and Behavior (2011 to present).
Gina L. Loften YOB: 1965	Chief Technology Officer for the US at Microsoft Corporation (2019 to 2021). Chief Technology Officer for IBM North American Consulting Services (2018 to 2019), Chief Innovation Officer for IBM (2015 to 2018). Director, TTEC (2021 to present). Director, Thoughtworks (2021 to present). Director, Foursquare (2021 to present). Board Member, Modernizing Medicine (2021 to present). Director, Interwell Health (2022 to present). Director, NC School of Science and Mathematics Foundation (2021 to present). Board Member, North Carolina A&T Foundation (2021 to present). Advisory Board Member, North Carolina A&T School of Engineering (2021 to present). Director, DECODE (2021 to present).

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TRUSTEES
Name & Year of Birth	Principal Occupations During Past 5 Years
La June Montgomery Tabron YOB: 1962	President and CEO of the W.K. Kellogg Foundation (2014 to present). Board Member, Kellogg Company, Chair of the W.K. Kellogg Trust (2014 to present). Director, Bronson Healthcare Group (2011 to present). Board Member, Detroit Regional Partnership (2019 to present). Trustee, Upjohn Institute for Employment Research (2022 to present).
Maureen O’Hara YOB: 1953
R.W. Purcell Professor of Finance, Johnson Graduate School of Management, Cornell University (1992 to present), where she has taught since 1979. Professor of Finance, University of Technology Sydney (2016 to 2018). Director, National Bureau of Economic Research (2021 to present). Executive Advisor, Symbiont (2015 to present). Executive Advisor, Ava Labs, Inc. (2019 to present). Executive Advisor, BMLL Technologies (2022 to present).

Dorothy K. Robinson YOB: 1951	Senior Of Counsel, K&L Gates (2016 to present). Senior Counselor to the President (2014 to 2015), General Counsel (1986 to 2014), and Vice President (1995 to 2014), Yale University. Trustee, Swarthmore College (2019 to present). Trustee, Yale University Press, London (2015 to present). Director, Oak Spring Garden Foundation (2018 to present). Director, TIAA, FSB (a wholly owned subsidiary of TIAA) (2015 to present).
Ramona E. Romero YOB: 1962	Vice President & General Counsel (2019 to present) and General Counsel (2014 to 2019), Princeton University. General Counsel, US Department of Agriculture (2011 to 2014). Senior Counsel and Corporate Counsel, E.I. du Pont de Nemours & Company (1998 to 2011). Trustee, Barnard College (2019 to present). Trustee, Legal Services of New Jersey (2020 to present). Director, National Association of Women Lawyers (2022 to present). Member, Presidential Commission on White House Fellowships (2021 to present).
Kim M. Sharan YOB: 1957
Founder and CEO, Kim M. Sharan, LLC (2014 to present). Consultant, The Council (2021 to present). Managing Partner, Connective Partners (2022 to present). CEO, The Acelera Connective (2022 to present). President of Financial Planning and Wealth Strategies and Chief Marketing Officer, Ameriprise Financial (2005 to 2014). Board Member, PartnerHere (2014 to present). Director, Ag Resource Management (2023 to present). Executive Advisor, Own the Room (2016 to present). Executive Advisor, Hearsay Social (2019 to 2021). Executive Advisor, Girls, Inc. (2020 to present). Executive Advisor, Yext (2016 to 2018 and 2021 to 2022). Executive Advisor, Vera Health (2021 to present). Director, Council for Economic Education (2021 to present). Director, TIAA, FSB (a wholly owned subsidiary of TIAA) (2020 to present).

Marta Tienda YOB: 1950	Professor Emeritus (2021 to present), Maurice P. During ’22 Professor in Demographic Studies (1999 to 2021) and Professor of Sociology and Public Affairs (1997 to 1999), Princeton University. President, American Academy of Political and Social Science (2021 to present). Director, Robin Hood Foundation (2017 to present). External Fellow, American Institutes for Research (2017 to present). Trustee, Urban Institute (2019 to present). Director, Holdsworth Center (2019 to present).
OFFICER-TRUSTEES
Name & Year of Birth	Principal Occupations During Past 5 Years
Thasunda Brown Duckett YOB: 1973	President and Chief Executive Officer of TIAA (2021 to present).
Prior positions: Chief Executive Officer, Consumer Banking (2016 to 2021) and Chief Executive Officer, Chase Auto Finance (2013 to 2016) at JPMorgan Chase & Co. Director, Nike, Inc. (2019 to present). Director, Brex (2022 to present).

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OFFICERS
Name & Year of Birth	Principal Occupations During Past 5 Years
Colbert Narcisse YOB: 1965
Senior Executive Vice President, Chief Product and Business Development Officer, TIAA; Manager, TIAA-CREF Individual & Institutional Services, LLC. Prior positions: Executive Vice President, National Wealth Advisory Services; Senior Managing Director, National Wealth Advisory Services, TIAA. Managing Director and the Head of International Wealth Management at Morgan Stanley (2017 to 2019).

Christine E. Dugan YOB: 1963
Executive Vice President and Product General Manager – Institutional Lifetime Income, TIAA. Prior positions: Senior Vice President, Chief Actuary, TIAA. U.S. Life M&A Leader at Willis Towers Watson (2016 to 2018).

Christopher Baraks YOB: 1970	Senior Vice President, Chief Accounting Officer and Corporate Controller, TIAA and CREF. Prior positions: Vice President, Head of Tax, TIAA and CREF.

PORTFOLIO MANAGEMENT TEAM
Name & Year of Birth	Principal Occupations During Past 5 Years
Chris Burk YOB: 1971
Managing Director, Portfolio Manager, Head of TIAA Real Estate Account (since January 2023). Prior positions: Managing Director, Co-Portfolio Manager, Co-Head of TIAA Real Estate Account (September 2022 to December 2022); Managing Director, Senior Portfolio Manager, Real Estate, TIAA (March 2020 to September 2022). Senior Director, Real Estate Portfolio Management, TIAA (2018 to 2020). Senior Director, Regional Head of Acquisitions, TIAA (2017 to 2018).

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Appendix B — Special terms
Accumulation: The total value of your accumulation units in the Real Estate Account.
Accumulation Period: The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.
Accumulation Unit: A share of participation in the Real Estate Account for someone in the accumulation period. The Account’s accumulation unit value changes daily.
Annuity Unit: A measure used to calculate the amount of annuity payments due a contract owner.
Beneficiary: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.
Business Day: Any day the New York Stock Exchange (“NYSE”) or its affiliated exchanges NYSE Arca Equities or NYSE American (collectively with NYSE, the “NYSE Exchanges”) is open for trading. A Business Day generally ends at 4 p.m. Eastern Time or when trading closes on the NYSE Exchanges, if earlier. A Business Day may end early only as of the latest closing time of the regular (or core) trading session of any of the NYSE Exchanges.
Calendar Day: Any day of the year. Calendar days end at the same time as business days.
Commuted Value: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.
Contracts: Individual and group variable annuity contracts issued by TIAA.
Eligible Institution: A non-profit institution, including any governmental institution, organized in the United States.
ERISA: The Employee Retirement Income Security Act of 1974, as amended.
General Account: All of TIAA’s assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.
Good Order: Actual receipt of an order along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your complete application (or complete request for redemptions, transfers, withdrawals or payment of death or other benefits), and any other information or supporting documentation we may require. With respect to purchase requests, “good order” also generally includes receipt of sufficient funds by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in “good order” and reserve the right to change or waive any “good order” requirement at any time either in general or with respect to a particular plan,

152	TIAA Real Estate Account ■ Prospectus

contract or transaction. In addition, it is also possible that if we are unable to reach you to obtain additional or missing information relating to incomplete applications, or transaction requests that are not in “good order,” the transaction may be cancelled.
Income Change Method: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month.
Separate Account: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited to or charged against its own assets, without regard to TIAA’s other income, gains or losses.
Valuation Day: Any business day.
Valuation Period: The time from the end of one valuation day to the end of the next.
For purposes of this prospectus, the term “we” refers collectively to the Account and the TIAA officers that provide management services to the Account, as well as TIAA and Services, both of which provide services for the Account.

TIAA Real Estate Account ■ Prospectus	153

How to reach us

By mail	Insurance planning center
Send all notices, forms, requests or payments to:	After-tax annuities and life insurance For an existing policy or contract
TIAA P.O. Box 1259 Charlotte, NC 28201	800-223-1200 To apply for a new policy or contract 877-825-0411
TIAA website	8 a.m. to 8 p.m. (ET), Monday–Friday
Account performance, personal account information and transactions, product descriptions, and information about investment choices and income options	For the hearing- or speech-impaired 800-842-2755 8 a.m. to 10 p.m. (ET), Monday–Friday
TIAA.org 24 hours a day, 7 days a week	TIAA Brokerage Services
Automated telephone service (ATS)	Self-directed brokerage accounts for investing in stocks, bonds and mutual funds
Check account performance and accumulation balances, change allocations, transfer funds and verify credited premiums	800-927-3059 8 a.m. to 7 p.m. (ET), Monday–Friday
800-842-2252 24 hours a day, 7 days a week	TIAA-CREF Tuition Financing, Inc. Tuition financing programs
888-381-8283
National Contact Center	8 a.m. to 8 p.m. (ET), Monday–Friday
Account services, retirement saving and planning, income options and payments, beneficiary services and tax reporting	Advisor services
800-842-2252 8 a.m. to 10 p.m. (ET), Monday–Friday	888-842-0318 8 a.m. to 7:30 p.m. (ET), Monday–Friday

Planning and service center
TIAA-CREF mutual funds
800-223-1200 8 a.m. to 6 p.m. (ET), Monday–Friday

©2023 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, 730 Third Avenue, New York, NY 10017-3206	1

Printed on paper containing recycled fiber	A10989 (5/23)